Exhibit 99.1

ALJ/CTP/JSJ/mph	Date of Issuance 10/26/2021

Decision 21-10-025 October 21, 2021

BEFORE THE PUBLIC UTILITIES COMMISSION OF THE STATE OF CALIFORNIA

Second Application of Southern California Edison Company (U 338-E) for Authority to Issue Recovery Bonds for Certain Costs and Expenses Pursuant to Public Utilities Code Section 850 et seq.	Application 21-06-016

FINANCING ORDER AUTHORIZING SOUTHERN CALIFORNIA EDISON

COMPANY’S SECOND ISSUANCE OF

RECOVERY BONDS PURSUANT TO ASSEMBLY BILL 1054

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7.9.	Implications of Nonbypassable Charges for Departing Load	54
7.10.	Billing	55
7.11.	Billing and Collection Services	56
7.12.	Periodic Reporting	61
8.	The Required Contents of the Financing Order	62
9.	Continued Reporting Compliance	62
10.	Fees	63
11.	Irrevocable Financing Order	64
12.	SCE’s Written Consent to Be Bound By Financing Order	64
13.	Rehearing and Judicial Review	65
14.	Reduction of Comment Period	66
15.	Assignment of Proceeding	68
Findings of Fact		68
Conclusions of Law		77
ORDER		94

Glossary of Terms

ATTACHMENT 1 – Cash Flow Model

ATTACHMENT 2 – Form of Issuance Advice letter

ATTACHMENT 3 – Form of Routine True-Up Mechanism Advice Letter

ATTACHMENT 4 – Form of Non-Routine True-Up Mechanism Advice Letter

ATTACHMENT 5 – List of Estimated Upfront Financing Costs

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FINANCING ORDER AUTHORIZING SOUTHERN CALIFORNIA EDISON

COMPANY’S SECOND ISSUANCE OF

RECOVERY BONDS PURSUANT TO ASSEMBLY BILL 1054

Summary

This Financing Order grants in part and denies in part the second application of Southern California Edison Company (SCE) for authority under Assembly Bill 1054 and Public Utilities Code (Pub. Util.) Code §§ 850 and 850.1 to issue Recovery Bonds to recover certain wildfire-related capital expenditures, certain operations and maintenance expenses, and certain uncollectible bad debts expense amassed during the COVID-19 pandemic, as well as financing costs related to issuing the Recovery Bonds.

As discussed herein, this Financing Order authorizes SCE to issue Recovery Bonds to recover approximately $526 million in capital expenditures and applicable financing costs, resulting in a ratepayer savings of approximately $403 million compared to traditional utility financing mechanisms on a net present value basis. The precise amount of savings will depend on several factors that are not known at this time, such as the term and interest rate on the Recovery Bonds. The Recovery Bonds will be issued by a legally separate Special Purpose Entity, which will transfer the Recovery Bonds proceeds to SCE in exchange for the right to receive revenues to repay the Recovery Bonds’ principal, interest, and related costs.

The Recovery Bonds’ principal, interest, and related costs will be recovered via a surcharge called the Fixed Recovery Charge. All Consumers of electricity in SCE’s service territory will be required to pay the Fixed Recovery Charge, except for those Consumers that are exempt pursuant to Pub. Util. Code § 850.1(i). Pursuant to Pub. Util. Code § 850.1(e), the provisions in this Financing Order authorizing the issuance of the Recovery Bonds and the recovery of Recovery Bond principal, interest, and certain other Recovery Bond-related costs from Consumers are irrevocable.

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This Financing Order modifies and approves SCE’s Recovery Bond securitization transaction structure. It denies SCE’s request to use the Commission’s Advice Letter process for subsequent requests for Recovery Bond approval.

This proceeding is closed.

1.	Procedural Background

On June 23, 2021, Southern California Edison Company (SCE) filed the instant application and served accompanying testimony. On July 15, 2021, The Utility Reform Network (TURN), Energy Producers and Users Coalition (EPUC), California Large Energy Consumers Association (CLECA), and Public Advocates Office of the California Public Utilities Commission (Cal Advocates) filed protests. San Diego Gas & Electric Company (SDG&E) and Pacific Gas and Electric Company (PG&E) filed motions for party status, which were subsequently granted.

A Prehearing Conference was held on July 28, 2021, and the Assigned Commissioner’s Scoping Memo and Ruling (Scoping Memo) was issued on August 4, 2021.1 Pursuant to the scheduled set forth in the Scoping Memo and Ruling, the following Intervenors served testimony on August 17, 2021: CLECA, EPUC, and TURN. SCE and CLECA each served rebuttal testimony on August 18, 2021. While the Scoping Memo provided opportunity for a party to file a Motion for an evidentiary hearing, no party filed a motion requesting an evidentiary hearing.

[1]	The Scoping Memo was amended on August 12, 2021.

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Cal Advocates, CLECA, EPUC, SCE, and TURN filed opening and reply briefs on August 30, 2021, and September 3, 2021, respectively. Five members of the public submitted comments to the Commission’s Docket Card for this proceeding, each raising concerns about potential rate increases caused by SCE’s application.

On August 30, 2021, the parties filed a Joint Motion for the Admission of Evidence, which identified and stipulated to the request of all parties for admission of evidence into the record, and which is hereby granted.

2.	Statutory Scheme and SCE’s Application

On July 12, 2019, Governor Newsom signed into law Assembly Bill No. 1054 (AB 1054) (Stats. 2019, Ch.79), which amended Public Utilities Code Division 1, Part 1, Chapter 4, Article 5.8, commencing with § 850.2 Public Utilities Code Article 5.8 was later amended by Assembly Bill 913 (AB 913) (Stats. 2020, Ch.253, Sec. 2), which amended Division 1, Part 1, Chapter 4, Article 5.8, commencing with § 850. AB 1054 and AB 913 can each authorize the issuance of Recovery Bonds, primarily through §§ 850 and 850.1.

SCE’s Application, in part, addresses the handling of Commission- approved “fire risk mitigation capital expenditures” (as stated in § 8386.3(e)). In sum, the first $5 billion of such expenditures by large electrical corporations are subject to Equity Rate Base Exclusion. This is to say, these specific expenditures can be funded by Recovery Bonds that are backed by nonbypassable ratepayer charges (except for those enrolled in the California Alternative Rates for Energy (CARE) or Family Electric Rate Assistance (FERA) programs3). In this way, the

[2]	All statutes referred to herein are from the Public Utilities Code unless otherwise noted.
[3]	§ 850.1(i) expressly provides that fixed recovery charges must not be imposed on CARE or FERA Consumers.

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expenditures are not part of the utilities’ ratebase and instead more favorable financing terms are available through the sale of Recovery Bonds in the financial market, which is intended to reduce, to the maximum extent possible, on a net present value basis, the rates that Consumers4 would pay for such expenditures as compared to traditional utility finance mechanisms.

§ 850(a)(2) allows these utilities to request authorization to finance such expenditures, as well as wildfire-related costs and expenses, through a financing order brought pursuant to § 850.1.5 On September 29, 2020, the California Legislature passed AB 913, adding § 850(a)(3). That section authorizes an electrical corporation to file an application requesting a financing order to authorize the recovery of certain calendar year 2020 unrecoverable costs. This statute identifies the requirement for the substance and timing for processing a utility application for such a financing order, which is then subject to the § 850.1 criteria (in the same manner as AB 1054).6,7 This statutory scheme also directs the Commission to establish procedures for further such financing orders.8

[4]

§ 850(b)(3) states: “’Consumer’ means any individual, governmental body, trust, business entity, or nonprofit organization that consumes electricity that has been transmitted or distributed by means of electric transmission or distribution facilities, whether those electric transmission or distribution facilities are owned by the consumer, the electrical corporation, or any other party.” For purposes of this Financing Order, Consumer refers to those in Southern California Edison Company’s Service Territory as of the date of this Financing Order.

[5]

§ 850(a)(2) authorizes “recovery of costs and expenses related to catastrophic wildfires, including fire risk mitigation capital expenditures identified in subdivision (e) of Section 8386.3… by means of a financing order.”

[6]

§ 850(a)(2) authorizes “recovery of costs and expenses related to catastrophic wildfires, including fire risk mitigation capital expenditures identified in subdivision (e) of Section 8386.3… by means of a financing order.”

[7]	§ 850.1(a)(1)(A).
[8]	§ 850.1(a)(1)(B).

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Pursuant to § 3280(n), the Legislature has allocated 31.5 percent of the $5 billion Equity Rate Base Exclusion to SCE, yielding an SCE share of $1.575 billion (Total AB 1054 CapEx). In D.20-11-007, the Initial AB 1054 Capital Expenditure Decision, the Commission approved SCE’s Application for issuance of a Financing Order for an initial series of $326,981,000 in securitization bonds for some SCE’s fire risk capital expenditures and wildfire related costs and expenditures pursuant to its Grid Safety and Resiliency Program. The initial Recovery Bond offering closed on February 24, 2021. SCE provided a summary of that transaction in Exhibit SCE-01 of SCE’s current application. An implication of D.20-11-007 is that SCE’s remaining authorization for wildfire- related securitization limit pursuant to § 3280(n) is now approximately $1,248,000,000.

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In this proceeding, SCE seeks a total recovery of approximately $1,014,476,000 million, comprised of these elements:

1.

$218,573,209 in fire risk mitigation capital expenditures approved in SCE’s General Rate Case Track 2 (Track 2 AB 1054 CapEx). SCE incurred the Track 2 AB 1054 CapEx pursuant to its General Rate Case Track 2 Settlement Agreement, which was approved by this Commission in D.21-01-012. D.21-01-012 authorized SCE’s 2019 wildfire mitigation capital expenditures and determined those expenditures to be just and reasonable under § 451. The Track 2 AB 1054 CapEx consists of the portion of the approved capital expenditures that SCE incurred on or after August 1, 2019 (the first day of the first month following AB 1054’s effective date). D.21-01-012 approved an applicable rate of return on those costs that would be consistent with their exclusion as wildfire capital expenditures in accordance with § 8386.3(e).[9]

2.

$299,008,000 of the wildfire mitigation capital expenditures approved in D.21-08-036, SCE’s GRC Track 1 Decision, and incurred prior to issuance of this Financing Order (Track 1 AB 1054 CapEx). The Track 1 AB 1054 CapEx is a subset of SCE’s 2021 wildfire mitigation costs.[10],[11]

3.

$401,000,000 that was approved in D.21-01-012 as just and reasonable wildfire-related operations and maintenance (O&M) expenses. SCE seeks recovery of these expenses as related to catastrophic wildfires, asserting that these O&M expenses may be recovered pursuant to § 850(a)(2).[12]

4.	$77,653,540 in 2020 Residential Uncollectible Expenses (Uncollectibles) pursuant to AB 913.

[9]

For our purposes in this Financing Order, D.21-01-012’s approval of the application of § 8386.3(e) can be better understood as referring to such rate of return as the equivalent (and as found in this present application) of the Pre-Securitization Debt Financing Costs (as described and defined below): in brief, it means that SCE would have been entitled to receive a revenue requirement for these costs that provided it a rate of return that covered the cost of debt for such expenditure outlays, but which now will be covered as the Pre-Securitization Debt Financing Cost for the Bond. See e.g., Advice 4412-E, p. 2, n. 2 (February 5, 2021), available at: https://library.sce.com/content/dam/sce- doclib/public/regulatory/filings/pending/electric/ELECTRIC_4412-E.pdf

[10]

Track 1 AB 1054 CapEx’s $299 million is a reflection of the remaining amount excluded from equity rate base from the authorized total of $1,575 million, after taking into consideration each of the following: D.20-11-007’s $373 million; Track 2 AB 1054 CapEx’s $219 million; and the $730 million of wildfire mitigation capital expenditures excluded from rate base but still pending before the Commission in SCE’s GRC Track 3.

[11]

Such portions of Track 1 AB 1054 CapEx that SCE has incurred prior to the issuance of this Financing Order may be added to the final principal amount of the Recovery Bonds to be issued pursuant to this Financing Order and the final principal amount shall be reflected in the Issuance Advice Letter.

[12]

SCE argues that because §850(a)(2) reads in part that there can be recovery of “cost and expenses related to catastrophic wildfires, including fire risk mitigation capital expenditures identified in subdivision (e) of section 8386.3” (emphasis added), therefore “cost and expenses related to catastrophic wildfires” may be interpreted to include wildfire-related O&M. This important question is addressed in this decision, in all contexts in which it comes into play.

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5.

$18,241,000 million in related costs, comprised of $9,488,000 in Debt Financing Costs (this is the cost of the debt that SCE is incurring on the $517,581,000 of Track 1 and Track 2 AB 1054 CapEx until the Recovery Bonds are sold on the financial market) and $8,753,000 in the securitization bond Upfront Financing Costs (the cost of everything related to issuing the Recovery Bonds).[13],[14]

To enable such securitization, SCE seeks permission to create a wholly- owned yet legally separate subsidiary, designated as a Special Purpose Entity (SPE), as described below, or to use the SPE created to finance the Initial AB 1054 CapEx (the Existing SPE), whichever course is determined to be most appropriate approach for the Recovery Bonds. Special Purpose Entities exist solely to issue Recovery Bonds.

The Recovery Bonds would be funded by a Fixed Recovery Charge, which would be a property right. It would be sold by SCE to the SPE. It would also necessarily include a true-up advice letter mechanism, which would allow for adjustment of the Fixed Recovery Charge at least annually, and as required, to ensure that the SPE would have sufficient funds recovered to be able to pay debt service on the Recovery Bonds and ongoing financing costs.

SCE’s Application is the second of a series of proposed securitization financing transactions.15 SCE submitted this Second Financing Order Application pursuant to the procedure set forth in D.20-11-007, which established the procedure for the Commission to efficiently review additional such SCE applications. SCE also requested an expedited 120-day approval of this Application.

[13]	The complete list of all possible costs that may be applicable in the sale of bonds is codified in § 850(b)(4).
[14]	SCE’s Application proposes that the final amount of Upfront Financing Costs will be submitted for approval by the Commission pursuant to an Issuance Advice Letter.
[15]

In its initial Financing Order Application, SCE indicated its intention to seek future financing orders to finance through securitization other § 850 et seq. costs and expenses, including the remainder of the Total AB 1054 CapEx and SCE’s wildfire-related O&M expenses.

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3.	Jurisdiction

In this application, SCE seeks authority to issue bonds to securitize capital expenditures, wildfire-related O&M expenses, and Uncollectible bad debt expenses. AB 1054 provides that utilities may seek approval from the Commission to securitize cost and expenses related to catastrophic wildfires that are just and reasonable, in the public interest, and maximize ratepayer savings.16 AB 913 provides that utilities may also seek authority to securitize certain uncollectible bad debt expenses that exceed the amount authorized in the utilities’ general rate case.17

[16]

§ 850(a)(2) provides that: “If an electrical corporation submits an application for recovery of costs and expenses related to catastrophic wildfires, including fire risk mitigation capital expenditures identified in subdivision (e) of Section 8386.3, in a proceeding to recover costs and expenses in rates and the commission finds that some or all of the costs and expenses identified in the electrical corporation’s application are just and reasonable pursuant to Section 451, the electrical corporation may file an application requesting the commission to issue a financing order to authorize the recovery of those just and reasonable costs and expenses by means of a financing order, with those costs and expenses being recovered through a fixed charge pursuant to this article. This paragraph does not apply for costs and expenses incurred by the electrical corporation after December 31, 2035.”

[17]

§ 850(a)(3)(A) provides that a utility may request authority from the Commission to securitize and amount “equal to the residential and small business customer bad debt expense recorded for that year that exceeds the bad debt expense for that year that was adopted by the commission in the general rate case, if the incremental uncollectible amount is otherwise eligible for recovery in rates.” See also § 850(a)(3)(A)(ii).

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To securitize eligible costs and expenses, the utility must receive authority to issue a Recovery Bond, a security whose purpose is for the utility to recover certain costs from issuing bonds.18 The Recovery Bond is securitized by Recovery Property,19 which, among other things, consists of a Fixed Recovery Charge20 (i.e., nonbypassable fee) that is approved in the Financing Order (instant decision).21 The nonbypassable fee is assessed on customers within the utilities’ distribution service territory, except for customers participating in the CARE or FERA programs.

[18]

§ 850 (b)(9) provides that “Recovery bonds” means bonds, notes, certificates of participation or beneficial interest, or other evidences of indebtedness or ownership, issued pursuant to an executed indenture or other agreement of a financing entity, the proceeds of which are used, directly or indirectly, to recover, finance, or refinance recovery costs, and that are directly or indirectly secured by, or payable from, recovery property.

[19]

§ 850(b) (11)(A) provides that “Recovery property” means the property right created pursuant to this article, including, without limitation, the right, title, and interest of the electrical corporation or its transferee: (i) In and to the fixed recovery charges established pursuant to a financing order, including all rights to obtain adjustments to the fixed recovery charges in accordance with Section 850.1 and the financing order. . . (C) “Recovery property” shall constitute a current property right, notwithstanding the fact that the value of the property right will depend on consumers using electricity or, in those instances where consumers are customers of the electrical corporation, the electrical corporation performing certain services.

[20]

§ 850(b) (7) provides that “Fixed recovery charges” means those nonbypassable rates and other charges, including, but not limited to, distribution, connection, disconnection, and termination rates and charges, that are authorized by the commission in a financing order to recover both of the following . . .”

[21]

§ 850(b) (6) provides that “Financing order” means an order of the commission adopted in accordance with this article, which shall include, without limitation, a procedure to require the expeditious approval by the commission of periodic adjustments to fixed recovery charges and to any associated fixed recovery tax amounts included in that financing order to ensure recovery of all recovery costs and the costs associated with the proposed recovery, financing, or refinancing thereof, including the costs of servicing and retiring the recovery bonds contemplated by the financing order.

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The Fixed Recovery Charge is irrevocable22 and funds payments to bond holders and the costs to service the bond (together, Bond Servicing Payment), among other expenses related to the securitization transaction. To ensure that the Fixed Recovery Charge is sufficient to cover the Bond Servicing Payment, § 850 provides that a true-up adjustment should be performed periodically.23

With respect to the Commission’s standard of review, § 850.1 permits the Commission to issue a Financing Order when 1) the costs that the utility seeks to recover are just and reasonable and 2) the issuance of the Recovery Bonds, including, without limitation, all material terms and conditions, interest rates, credit ratings, amortization redemption, and ratemaking treatment are:

A.	Determined to be just and reasonable;

B.	Consistent with the public interest; and

C.

The issuance of recovery bonds in connection with the fixed recovery charges, would reduce, to the maximum extent possible, the utility rates on a present value basis that consumers would pay as compared to the use of traditional utility financing mechanisms.[24]

[22]

§ 850.1(b) provides that [t]he commission may establish in a financing order an effective mechanism that ensures recovery of recovery costs through nonbypassable fixed recovery charges....... Fixed recovery charges shall be irrevocable, notwithstanding the true-up adjustment pursuant to subdivision (g).

[23]

§ 850(b)(13) provides that “True-up adjustment” means an adjustment to the fixed recovery charges as they appear on customer bills that is necessary to correct for any overcollection or undercollection of the fixed recovery charges authorized by a financing order and to otherwise ensure the timely and complete payment and recovery of recovery costs over the authorized repayment term; see also (g) The commission shall establish procedures for the expeditious processing of an application for a financing order........ The commission shall, in any financing order, provide for a procedure for periodic true-up adjustments to fixed recovery charges, which shall be made at least annually and may be made more frequently. . . .

[24]

§ 850.1 (3)(A) provides that ”[f]ollowing application by an electrical corporation, the commission shall issue a financing order if the commission determines that the following conditions are satisfied:(i) The recovery cost to be reimbursed from the recovery bonds have been found to be just and reasonable pursuant to Section 451.1 or are allocated to the ratepayers pursuant to subdivision (c) of Section 451.2. (ii) The issuance of the recovery bonds, including all material terms and conditions of the recovery bonds, including, without limitation, interest rates, rating, amortization redemption, and maturity, and the imposition and collection of fixed recovery charges as set forth in an application satisfy all of the following conditions: (I) They are just and reasonable. (II) They are consistent with the public interest. (III) The recovery of recovery costs through the designation of the fixed recovery charges and any associated fixed recovery tax amounts, and the issuance of recovery bonds in connection with the fixed recovery charges, would reduce, to the maximum extent possible, the rates on a present value basis that consumers within the electrical corporation’s service territory would pay as compared to the use of traditional utility financing mechanisms, which shall be calculated using the electrical corporation’s corporate debt and equity in the ratio approved by the commission at the time of the financing order.”

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4.	Issues Before the Commission

The Scoping Memo and Ruling sets forth the issues that the Commission must decide in this proceeding. The first four issues are the statutory requirements for § 850.1 and require a determination on whether SCE should be prohibited from issuing bonds to securitize certain types of expenses, namely wildfire-related O&M expenses. The fifth is to determine the appropriate method for allocating the Fixed Recovery Charge to SCE’s customers. Next, the Commission must determine the impacts on environmental and social justice communities, including the extent to which the Recovery Bonds impact achievement of any of the nine goals of the Commission’s Environmental and Social Justice Action Plan.

In addition, this decision will determine other issues, such as whether SCE should be permitted to submit subsequent finance order requests using the Commission’s advice letter process.

5.	Discussion

5.1.	The Costs that SCE Seeks to Recover Have Been Deemed Just and Reasonable in Previous Commission Decisions or Advice Letters

SCE seeks to securitize approximately $517 million in wildfire-related capital expenditures,25 $401 million in wildfire-related O&M expenses, and $77 million in residential uncollectible bad debts expense.

[25]

This amount is subject to exclusion pursuant to § 8386.3(e), which provides that $1.575 billion of SCE’s wildfire related expenses incurred after August 1, 2019, must be excluded from SCE’s equity rate base but may be finance through a financing order.

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With respect to the wildfire-related costs, SCE asserts that § 850(a)(2) provides for the securitization of “costs and expenses related to catastrophic wildfires, including fire risk mitigation capital expenditures identified in subdivision (e) of section 8386.3.”26 Accordingly, SCE asserts, the statute permits securitization of both fire mitigation capital expenditures and any additional costs and expenses that are related to catastrophic wildfires. SCE argues that the term “related to” has broad applicability and that the statute identifies fire risk mitigation expenditures as one example of other costs that can be financed, rather than limiting the types of wildfire-related costs that can be securitized.27

For the capital expenditures, during its 2021 GRC, SCE requested and received approval to recover its forecasted wildfire mitigation capital expenditures for the 2021 Test Year. The 2021 wildfire mitigation expenses were approved by the Commission on August 19, 2021, in D.21-08-036. Of the amount authorized, SCE seeks to securitize $299,008,000 (Track 1 AB 1054 CapEx). Also, in the 2021 GRC, SCE entered into a settlement agreement that provided for recovery of $218,573,00 in capital expenditures for wildfire-related costs incurred after August 1, 2019, and, therefore, excluded from SCE’s revenue requirement (Track 2 AB 1054 CapEx). The Commission approved the settlement agreement on January 14, 2021, in D.21-01-012. Together, Track 1 AB 1054 CapEx and Track 2 AB 1054 CapEx total $517,581,000 (Track 1 and 2 AB 1054 CapEx).

The settlement agreement also included provisions authorizing SCE to recover $401 million in wildfire-related O&M expenses.

[26]	SCE Opening Brief at 24-25.
[27]	SCE Opening Brief at 24-25.

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Finally, SCE seeks to recover Uncollectibles, which is bad debt due to residential bill underpayments from 2020. Pursuant to § 850(a)(2), SCE filed advice letter 4377-E-A demonstrating its incremental bad debts amount, which was $112 million. The Commission approved SCE’s request with an effective date of February 1, 2021. Of that amount, SCE seeks to securitize $77 million.

Intervenors do not dispute that the Commission has authorized SCE to recover from ratepayers its 2021 GRC wildfire-related capital expenditures, its O&M expenses, and its 2020 Uncollectibles. It is clear that SCE will, in one form or another, be able to recover all of the expenses it seeks in its Application.

However, CLECA, EPUC, and TURN argue that § 850(a)(2) does not permit the Commission to authorize a utility to issue bonds to recover wildfire- related O&M expenses incurred to mitigate fire risks.28 They argue that the legislative history for § 850 provides that the initial scope of the statute only covered specific wildfires. According to these parties, even though the legislature removed the article when it updated § 850 with AB 1054, given the statutory history and the usage of the article in other related provisions, § 850 (a)(2) should be read to “mean those costs and expenses arising directly from specific catastrophic wildfires.”29

[28]	Cal Advocates does not oppose SCE’s request. Cal Advocates Opening Brief at 3.
[29]	TURN Opening Brief at 6.

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Intervenors also argue that the Commission’s decision should be informed by the statutory interpretation maxim expression ‘unius est exclusion alterius.’30 Using this maxim, they argue that the passage in § 850(a)(2) stating “costs and expenses related to catastrophic wildfires, including fire risk mitigation capital expenditures”(emphasis added), means that the legislation should be interpreted to exclude any other subset of fire mitigation spending based on the use of the word “including” and that therefore O&M should be excluded because it is only an expense “related” to wildfires and not an expressly authorized “fire risk mitigation capital expenditure.”

Cal Advocates supports SCE’s interpretation of § 850(a)(2) and argues that the statute broadly defines the costs and expenses that are eligible for securitization.31

As a threshold matter, we disagree with Intervenors’ contention that § 850(a)(2) prohibits the Commission from considering wildfire mitigation expenses. Applying the statutory construction maxim in the manner argued by the Intervenors would require that the statute only cover fire risk mitigation capital expenditures — which is inconsistent with their argument that the statute also covers expenses and capital expenditures directly related to catastrophic wildfires. Accordingly, we agree with SCE and Cal Advocates that § 850(a)(2) does not preclude the Commission from considering whether the expenses and capital expenditures raised in SCE’s application should be recovered by issuing Recovery Bonds.

We find that SCE has demonstrated that the 2021 Tracks 1 and 2 AB 1054 CapEx expenditures, 2021 O&M expenses, and 2020 Uncollectibles have been reviewed and approved by the Commission for cost recovery from ratepayers.

[30]

TURN Opening Brief at 6-7. This maxim means that when one thing is specifically expressed in a statute, there is an inference that the Legislature intended to exclude others that are omitted from the statute. Thus, TURN argues that by expressly calling out one type of mitigation expenditure, the legislation meant to exclude any other subset of fire risk mitigation spending.

[31]	Cal Advocates Opening Brief at 6.

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In the next section, we will determine whether SCE can be permitted to recover these costs by invoking statutorily created provisions, including but not limited to § 850.1(a)-(e), authorizing this Commission to adopt an irrevocable financing order that allows recovery of those costs through “fixed recovery charges” to support “recovery bonds” as defined in the statute.

5.2.	Transaction Structure

In structuring the transaction and agreements for issuing and servicing the Recovery Bonds, SCE proposes mechanisms, generally used in the utility sector, that will provide favorable tax treatment and bond credit ratings. SCE will use the Cash Flow Model32 to calculate the Fixed Recovery Charge that will be assessed on its customers to finance bond payments for each series of Recovery Bonds.33 The Fixed Recovery Charge, among other things, will comprise the Recovery Property that will secure the Recovery Bonds.

Upon issuance of the Recovery Bonds, SCE will sell the Recovery Property to a Special Purpose Entity (SPE) in exchange for the Recovery Bond proceeds (net of upfront financing costs).34 The SPE, which will be a wholly-owned affiliate of SCE, will be exempt from SCE’s bankruptcy estate; thus, the Recovery Property would continue to be available to pay the debt service on the Recovery Bonds in the event that SCE was subject to a bankruptcy proceeding. The SPE will administer the bonds at a compensated rate of approximately $50,000 to $100,000 per year.35

[32]	The Cash Flow Model is found in Attachment 1 to this Financing Order.
[33]	SCE Application, Attachment 1 D1-133 to D1-135.
[34]	The SPE will issue the Recovery Bonds.
[35]

The SPE’s functions shall include preparing quarterly and annual financial statements, arranging for annual audits of the SPE’s financial statements, preparing any required income tax returns, among other things. SCE-2 at 19.

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To establish the SPE, SCE will be required contribute to the SPE 0.50 percent of the principal amount of the bonds.36 SCE will receive a return on this equity contribution in an amount that is equal to the weighted average interest rate on the Recovery Bonds.37 SCE’s return will be categorized as an ongoing financing cost for the transaction.

A Bond Trustee will perform the debt service payments to the bond holders and the payments for ongoing financing costs. To perform this function, the Recovery Property and SCE’s equity contribution will be pledged to the Bond Trustee.

To maintain the Fixed Recovery Charge of the Recovery Property, SCE will be the initial billing service provider. A service agreement between the SPE and SCE will outline the rights and obligations of the billing and collections servicing provider for the Fixed Recovery Charge. In the event that another billing service provider replaces SCE, that provider will be required to implement certain practices, procedures, and credit policies that are designed to ensure that the risk to bond holders does not increase.38

Subject to the discussion below addressing the costs to be securitized, we find that the transaction structure meets the standards for a securitization set forth in § 850.1(a)1)(A). This structure is generally used in the utility sector for similar transactions. The decision on SCE’s First Financing Order (D.20-11-007) approved the same structure.

[36]	The Internal Revenue Service requires an equity contribution to characterize the Recovery Bonds as an obligation to SCE for federal income tax purposes. (SCE-3 at 10). SCE will
[37]	The First SCE Financing Order authorized the same treatment.
[38]	SCE-3 at 28. In addition, the third-party biller should have an investment grade credit rating.

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5.2.1.	Material Terms and Conditions

Based on current market conditions, SCE estimates that it will issue three tranches of bonds, with an average coupon rate of 2.35 percent and an amortization and redemption schedule that is anticipated to not exceed 25 years from the issuance date.39 SCE does not anticipate that additional credit enhancements will be necessary;40 however, it requests authority to include them if needed to achieve a more favorable interest rate. The final terms and conditions for issuing the bonds including final schedule payment dates and final legal maturity dates must be approved by a Finance Team, comprised of the Commission staff and management, including the Commission’s General Counsel and the Director of the Energy Division. The Finance Team will review the issuance of the Recovery Bond and all related transactions. Therefore, we are directing a Finance Team to be created and it will, at the appropriate time (necessarily after this Financing Order has issued) be responsible for review and approval of the structure of the Recovery Bonds as described in this Financing Order. Approval by the Finance Team will be required in order to meet the statutory requirement set forth in § 850.1(a)(1)(A)(ii)(III). If the Finance Team approves the terms and conditions for issuing the bonds, it will send a letter informing SCE to proceed with the transaction.

[39]	However, the “legal maturity” for the latest maturing tranche of bonds will be 27 years from the issuance date. (SCE-3 at 16).
[40]	The credit enhancements include overcollateralization, letters of credit, or bond insurance. SCE-3 at 18.

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SCE asserts that the 25-year maturity date is appropriate for the capital expenditures because the related assets have a similar useful life. For the wildfire-related O&M expenses, SCE asserts that they are “closely associated with the wildfire-related capital expenditures with similar useful lives and a proposed 25-year maturity.”41 Specifically, the O&M expenses are for activities (e.g., vegetation management and improved situational awareness) “that maintain and even extend the useful life of the underlying assets.”42 SCE asserts that the residential uncollectible expenses are unique costs because they arise out of the pandemic, which is not expected to occur on a regular or predictable basis.

In addition, SCE asserts that securitizing the O&M and residential uncollectible bad debt expenses will generate saving to customers on a net present value basis, while mitigating the rate pressures without placing stress on SCE’s financial metrics.43 Avoiding rate pressures is consistent with AB 913, which was enacted in part “to avoid near-term rate spikes stemming from 2020 COVID uncollectible expenses, even though customers (including future customers) will pay more on a nominal basis.”44

With respect to ongoing maintenance of the bond, the Bond Trustee will maintain Fix Recovery Charge payments in a collection account.45 The Bond Trustee will invest all Fixed Recovery Charge collections in investment grade short-term debt securities that mature on or before each bond payment. Funds that remain in the collection account following a principal and interest bond payment will be moved to a subaccount.

41 SCE-3	at 16.
42 SCE-3	at 17.
[43]	SCE Opening Brief at 13.
[44]	SCE Opening Brief at 14-15.
[45]

For example, if needed, transaction will allow the overcollateralization for the Recovery Bonds, which means that the amounts collectible will exceed the amount required for the bond payments to ensure that the collection account has enough to cover each payment. (SCE-3 at 25).

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To ensure that the Bond Trustee has the requisite Recovery Property to service the bond, § 850 provides that the Fixed Recovery Payment should be adjusted at least annually.46 SCE proposes to adjust the Fixed Recovery Charge at least annually by submitting an advice letter with an accounting of overcollections and under collections for at least 50 days prior to the filing date. SCE will submit an interim advice letter if the Fixed Recovery charge is insufficient to satisfy a current or the next succeeding bond payment. SCE will use a Tier 1 Advice Letter when submitting its true-up filing and review of the filing will be limited to mathematical errors. SCE proposes to use a fixed distribution allocation factor for the life of the bonds, rather than update the factor to reflect changes from the most recent GRC proceeding.

Upon final payment for all the Recovery Bonds and Ongoing Financing Costs, remaining amounts in the collections account will be paid as follows: SCE shall receive reimbursement for its equity contribution plus a return on equity in an amount equal to the weighted average interest rate on the Recovery Bonds, SCE shall also receive any excess amounts from the collections main and subaccounts, such as overcollateralization amounts, which SCE shall credit to customers.47

Except for SCE’s proposed amortization and redemption schedule and true-up mechanism, no party opposed the material terms and conditions of the transaction, which are generally the same terms and conditions that the Commission approved in SCE’s First Financing Order. After consideration of the record, we find that the uncontested material terms and conditions of the transactions meets the standards for a securitization set forth in § 850.1(a)1)(A).

[46]

SCE may also submit interim advice letters as needed to account over/under collection of the Fixed Recovery Charge and, it may submit more frequent true-up requests if the rating agency as a condition to receiving satisfactory ratings for the bonds. (SCE-3 at 24.)

[47]	SCE-3 at 12.

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5.3.	Amortization and Redemption Schedule

All of the Intervenors support SCE’s proposal to securitize the Track 1 and 2 AB 1054 CapEx using SCE’s maturity term and estimated carrying costs.48

However, CLECA, EPUC, and TURN argue that securitizing the O&M and Uncollectible is unjust and unreasonable, and inconsistent with the public interest. TURN argues that the differing ratemaking treatments of the two types of costs raised in SCE’s applications (i.e., expenses and capital expenditures) warrant a separate analysis for each. Capital expenditures, TURN explains, are typically amortized over the life of the assets, and allow the utility to earn a return; thus, it argues that securitizing these costs “retain the same general recovery pattern, but provides cheaper financing. . . .”49 On the other hand, CLECA explains that O&M expenses are typically recovered in a shorter time period, without providing the utility with a return and with no or minimal carrying costs.50

TURN asserts that based upon SCE’s calculations, the 25-year amortization schedule for the O&M and Uncollectibles would require customers to pay $134 million more than they would using traditional ratemaking recovery methods.51 Thus, with respect to concerns over rate increases, Intervenors argue that customers would pay a higher utility rate for the majority of the SCE’s proposed amortization schedule, with a lower rate in the first year and higher rates for the remaining 24 years due to the carrying and ongoing financing charges for the bonds.52

[48]

Also, Cal Advocates does not oppose SCE’s proposed securitization process and asserts that the Commission could reasonably find that the proposed bonds are consistent with the public interest. Cal Advocates Opening Brief at 4.

[49]	TURN Opening Brief at 9 (citing Ex. TURN-01 at 6-7).
[50]	CLECA Opening Brief at 12.
[51]	TURN Opening Brief at 16. EPUC makes a similar argument in its Opening Brief at 11.
[52]

TURN also argues that all of the costs are viewed together, the transaction shows a negative cost savings in 2031-2031, which is approximately one-third of the way through the 25-year amortization schedule. TURN Opening Brief at 10.

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CLECA also disagrees with SCE’s contention that the O&M expenses are closely associated with wildfire-related capital expenditures. Rather, CLECA argues, the O&M expenses support day-to day operational activities and the upkeep of capital plant, property, and equipment — all of which are activities that “do not create a lasting benefit” in the same way as capital expenditures.53 CLECA also argues that securitizing the O&M expenses could place “[l]imitations in the marketplace for future securitizations,” which would harm future generations of SCE’s customers.54

In addition, Intervenors raise intergenerational equity concerns with SCE’s amortization schedule. TURN explains that customers who begin service in years 2-25 will not benefit from the cost of securitizing the O&M expenses, yet will be required to pay higher rates for those expenses.55 It asserts that over the course of the 25-year bond term, the roster of SCE’s customers will significantly change because the annual customer turnover rate in SCE’s service territory is 20 percent. CLECA also argues that the later generations will be burdened with charges for those earlier-incurred expenses.56

[53]	CLECA Opening Brief at 8.
[54]	CLECA Opening Brief at 10-11.
[55]	TURN Opening Brief at 13 (citing D.16-09-016 at 26, footnote 48).
[56]	CLECA Opening Brief at 10.

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As an alternative, TURN offers that for these O&M and Uncollectibles expenses, the Commission should consider adopting an amortization period of up to 36 months, which is consistent with prior Commission decisions that have extended the recovery period.57 CLECA similarly contends that other traditional forms of financing should be considered “in lieu of a long-term Recovery Bond . . . .”58 TURN and CLECA also suggest that SCE could recover these O&M and Uncollectibles expenses in a memorandum account using SCE’s cost of short-term debt, which currently has an interest rate of at or below 0.25 percent.59

Similarly, EPUC argues that, for the O&M expenses, using the “the more traditional approach with a slightly longer amortization period (two to three years) and short-term debt carrying costs would increase costs only by 2%, as opposed to 35% cost increase from securitization.”60 EPUC asserts that a three- year recovery period would allow SCE to pay off the short-term debt in a timeframe that is consistent with the benefits provided by the Expenses.61 Under this recovery period, EPUC argues, “the customers who benefit from the O&M largely overlap with those customers paying for the costs.”62

[57]	TURN Opening Brief at 14-15.
[58]	CLECA Opening Brief at 15.
[59]

Exhibit TURN-01 at 7, note 16, which reads in full as follows: “SCE’s tariffs describe an interest rate for memorandum account balances of the 3-month commercial paper rate. https://library.sce.com/content/dam/sce- doclib/public/regulatory/tariff/electric/preliminary-statements/ELECTRIC_PRELIM_N.pdf Over the past year, the 3-month commercial paper rate has been at or below 0.25%.”

[60]	EPUC Opening Brief at 6-7 (citing Ex. CLECA-1 at 1018-11:2, Testimony of Catherine E. Yap).
[61]	EPUC Opening Brief at 15 (citing EPUC-1 at 13:9-11).
[62]	EPUC Opening Brief at 8.

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With respect to SCE’s argument that the Uncollectibles expenses are unique and necessary to avoid rate spikes, EPUC argues that, while the pandemic is unique, the size of that expense ($77 million) is not appropriate for securitization. TURN points out that, at the time the bill was enacted, SCE estimated that its uncollectible expenses could amount to $1 billion; thus, the Legislature intended for AB 913 to mitigate appreciable rates spikes from such residential uncollectible expenses, rather than any and all rate increases.63

SCE responds by arguing that the Legislature must have accepted the fact that securitizing the O&M and Uncollectibles expenses could be more expensive for ratepayers than traditional financing and could pose intergenerational equity issues. Focusing on those factors alone, SCE argues, ignores that securitizing these expenses, rather than recovering them immediately, will provide time- value-of-money benefits to ratepayers.64 SCE argues that the statute requires reducing rates to the maximum extent possible on a net present value basis; thus, the Commission should primarily consider this element when deciding whether the transaction is just and reasonable and consistent with the public interest.

SCE also argues that denying its request to securitize the Uncollectibles expense would “ignore that the legislature has specifically provided the Commission this tool as a means of reducing rate shock.”65 In response to the concerns over the relatively small size of the Uncollectibles expenses, SCE argues that when the costs in its application are combined, securitization would address rate shock issues. Using traditional ratemaking as an alternative is not a viable option, SCE argues, because the costs would need to be recovered immediately if SCE’s securitization request is denied. Otherwise, allowing the O&M and Uncollectibles expenses to stay on SCE’s financial statements for an extended period would translate into higher financing costs, “which customers would pay.”66 In addition, SCE argues that it should be permitted to earn a return if the Commission requires it to use traditional ratemaking recovery methods to recover the O&M and Uncollectibles expenses over a period that exceeds 12 months.

[63]	TURN Reply Brief at 11 (citing Assembly Floor Analysis, p.2 (August 27, 2022).
[64]	SCE Reply Brief at 10-11.
[65]	SCE Reply Brief at 12.
[66]	SCE Reply Brief at 14 (citing SCE Opening Brief at 21).

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As a preliminary matter, we agree with Intervenors that the ratemaking treatment for Track 1 and 2 AB 1054 CapEx expenses and the O&M and Uncollectibles expenses are sufficiently different to warrant reviewing them separately.

5.4.	Issuing Recovery Bonds for Some, but Not All the Costs in SCE’s Application is Just and Reasonable, Consistent with the Public Interest, and Meets the Statutory Standard of Reducing Rates

5.4.1.	Issuing Recovery Bonds for the Capital Expenditures Provides More Present Value Benefits than Traditional Ratemaking

SCE compared the net present value of securitizing the Track 1 and 2 AB 1054 CapEx expenses verses using traditional ratemaking finance mechanisms.67 SCE asserts that its comparison analysis demonstrated that, with its proposed bond structure and under existing market conditions, securitizing these expenditures provides the highest net present value benefit to ratepayers. No party opposes SCE’s comparison analysis.

Additionally, as described in more detail below, we are directing a Finance Team to be created, and it will be responsible for review and approval of the structure of the Recovery Bond as described in this Financing Order. The Finance Team’s approval of the Recovery Bond series would be evidenced by a letter from the Finance Team to SCE. Approval of the Finance Team will be required in order to meet the statutory requirement set forth in § 850.1(a)(1)(A)(ii)(III).

Accordingly, we find that SCE’s proposal to issue Recovery Bonds to recover its Track 1 and 2 AB 1054 CapEx costs satisfies the net present value benefits requirement in § 850.1.

[67]	SCE Opening Brief at 22. See also Ex. SCE-04.

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For the Track 1 and Track 2 AB 1054 CapEx, we find that the amortization and redemption schedule is just and reasonable and consistent with the public interest. The anticipated up to 25-year maturity term is consistent with the useful life of the respective capital assets, and the transaction will provide SCE with timely cost recovery. Finally, no party opposes the amortization and redemption schedule for SCE’s Track 1 and Track 2 AB 1054 CapEx.

We find that enabling SCE’s requested 25-year Recovery Bonds for the Track 1 and 2 AB 1054 CapEx would result in a cumulative ratepayer savings of approximately $402,900,000.68 No party opposes the approval of SCE’s requested 25-year Recovery Bonds for the Track 1 and 2 AB 1054 CapEx. Therefore, we approve issuance of such Recovery Bonds, in accordance with the requirements of this Financing Order.

[68]

Exhibit TURN -01 at Attachment 5, Table II-3, based upon SCE’s testimony and calculations of net ratepayer savings (this savings figure based upon a comparison of the Track 1 and Track 2 AB 1054 CapEx expenses and their concomitant revenue requirement against the net present value of the securitization bond for the Track 1 and Track 2 AB 1054 expenses).

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5.4.2.	Issuing Recovery Bonds for the O&M and Uncollectibles Expenses Fails to Meet the Public Interest Test of § 850.1(a)(1)(A)(ii)(II)

With respect to the O&M and Uncollectibles expenses, we are persuaded by Intervenors’ contentions that the amortization and redemption schedule is inconsistent with the public interest. Our Financing Order in a previous Recovery Bond proceeding interpreted the Commission’s standard of review under the public interest test of § 850.1(a)(1)(A)(ii)(II) to include determining whether the proposed transaction provides short-term and long-term economic benefits to ratepayers.69 Here, SCE argues that the statute allows the Commission to contemplate allowing expenses to be securitized even when such action could be uneconomic in the long-term or cause intergenerational equity issues, asserting that other facts and circumstances reasonably justify taking such action.

In our view, we find no such facts or circumstances demonstrating overriding benefits so as to reasonably justify a proposed uneconomic securitization. We find that securitizing the O&M and Uncollectibles expenses fails to provide both short-term and long-term economic benefits to ratepayers. Therefore, we decline to adopt SCE’s approach.

We find that the time-value-of-money benefits associated with securitizing the O&M and Uncollectibles expenses over a 25-year bond term is substantially outweighed by associated financing costs and higher utility rates for future

[69]

D.21-06-030, at 43, provides that the analysis for determining if a proposal is “consistent with the public interest” is tantamount to a finding that a proposed transaction is in the public interest, and the Commission has considerable experience applying this test in furtherance of certain statutory provisions. Applying the standards found in those provisions, the Commission can review whether proposed transactions “provide short-term and long-term economic benefits to ratepayers.”

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customers. Intervenors make a showing that ratepayers would pay $134 million more than they would under ordinary ratemaking approaches, and for at least two-thirds of the bond term, ratepayers will pay a higher utility rate than they would under ordinary ratemaking approaches. As demonstrated by TURN’s analysis of the legislative history, a rate increase does not necessarily cause rate shock, but rather rate shock only occurs when the rate increase is so substantial that it would be an appreciable burden to most ratepayers.70

As a result, we find that conventional rate recovery approaches serve the public interest, while allowing for recovery of these costs in a financing order pursuant to, among other provisions, §§ 850.1(a)-(e), does not. For example, a three-year (36 month) amortization term for the O&M and Uncollectibles expenses, as suggested by the Intervenors, could be just and reasonable and consistent with the public interest, were it to be proposed by SCE. We find that conventional rate recovery using balancing accounts should be less burdensome to customers in totality than financing anticipated to be up to 25 years at an interest rate of approximately 2.35 percent and requiring additional upfront financing costs.

Under these specific facts we cannot conclude that SCE’s proposed securitization is in the public interest pursuant to § 850.1(a)(1)(A)(ii)(II).

Additionally, in SCE Advice Letter 4412-E, effective February 5, 2021, the Commission approved SCE’s plan to transfer O&M expenses to the “distribution subaccount of the Base Revenue Requirement Balancing Account (BRRBA-D) and implement those approved costs and expense in customers’ distribution rates as soon as practicable” if those expenses were not authorized for securitization in this financing order.71 To implement Advice Letter 4412-E, SCE should file a Tier 2 Advice Letter proposing to transfer these expenses to BRRBA-D for recovery in distribution rates as soon as practicable, while using a baseline amortization of these expenses over 36 months for the reasons already discussed.

[70]	Having made this determination, we see no need to separately consider whether or not SCE’s proposal is just and reasonable.
[71]

SCE Advice Letter 4412-E, Implementation of Decision 21-01-012 Approving Track 2 Settlement Agreement in Southern California Edison Company’s 2021 General Rate Case, effective February 5, 2021, at 4-5.

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Accordingly, we decline SCE’s request to use a 25-year amortization schedule for the O&M and Uncollectibles expenses and, therefore, deny its request to securitize these expenses. We also direct SCE to amortize recovery of these expenses through a Tier 2 Advice Letter filing, with a presumption that the appropriate amortization period is three years (36 months).

5.5.	SCE’s Customer Allocation Proposal is Just and Reasonable

The Fixed Recovery Charge must be funded by SCE’s Customers, and the Commission must determine the appropriate methodology for allocating that revenue requirement across Customer classes. SCE proposes to allocate the Fixed Recovery Charge to Customers using the total distribution allocation factors authorized in the decision adopting its 2018 GRC Phase 2 Revenue Allocation and Rate Design Settlement. SCE asserts that the distribution allocation factors adopted in the settlement “reflect a settled framework that balances a variety of stakeholder interests that are represented in that proceeding.”72

TURN disagrees with SCE’s proposal to lock in the current distribution allocation factors for the entire 25-year amortization period. TURN argues that,

[72]	SCE Opening Brief at 30.

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like the allocation true-up mechanism adopted in SCE’s First Financing Order, the Fixed Recovery Charge allocation should be updated to reflect the distribution allocation factor adopted in SCE’s most recent GRC. TURN further states that SCE has not demonstrated a change in circumstance justifying the change: it argues that SCE relied upon the Commission’s recent decision in D.21- 06-030 (i.e., PG&E’s securitization) as the basis for using locked-in distribution allocation factors, despite the fact that the proceeding considered unique factors.73

No other Intervenor opposed or supported SCE’s position.

SCE responded to TURN by arguing that it is not bound by its first securitization application, and that there is basis for its being bound by that first securitization application (in net effect, arguing that it is not required to state a change in circumstance in order to request a different allocation methodology in the Application now at issue). SCE further notes that its first Financing Order adopted a methodology specific to that decision. SCE maintains that for this proceeding, it would be best to lock in the distribution allocation factors in its true-up mechanism, echoing the assertion PG&E had made in its proceeding that changing the allocation factors over time could create uncertainty for the potential Bond investors.74

We are not persuaded by TURN’s proposal that, as part of the true-up mechanism, SCE should be required to update its distribution allocation factors to reflect the allocation factors most recently adopted by the Commission for SCE. Moreover, TURN never adequately explains why there are any deficiencies

[73]	TURN Opening Brief at 20-22.
[74]	SCE Reply Brief at 15-16.

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in SCE’s proposal on its own merit (as opposed to some asserted basis for mandated consistency). We agree with SCE that its first Financing Order adopted an allocation methodology based upon factors unique to that proceeding. For this proceeding, we adopt SCE’s proposal, which is to use the distribution allocation factors authorized in the 2018 GRC Phase 2 proceeding. This allocation methodology will be set at issuance for the life of the bonds, with adjustments for sales changes to collect the necessary revenue requirement.

5.5.1.	Allocation Impact on CARE/FERA Customers

SCE asserts that the Fixed Recovery Charge will not be assessed on customers who participate in the CARE and FERA programs in a manner inconsistent with § 850.1(i). For FERA customers, SCE proposes to subtract the Fixed Recovery charge exemption from each FERA customer’s bill before it applies the effective FERA line discount rate of 18 percent.75 For CARE customers, SCE proposed to use a combination of exemptions and a line-item discount that would be applied to the customer’s bill to achieve an overall discount of 32.5 percent, which SCE contends is the Commission-approved CARE rate.

Currently the CARE exemptions and the line-item discount are 4.2 percent and 28.3 percent, respectively. Upon adding the Fixed Recovery Charge exemption, SCE’s proposal would require a reduction in the 28.3 percent line- item discount to ensure that the total CARE discount rate remains at 32.5 percent. Lastly, the excluded Fixed Recovery Charges that cannot be received from CARE and FERA program customers would be allocated to nonexempt customers on an equal-cents-per-kilowatt basis, a method that is consistent with the rate treatment for other Public Participation Programs.

[75]	SCE Reply Brief at 17.

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TURN argues that SCE will reduce the line-item discount for CARE customers such that it will offset the exemption SCE applies to remove the Fixed Recovery Charge from bills of CARE customers. TURN argues that, rather than reduce the line-item discount, SCE should effectively revise its CARE discount rate so as to increase it.76 With such a revision, TURN states that the CARE discount rate would rise to 32.9 percent, from its current 32.5 percent. TURN asserts that directing SCE to use its proposed discount methodology would save CARE customers .59 cents on the average monthly bill.77

CLECA responds to TURN’s proposal by asserting that the proposal is outside the scope of this proceeding. CLECA argues that the objective of the proceeding is limited to determining whether “SCE has acknowledged the CARE exemption level for the proposed securitization, as required by statute.”78 SCE similarly responds that TURN’s request to use a different CARE rate is outside the scope of this proceeding.79

§ 850.1(i) requires that utilities exclude the Fixed Recovery Charge from the utility bills of customers who participate in the CARE and FERA programs. Through application of § 850.1(i), our analysis necessarily turns to examination of § 739.1(c): that statute calls for IOUs to implement a CARE discount of between 30 percent to 35 percent. TURN’s discount calculation would result in a 32.9 percent discount for CARE customers.

[76]	TURN Opening Brief at 24.
[77]	TURN Opening Brief at 24.
[78]	CLECA Opening Brief at 13.
[79]	SCE Reply Brief at 16-18.

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Consequently, we find that there exists no statutory obligation limiting SCE to only provide a 32.5 percent bill discount to CARE customers. However, while we find this issue ripe for review, we decline to address it here, as it would be more appropriate to address this issue in a proceeding enabling the participation of all stakeholders who may have concerns regarding SCE’s CARE discount. Therefore, we approve this Financing Order without denying with prejudice TURN’s proposed change in SCE’s CARE discount, so as to enable the broader issue regarding SCE’s CARE discount to be promptly addressed in a more appropriate proceeding.

6.	Approval to Employ a Finance Team

The task of ensuring the sale of Recovery Bonds issued pursuant to this Financing Order so as to reduce rates on a present value basis to the maximum extent possible compared to the use of traditional utility financing mechanisms requires a process that is optimized for transparency and in line with best practices. For these reasons, we approve the creation of a Finance Team.

Prior to the issuance of each series of Recovery Bonds, each Recovery Bond series and the associated Recovery Bond transactions would be reviewed and approved by the Commission’s Finance Team consisting of the Commission’s General Counsel, the Deputy Executive Director for Energy and Climate Policy, other Commission Staff, outside bond counsel, and any other outside experts that the Finance Team deems necessary. The other outside expertise may include, for example, independent legal counsel and an independent financial advisor to assist the Finance Team in overseeing and reviewing the issuance of a series of Recovery Bonds. Any costs incurred by the Finance Team in connection with its review and approval of a series of Recovery Bonds would be treated as a Bond Issuance Cost. The purpose of the Finance Team is to provide oversight

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over the structuring, marketing, and pricing of each Recovery Bond transaction and to review and approve the material terms of such transaction in light of the goal to reduce rates on a present value basis to the maximum extent possible pursuant to AB 1054’s directives and specifically to the § 850.1(a)(1)(A)(ii)(III) mandate.

In a pre-issuance review process, the Finance Team will have the right to review all material terms of the Recovery Bonds and other items the Finance Team determines are appropriate to perform its role, which may include, without limitation, (1) the underwriter and syndication group size, selection process, participants, allocations, and economics; (2) the structure of the Recovery Bonds; (3) the Recovery Bonds’ credit rating agency application; (4) the underwriters’ preparation, marketing, and syndication of the Recovery Bonds; (5) the pricing of the Recovery Bonds and certifications provided by SCE and the lead underwriter(s) regarding pricing; (6) all associated Recovery Bond costs (including Bond Issuance Costs and other Financing Costs), servicing and administrative fees and associated crediting, (7) maturities, (8) reporting templates, (9) the amount of SCE’s equity contribution to the related SPE, (10) overcollateralization and other credit enhancements and (11) the initial calculation of the related Fixed Recovery Charges. The foregoing and other items may be reviewed during the entire course of the Finance Team’s process.

We expect SCE will resolve material terms and structuring issues with the Finance Team prior to commencing marketing (subject to any modifications required as a result of such marketing process). This pre-issuance review process is intended to create Recovery Bonds with material terms that can meet the statutory requirements; in particular, that the Recovery Bonds reduce on a present value basis to the maximum extent possible, the rates that Consumers

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would pay as compared to the use of traditional utility financing mechanisms. The Finance Team’s review will continue until the related Issuance Advice Letter becomes effective as described below. The Finance Team has the ability to be included and participate in all calls, meetings, e-mails, and other communications relating to the structuring, marketing, pricing, and issuance of each series of Recovery Bonds.

The Finance Team’s pre-issuance review and approval of the material terms and structure of a series of Recovery Bonds will be evidenced by a letter from the Finance Team to SCE delivered on or before the date of the pricing of the relevant Recovery Bonds. SCE should also be required to include such letter as an attachment to the Issuance Advice Letter relating to such series of Recovery Bonds. Such approval letter should be a condition precedent to the issuance of such series of Recovery Bonds.

However, this approach does not obviate the requirement for SCE to describe the final structure and terms of the Recovery Bonds in an Issuance Advice Letter submitted to the Commission and subject to the Commission Staff’s review and ability to reject the Issuance Advice Letter, i.e., with four business days’ notice and the Commission Staff’s opportunity to halt the sale. While the Finance Team will review the process by which SCE determines the final structure and terms of the Recovery Bonds preceding and during its marketing efforts and consultations with rating agencies, the final structure and terms of the Recovery Bonds should be described in detail in the Issuance Advice Letter submitted to the Commission and subject to the Commission Staff’s review and ability to reject the Issuance Advice Letter, and otherwise the sale would automatically proceed.

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6.1.	Future Securitization Requests Must be Submitted by an Application, Rather Than an Advice Letter

SCE requests that the Commission reconsider its prior request to submit future securitization requests using a Tier 3 advice letter. SCE argues that customers receive no benefit from the application process as it adds additional costs and causes delays. SCE asserts that the remaining amounts to be securitized will use the same ratemaking treatment, transaction structure and tax treatment as its first securitization request and the instant application. In lieu of filing an application, SCE suggest that the Commission keep the instant proceeding open so that SCE could “continue to report on the results of prior transactions and the Commission could consider modifications to the Advice Letter process, as needed.”80

TURN argues that Commission’s prior reasoning for previously rejecting SCE’s proposal is even more compelling with the instant application. TURN explains that in SCE’s First Finance Order, the Commission determined that “[f]inancing orders are irrevocable, and place unavoidable costs on ratepayers for the term of any Recovery Bond issuance. A determination as significant as a financing order must be made in a formal proceeding.”81

TURN argues that, here, the amount of capital expenditures that SCE seeks to securitize is significantly higher than its prior application. And TURN disagrees with SCE’s contention that its applications are sufficiently similar.

[80]	Ex. SCE-01 at 21. See also SCE Opening Brief at 40-42.
[81]	TURN Opening Brief at 26.

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Unlike SCE’s prior application, the instant application includes request to securitize O&M expenses and revise the application of the distribution allocation factor used in the true-up mechanism, among other things.82

We find TURN’s contentions persuasive. Accordingly, we reject SCE’s request to submit subsequent securitization requests using a Tier 3 advice letter. As TURN articulated, the conditions that existed less than a year ago when the Commission issued SCE’s First Financing Order are the same.

7.	Description and Approval of Specific Elements of the SCE Proposal, Subject to Changes

7.1.	Over-Collateralization and Credit Enhancement

In its testimony, SCE has requested that the SPE be authorized to obtain additional credit enhancements to ensure repayment of the Recovery Bonds in the form of an over-collateralization subaccount if the rating agencies require over-collateralization to receive the highest possible rating on the Recovery Bonds, or if the all-in cost of the Recovery Bonds with the over-collateralization would be less than without the over-collateralization.83 Over-collateralization is a credit enhancement technique in which amounts collectible in relation to a financial asset exceed the required payments on the security, ensuring timely payment. The required amount of over-collateralization, if any, would be collected as an Ongoing Financing Cost payable from the Fixed Recovery Charges.

The over-collateralization requirement, if any, would be sized based upon input from the rating agencies indicating the amount necessary to achieve the highest possible credit ratings. Any over-collateralization that would be collected from Consumers in excess of total debt service and other Ongoing

[82]	TURN Opening Brief at 26-27.
[83]	Exhibit SCE-03.

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Financing Costs, and would be the property of the SPE, subject to the discussion below. Upon payment of the principal amount of all Recovery Bonds and the discharge of all Financing Costs, the increase in the value of SCE’s equity interest in the SPE related to the balance in any over-collateralization subaccount, or any other subaccount maintained by the SPE (other than the capital subaccount) shall be returned to SCE and then credited to customers through normal ratemaking processes.

In addition, SCE testified that the equity contribution held in the capital subaccount by the Bond Trustee would be available as a credit enhancement. SCE also requested that the SPE be authorized to obtain bond insurance, letters of credit, and similar credit-enhancing instruments, but only if required by the rating agencies to achieve the highest possible credit ratings on the Recovery Bonds, or if the all-in cost of the Recovery Bonds with these other credit enhancements would be less than without these enhancements. SCE has testified that it does not anticipate requiring any external credit enhancements described in the preceding paragraph. Further, based upon current market conditions, SCE does not anticipate being required by the rating agencies to establish an over- collateralization subaccount, but to the extent such an account is required, the exact amount and timing of the Fixed Recovery Charge collection necessary to fund the over-collateralization would be determined before the Recovery Bonds are issued and approved through the Issuance Advice Letter process.

In addition, SCE asserts that the Bond Collateral held by the Bond Trustee would be available as a credit enhancement. This Bond Collateral would include, as mentioned above, an equity contribution in an amount required to obtain favorable IRS tax treatment for the transaction (for example, 0.50 percent of the initial aggregate principal amount of the Recovery Bonds issued, or some

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analogous amount as might be approved by the Finance Team). If the equity capital is drawn upon, it may be replenished from future Fixed Recovery Charges. SCE has also requested that it be entitled to receive a return on its equity contribution, equal to the weighted average interest rate on the Recovery Bonds. This equity return is requested to be paid as an Ongoing Financing Cost from the Fixed Recovery Charge revenues and would be distributed to SCE on an annual basis, after payment of debt service on the Recovery Bonds and other Ongoing Financing Costs.

We find that granting the SPE the flexibility to obtain credit enhancements as described by SCE is both appropriate and in the public interest and should be approved subject to Finance Team review and Commission review of the Issuance Advice Letter.

7.2.	Upfront Financing Costs

As provided in § 850(b)(4), Financing Costs include costs associated with the issuance and credit support of the Recovery Bonds, including, without limitation, underwriting fees and expenses, legal fees and expenses (including those associated with this financing application), rating agency fees, accounting fees and expenses, company’s advisory fee, servicer set-up costs, SEC registration fees, § 1904 fees, printing and EDGARizing expenses, trustee / trustee counsel fees and expenses, original issue discount, any Commission costs and expenses, and other miscellaneous costs approved in this Financing Order (collectively, Upfront Financing Costs). Upfront Financing Costs include reimbursement to SCE for amounts advanced for payment of such costs. Upfront Financing Costs may also include the costs of credit enhancements including the cost of purchasing a letter of credit or bond insurance policy; however, SCE does not anticipate that any such credit enhancement will be cost effective or required.

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SCE proposes to recover the Upfront Financing Costs from the proceeds of the Recovery Bonds. SCE estimates the Upfront Financing Costs to be approximately $8,753,000, which includes all capital expenditures as approved here.84 A list of the Estimated Upfront Financing Costs is provided in Attachment 5 to this Financing Order.

SCE has testified that its estimates of the Upfront Financing Costs are subject to change, as the costs are dependent on the timing of the issuance, market conditions at the time of issuance, and other events outside of SCE’s control, such as possible litigation, incremental legal fees resulting from protracted resolution of issues, possible review by the Commission, delays in the SEC registration process, the identity of the bond issuer, and rating agency fee changes and requirements. When the Recovery Bonds are sized and priced, Upfront Financing Costs would be updated and included in the Issuance Advice Letter.

In its testimony, SCE proposes that if the estimated Upfront Financing Costs included in the Issuance Advice Letter exceed actual Upfront Financing Costs, any excess would be credited to the excess funds subaccount and used to offset the revenue requirement in the next routine Fixed Recovery Charge true- up calculation. Further, in the event that the actual Upfront Financing Costs exceed the estimated amount included in the Issuance Advice Letter, the shortfall amount may be recovered in the next routine true-up adjustment for the Fixed Recovery Charges. 85 We find the Upfront Financing Costs estimates reasonable and appropriate, and subject to Finance Team review and the Commission review of the Issuance Advice Letter.

[84]	Exhibit SCE-03.
[85]	Exhibit SCE-03.

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7.3.	Tax Questions

In its testimony, SCE asserts that the Recovery Bonds transaction will be structured to be a “Qualifying Securitization” pursuant to IRS Revenue Procedure 2005-62 to achieve three important tax objectives. First, to lower overall taxes, the SPE will be treated as part of SCE for federal income tax purposes, and not as a separate entity responsible for paying its own taxes. Second, this transaction structure will allow avoidance of recognition of taxable income upon the receipt of the financing order that creates the Recovery Property. Third, to avoid an immediate taxable gain when SCE transfers the Recovery Property to the SPE, the transfer will not be treated as a sale for federal income tax purposes. Instead, the Recovery Bonds will be treated as SCE’s own debt for federal income tax purposes. As materially relevant to the Recovery Bonds transaction, California income and franchise tax law currently conforms to U.S. federal income tax law, including but not limited to, IRS Revenue Procedure 2005-62.86

We will authorize SCE to structure the Recovery Bonds transaction to meet the elements of a “Qualifying Securitization” pursuant to IRS Revenue Procedure 2005-62 such that: (1) the SPE will be a wholly owned subsidiary of SCE and capitalized with an equity interest; (2) the Recovery Bonds shall be secured by the Recovery Property; (3) the Fixed Recovery Charges shall be nonbypassable and payable by Consumers within SCE’s Service Territory; and (4) payments on the Recovery Bonds shall be on a semi-annual basis except for the initial payment period which may be shorter or longer.

[86]	Exhibits SCE-03.

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Article 5.8 provides that this Commission may allow fixed recovery tax amounts for any portion of the SCE’s Federal and State of California income and franchise taxes associated with the Fixed Recovery Charge and not financed from proceeds of the Recovery Bonds. As described in Exhibit SCE-05, SCE has testified that it anticipates receiving a small accumulated deferred income tax savings. Therefore, SCE does not contemplate the need for a separate fixed recovery tax amount (as defined in § 850(a)(8)). Moreover, because this accumulated deferred income tax savings will be small and may be eliminated by net cash flow deficits in later years, SCE proposes to track these tax implications outside of the securitization using standard ratemaking mechanisms. This approach was approved in D.20-11-007 and we also approve SCE’s proposal to address tax implications, if any, outside of the securitization using standard ratemaking mechanisms, as addressed herein. In Exhibit SCE-03, SCE proposes to use the proceeds from the sale of the Recovery Bonds to offset the Second AB 1054 CapEx-and Residential Uncollectible Expenses. A portion of the Second AB 1054 CapEx is currently being tracked in several wildfire mitigation memorandum accounts, with some of the costs in plant balance. We find such use consistent with Article 5.8 and approve such use.

7.4.	Underwriters

SCE has proposed that the Recovery Bonds be sold pursuant to an underwriting agreement with one or more underwriters in a negotiated offering. We find that authorizing negotiated sales with additional flexibility is consistent with achieving the lowest long-term cost to Consumers and thus consistent with Article 5.8 as well as our decision in D.21-06-030 and approve these negotiated offering and sale mechanisms, subject to this Financing Order’s discussions regarding the Finance Team and Issuance Advice Letter.

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In connection with the submission of the Issuance Advice Letter and the letter to be delivered by the Finance Team, SCE and (with respect to matters relating to the price of the bonds) the lead underwriter(s) for the Recovery Bonds shall provide a written certificate to the Finance Team and the Commission on or before the date of the pricing of the Recovery Bonds (and shall be required to provide a bring down certificate dated as of the pricing date if such certificate is provided earlier) confirming that the issuance of the Recovery Bonds complies with (i) this Financing Order and (ii) all other applicable legal requirements (including all requirements of Article 5.8), and that the issuance of Recovery Bonds would reduce, to the maximum extent possible, the rates on a present value basis that Consumers within SCE’s Service Territory would pay as compared with the use of traditional utility financing mechanisms. Such certificates shall be a condition precedent to the issuance of such Recovery Bonds and all associated Commission Staff approvals. SCE may request that such certificates be provided on a confidential basis.

7.5.	Status of Recovery Property

The recovery of all Upfront Financing Costs and Ongoing Financing Costs, as well as the initial Fixed Recovery Charges, shall automatically be approved and become effective at noon on the fourth business day after pricing unless before noon on the fourth business day after pricing the Commission Staff rejects the Issuance Advice Letter. In this Financing Order, the Commission approves SCE’s proposal to approve the final terms and structure of the Recovery Bonds, including recovery of the Upfront Financing Costs and all Ongoing Financing Costs for the life of the Recovery Bonds, as well as the initial Fixed Recovery Charges, through an Issuance Advice Letter process.

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Article 5.8 authorizes SCE to recover Recovery Bonds debt service and other Ongoing Financing Costs via the Fixed Recovery Charges. As described herein, SCE is directed to apply the Commission’s methodology to allocate Recovery Costs (as defined in § 850(b)(10)) among customer classes.87

The Fixed Recovery Charges authorized here must be calculated and adjusted from time to time in a manner sufficient to ensure the timely and complete payment of principal and interest on the Recovery Bonds, together with other Ongoing Financing Costs associated with the servicing of the Recovery Bonds and supporting the operations of the SPE. Ongoing Financing Costs are defined as allocated amounts payable to SCE as initial servicer, or any successor servicer, to service the Recovery Property; the allocated amounts payable to SCE as administrator of the SPE; bond trustee fees and expenses; allocated independent director fees, legal fees and expenses; accounting fees; rating agency surveillance fees; a return on SCE’s equity contribution to the SPE; and miscellaneous other costs and expenses associated with servicing of the Recovery Bonds and approved in this Financing Order. Ongoing Financing Costs also include any amount required to fund or replenish any reserve or over- collateralization supporting the credit of the Recovery Bonds, as well as any amount required to replenish any drawdown of the SPE’s equity contribution held in the capital subaccount.

[87]	Exhibit SCE-06.

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Except for those Consumers exempt pursuant to § 850.1(i), the Fixed Recovery Charges will be paid by existing and future electric Consumers in SCE’s Service Territory. Pursuant to Article 5.8, the Fixed Recovery Charges will be both irrevocable and nonbypassable, which assures Recovery Bond investors that the Fixed Recovery Charges will not be interrupted, eliminated, or avoided by Consumers in SCE’s Service Territory.

To establish the initial Fixed Recovery Charges, SCE will submit an Issuance Advice Letter which should use the Cash Flow Model described in Attachment 1 (and as it may need to be revised from time to time in connection with future SCE General Rate Cases or the submission of a Non-Routine Mechanism Advice Letter), along with the most recent SCE sales forecast available prior to the pricing date for the Recovery Bonds, all in accordance with direction approved in this Financing Order.

As described in Exhibit SCE-06, the Second AB 1054 CapEx expenses represents distribution infrastructure related costs and expenses that would, but for securitization, be allocated to Consumers based on the methodology described by SCE. SCE will provide Commission staff, which may include the Finance Team, a pre-issuance proposal presented by SCE that forecasts the described Consumer allocation basis consistent with this Financing Order, based upon forecasted sales for the remainder of the then-current year and of the subsequent year, if applicable, and as available, a pending forecast for any period not covered by the most recently-approved sales forecast. The Commission will review SCE’s initial Fixed Recovery Charges through the Issuance Advice Letter process.

7.6.	True-Up Mechanism

§ 850.1(g) requires that a financing order “provide for periodic true-up adjustments to Fixed Recovery Charges, which shall be made at least annually and may be made more frequently. The electrical corporation shall submit an application with the commission to implement any true-up adjustment.” SCE’s proposed methodology for establishing a true-up adjustment generally adheres to this statute.

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Article 5.8 requires the Commission to create an “effective mechanism” to ensure the recovery of all Recovery Costs through the imposition of the Fixed Recovery Charges, which must be paid by all Consumers until the Recovery Bonds and all other Financing Costs are paid in full by the SPE.88 To create this “effective mechanism,” Article 5.8 authorizes the Commission to provide a procedure to make adjustments to the Fixed Recovery Charges at least annually. However, adjustments may be made more frequently, if necessary, to ensure timely recovery of the principal and interest on all Recovery Bonds and all other Ongoing Financing Costs.89

To satisfy these statutory requirements for a periodic true-up adjustment of the Fixed Recovery Charges, this Financing Order adopts the True-Up Mechanism proposed by SCE. This True-Up Mechanism will allow the Fixed Recovery Charges to be adjusted (i) annually to correct any over-collection or under-collection of the Fixed Recovery Charges and (ii) more frequently, if necessary, to ensure that the Fixed Recovery Charges provide sufficient funds to timely pay principal and interest on the Recovery Bonds and other Ongoing Financing Costs.90

SCE requests that the Commission approve the use of an Advice Letter process to implement these periodic true-up adjustments. This well-established approach has been used in connection with prior issuances of Energy Recovery Bonds, Rate Reduction Bonds, and in the prior AB 1054 securitization proceeding (D.21-06-030). It will create efficiencies for the Commission and its Staff.

[88]	§ 850.1(b).
[89]	§§ 850.1(e) and (g).
[90]	§§ 850.1(e) and (g).

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We approve and authorize the True-Up Mechanism as described in SCE’s testimony and summarized below, provided that SCE’s advice letters provide a complete accounting of the historical over-collection and under-collection of the Fixed Recovery Charges. For the avoidance of doubt, the Commission’s authority under Article 5.8 and pursuant to § 850.1(g) to authorize periodic true- up adjustments persists until the Recovery Bonds and all Financing Costs are fully paid and discharged and does not expire like the Commission’s authority to issue financing orders in the first instance under § 850.6.

SCE, or any successor servicer, may submit annual, semi-annual, and interim Routine True-Up Mechanism Advice Letters until the Recovery Bonds and all other Ongoing Financing Costs are paid in full. All true-up adjustments to the Fixed Recovery Charges will ensure the billing of Fixed Recovery Charges necessary to correct for any over-collection or under-collection of the Fixed Recovery Charges authorized by this Financing Order and to ensure timely payments of all scheduled (or legally due) payments of principal (including, if any, prior scheduled but unpaid principal payments), interest and other Ongoing Financing Costs for each of the two payment periods (generally six months) following the effective date of the initial or adjusted Fixed Recovery Charge. Such amounts are referred to as the Periodic Payment Requirement.91 - A Periodic Payment should be based on the pro forma example identified as the Periodic Payment Requirement Form in Exhibit 2 of Attachment 2 (Form of Issuance Advice Letter) of this Financing Order.

[91]	Exhibit SCE-03.

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True-up submissions will be based upon the cumulative differences between the Periodic Payment Requirement and the actual amount of Fixed Recovery Charge collections remitted to the Bond Trustee for the series of Recovery Bonds. This will result in adjustments to the Fixed Recovery Charges to correct for over-collections or under-collections. SCE or any successor servicer will submit annual, semi-annual, and interim Routine True-Up Mechanism Advice Letters until the Recovery Bonds and all other Ongoing Financing Costs are paid in full.

SCE, or any successor servicer, should submit annual Routine True-Up Mechanism Advice Letters with a complete accounting of the historical over-collection and under-collection of the Fixed Recovery Charges at least 50 days before the annual adjustment date specified in the Issuance Advice Letter (the Fixed Recovery Charge Annual Adjustment Date) until the Recovery Bonds and all other ongoing Financing Costs have been paid in full. These submissions are meant to ensure that the actual Fixed Recovery Charge revenues are neither more nor less than required to repay Recovery Bond principal, interest, and all other Financing Costs.

Because the revised Fixed Recovery Charges in the annual Routine True-Up Mechanism Advice Letters should be ministerial, they may be Tier 1 Advice Letters. These annual Routine True-Up Mechanism Advice Letters should be based on the pro forma example in Attachment 3 of this Financing Order. These advice letters are meant to ensure that the actual Fixed Recovery Charge revenues are neither more nor less than required to repay Bond principal, interest, and related costs. These Tier 1 Advice Letters are to receive a Commission Energy Division negative or affirmative response within 20 days of submission. In the absence of a Commission Energy Division negative response, SCE’s, or any successor servicer’s, timely revision to the Fixed Recovery Charges should automatically go into effect in accordance with the advice letter’s proposed schedule.92

[92]	See General Order 96-B.

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SCE, or any successor servicer, must also submit semi-annual Routine True-Up Mechanism Advice Letters with a complete accounting of the historical over-collection and under-collection of the Fixed Recovery Charges. The semi-annual true-up adjustments should be used if SCE, or any successor servicer, forecasts that Fixed Recovery Charge collections will be insufficient to make scheduled payments of Recovery Bond principal, interest, and other Financing Costs on a timely basis during the current or next succeeding payment period or to replenish any draws upon the capital subaccount. If SCE, or any successor servicer, determines a semi-annual true-up is required, SCE, or any successor servicer, should submit a semi-annual Routine True-Up Mechanism Advice Letter at least 50 days before the semi-annual adjustment date which should be six months after the Fixed Recovery Charge Annual Adjustment Date.

Because the revised Fixed Recovery Charges in the semi-annual Routine True-Up Mechanism Advice Letters should be ministerial, they may be Tier 1 Advice Letters. These semi-annual Routine True-Up Mechanism Advice Letters should be based on the pro forma example in Attachment 3 of this Financing Order. These advice letters are meant to ensure that the actual Fixed Recovery Charge revenues are neither more nor less than required to repay Bond principal, interest, and related costs. These Tier 1 Advice Letters are to receive a Commission Energy Division negative or affirmative response within 20 days of submission. In the absence of a Commission Energy Division negative response,SCE’s, or any successor servicer’s, timely revision to the Fixed Recovery Charges should automatically go into effect in accordance with the advice letter’s proposed schedule.93

[93]	See General Order (GO) 96-B.

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SCE, or any successor servicer, may also submit interim Routine True-Up Mechanism Advice Letters at such other times as SCE, or any successor servicer, deems necessary. The interim true-up adjustment would be used if SCE, or any successor servicer, forecasts that Fixed Recovery Charge collections may be insufficient to make scheduled payments of Recovery Bond principal, interest, and other Financing Costs on a timely basis during the current or next succeeding payment period.

Because the revised Fixed Recovery Charges in the interim Routine True-Up Mechanism Advice Letters should be ministerial, they may be Tier 1 Advice Letters. These interim Routine True-Up Mechanism Advice Letters should be based on the pro forma example in Attachment 3 of this Financing Order. These advice letters are meant to ensure that the actual Fixed Recovery Charge revenues are neither more nor less than required to repay Bond principal, interest, and related costs. These Tier 1 Advice Letters are to receive a Commission Energy Division negative or affirmative response within 20 days of submission. In the absence of a Commission Energy Division negative response, SCE’s, or any successor servicer’s, timely revision to the Fixed Recovery Charges should automatically go into effect in accordance with the interim Routine True- Up Mechanism Advice Letter’s proposed schedule. 94

[94]	See General Order 96-B.

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All Fixed Recovery Charge-related annual, semi-annual, and interim True-Up Mechanism Advice Letters would be subject to protest, review, and correction to the fullest extent allowed by § 850.1(e). However, any protest, review, and correction will be limited to the correction of mathematical errors in the Routine True-Up Mechanism Advice Letters. No protest, review or required modification to correct an error in a Routine True-Up Mechanism Advice Letter would delay its effective date, and any correction or modification which could not be made prior to the effective date would be made in the next Routine True-Up Mechanism Advice Letter.

SCE, or any successor servicer, may also submit Non-Routine True-Up Mechanism Advice Letters to propose revisions to the logic, structure and components of the Cash Flow Model described in Attachment 1 or as adjusted in a subsequent Non-Routine True-Up Mechanism Advice Letter. Non-Routine True-Up Mechanism Advice Letters should be Tier 2 Advice Letters and submitted at least 90 days before the date when the proposed changes would become effective, with the resulting changes effective on the effective date identified in the Non-Routine True-Up Mechanism Advice Letter. The Energy Division should prepare for the Commission’s consideration a resolution that adopts, modifies, or rejects the proposed revisions to the Cash Flow Model. The public will have an opportunity to review and protest a Non-Routine True-Up Mechanism Advice Letter in accordance with Commission procedures to the fullest extent allowed by § 850.1(e). Absent a Commission resolution that adopts, modifies, or rejects the Non-Routine True-Up Mechanism Advice Letter, SCE, or any successor servicer, may implement the Fixed Recovery Charge adjustments proposed in a Non-Routine True-Up Mechanism Advice Letter on the effective date identified in the letter. The Non-Routine True-Up Mechanism Advice Letters should be based on the pro forma example in Attachment 4 of this Financing Order.

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The Routine True-Up Mechanism Advice Letters and Non-Routine True-Up Mechanism Advice Letters should calculate a revised Fixed Recovery Charge for each series of Recovery Bonds using the initial allocation factors that will be updated to reflect any changes in sales and the Cash Flow Model described in Attachment 1 of this Financing Order or as subsequently modified in a Non-Routine True-Up Mechanism Advice Letter, as applicable.

We find the True-Up Mechanism proposed by SCE, including the Cash Flow Model, as discussed and integrated here, to be consistent with and to satisfy the requirement of Article 5.8 for an effective adjustment mechanism to ensure payment of all Recovery Costs and approve its use. In this Financing Order, we also find that the Routine True-Up Mechanism Advice Letters and Non-Routine True-Up Mechanism Advice Letters described above constitute “applications” within the meaning of § 850.1(g) and authorize SCE to submit these Advice Letters to implement true-up adjustments to the Fixed Recovery Charges.

7.7.	Flow Through of Benefits

As set forth in SCE’s testimony, 95 SCE has described numerous costs and benefits associated with the Recovery Bonds that will be flowed through to Consumers of electricity via other ratemaking processes. The specific costs and benefits that will be addressed in other ratemaking proceedings will be:

[95]	Exhibit SCE-06.

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1.

The cost of franchise fees assessed by the cities and counties. The Fixed Recovery Charges will be subject to franchise fees levied by cities and counties associated with the Fixed Recovery Charges. SCE proposes to record these amounts in the distribution sub-account of SCE’s Base Revenue Requirement Balancing Account (BRRBA) for recovery from or credit to Consumers. These franchise fees will be recorded as costs of service by SCE through normal ratemaking processes.

2.

The benefit of servicing and administration fees paid to SCE. SCE will be the initial servicer for the Recovery Bonds. That means that SCE will bill Consumers, collect the revenues and remit the Fixed Recovery Charge revenues to the Bond Trustee. In addition, SCE will be the administrator for the SPE. The Bond Trustee will pay SCE for these servicing and administration services. The servicing and administration fees collected by SCE, as the servicer under the Servicing Agreement or administrator under the Administration Agreement, will be reflected in SCE’s ongoing cost of such service such that any amounts in excess of SCE’s incremental costs of servicing and administrating the Recovery Bonds should be returned to SCE’s retail Consumers in through normal ratemaking processes. The expenses incurred by SCE or such affiliate to perform obligations under the Servicing Agreement and Administration Agreement not otherwise recovered through the Fixed Recovery Charges will likewise be included in SCE’s cost of service to be recovered by SCE through normal ratemaking processes.

3.

The benefit of any surplus funds held by the Bond Trustee. The Bond Trustee will hold the Fixed Recovery Charge revenues used to repay the Recovery Bonds and all Financing Costs. To the extent the Bond Trustee earns interest in excess of its obligations under the financing agreements, that interest will be held in the excess funds subaccount and used to reduce future Fixed Recovery Charge requirements. Upon repayment of the Recovery Bonds and all Ongoing Financing Costs, if a balance remains in the collection account, or any subaccount (other than the capital subaccount), that balance will be returned to Consumers by SCE through normal ratemaking processes.

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4.

The adjustment of the GRC revenue requirement. Upon issuance of the Recovery Bonds, SCE will adjust its GRC revenue requirement by removing the debt return and other capital-related expenses associated with the costs approved here and in accordance with the GRC-related methodology approved here.

Regarding the adjustment to the SCE GRC revenue requirement — which is expressly mandated in accordance with decision D.20-12-005 at 125-126 pursuant to the securitization of these Recovery Bonds — we approve SCE’s proposed Annual Electric True-Up process methodology to propose the adjustment of the SCE GRC revenue requirement due to the issuance of Recovery Bonds.

7.8.	Capital Structure Adjustments

Consistent with the Commission’s past decisions concerning Article 5.8 electric utility securitized bonds, 96 SCE proposes to remove all Recovery Bond securitized debt from SCE’s ratemaking capital structure, as the SPE will have the legal obligation to repay the Recovery Bonds from Fixed Recovery Charge revenues. In this way, the securitized debt is not to be considered SCE debt as part of its ratemaking capital structure. However, this would be done notwithstanding that, for financial reporting purposes and federal tax purposes, the securitized debt may be recorded as a liability on SCE’s consolidated financial statements.

Consistent with such past decisions, these adjustments are approved as necessary for both SCE’s capital structure and for these reporting and tax purposes.

[96]	See D.20-11-007 at 126 (Ordering Paragraph 51).

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7.9.	Implications of Nonbypassable Charges for Departing Load

As required by Article 5.8,97 the Fixed Recovery Charges should be nonbypassable and recovered from existing and future Consumers in SCE’s Service Territory, other than Consumers in Exempt Fixed Recovery Charge Customer Classes.

In addition, Consumers that no longer take transmission and distribution retail service from SCE after the date of this Financing Order, or that meet the relevant criteria in the applicable tariff, should be treated as departing load (DL) Consumers using applicable tariffs for DL Consumers, including Customer Generation Departing Load Cost Responsibility Surcharge (CGDL-CRS), will be subject to pay the Fixed Recovery Charges. The Fixed Recovery Charges are applicable to current SCE Consumers that become DL Consumers after the date of this Financing Order. For these DL Consumers on Transferred Municipal Departing Load (TMDL) or New Municipal Departing Load (NMDL) schedules, SCE proposes to calculate the Fixed Recovery Charge amounts that would need to be paid, using an approach that is consistent with the method currently in place for calculation of TMDL and NMDL obligations.

We note that § 850.1(b) states “The commission may establish… an effective mechanism that ensures recovery of recovery costs through nonbypassable fixed recovery charges and any associated fixed recovery tax amounts from existing and future consumers in the service territory…” The Commission has clearly applied these nonbypassable charges to all departing load customers in all such financing orders.98

97 §§ 850(b)(7), 850(b)(8) and 850.1(b).

98 See D.20-04-030; D.20-11-007; and D.21-05-015.

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We make it clear that, in accordance with the statute, we direct the nonbypassable fixed recovery charges to apply to existing and future customers in the service territory, regardless of possible future municipalization or possible future asset transfers. We do this to properly apply the plain language of the statute. We also do this to ensure the confidence of potential Recovery Bond purchasers who understandably need to expect that there is an effective mechanism to ensure recovery of recovery costs through fixed recovery charges to repay the Recovery Bonds.

7.10.	Billing

As provided by § 850.1(g), the Fixed Recovery Charge must appear on the Consumer’s bill. That billing information must be provided as described below in this Financing Order. The Billing Commencement Date will be identified in the Issuance Advice Letter. SCE may structure a shorter or longer first interest payment period due to limitations in its billing system.

As a consequence of its billing system upgrade issues, SCE may use the interim bill presentation adopted in D.20-11-007 until the Fixed Recovery Charge can appear as a line item on the bill. In particular, SCE may direct Consumers to a webpage on SCE.com that presents Consumers with a table of the Fixed Recovery Charge and provides them with detailed information regarding the Fixed Recovery Charge, enabling them to calculate their Fixed Recovery Charge. SCE may also include all this information directly on Consumer bills.

After the implementation of the changes to SCE’s billing system, SCE proposes to include the Fixed Recovery Charge as a single line item for billing and accounting purposes. This line item would include the Fixed Recovery Charge relating to the Recovery Bonds issued pursuant to the D.20-11- 007, the current Application, and any future securitization charges relating to the Additional Recovery Bonds.

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SCE proposes to provide Consumers the following explanation of the Fixed Recovery Charge in the “Things You Should Know” section of each Consumer’s bill.

Fixed Recovery Charge:

SCE has been permitted to issue bonds that enable it to recover more quickly certain costs related to preventing and mitigating catastrophic wildfires. Your bill for electric service includes a Fixed Recovery Charge that has been approved by the CPUC to repay those bonds. The right to recover the Fixed Recovery Charge has been transferred to a separate entity (called the Special Purpose Entity) that issued the bonds and does not belong to SCE. SCE is collecting the Fixed Recovery Charge on behalf of the Special Purpose Entity.

Further, with the understanding that SCE is in the midst of revising its billing system which apparently may preclude it from adding a billing line for the Fixed Recovery Charge directly onto the Consumer bill, until that revision is complete, SCE must include information necessary for the Consumer to calculate the charge (along with an example of such a calculation) and a link to the SCE website for additional information.

The Commission approves the interim and long-term bill presentation and implementation of the Fixed Recovery Charge on Consumer Bills, as described herein.

7.11.	Billing and Collection Services

SCE, or any successor servicer, would be responsible for determining Consumers’ electricity usage, billing, collecting, and remitting the Fixed Recovery Charge to the Bond Trustee, and submitting Routine True-Up Mechanism Advice Letters and Non-Routine True-Up Mechanism Advice Letters

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as described above. To the extent Consumers of electricity in SCE’s Service Territory are billed by ESPs or another utility or entity (collectively, Third-Party Billers), SCE, or any successor server, will bill these Third-Party Billers, as the case may be, for the Fixed Recovery Charge, and the Third-Party Billers will be obligated to remit Fixed Recovery Charge revenues to SCE.

SCE, or any successor servicer, will remit estimated Fixed Recovery Charge revenues, on behalf of the SPE, to the Bond Trustee. The Bond Trustee will be responsible for making principal and interest payments to Bond investors and paying other Ongoing Financing Costs and will hold and apply such revenue as described under “Bond Transaction Structure” above. SCE, or any successor servicer, will remit Fixed Recovery Charge revenues in accordance with the servicing agreement to the Bond Trustee. The SPE will own legal title to, and all equitable interest in, the Recovery Property, including the Fixed Recovery Charge, and SCE will be legally obligated to remit all Fixed Recovery Charge revenues to the Bond Trustee for the Recovery Bonds secured by such Recovery Property.

SCE expects the rating agencies to require SCE, or any successor servicer, to remit the estimated Fixed Recovery Charge revenues to the Bond Trustee on a daily basis to avoid an adverse impact on the Recovery Bond credit ratings. Accordingly, SCE expects to remit estimated Fixed Recovery Charge revenues to the Bond Trustee on a daily basis and within two business days of the date SCE projects it would have received such payments based on its collection history to avoid an adverse impact on the Recovery Bond credit ratings. Estimated Fixed Recovery Charge daily remittances would be based on daily billed amounts, delinquency patterns, and the average number of days Consumer bills remain outstanding.

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Over the life of the Recovery Bonds, SCE, or any successor servicer, will prepare a monthly servicing report for the Bond Trustee that shows the estimated Fixed Recovery Charge revenues by month. The Bond Trustee (acting on behalf of the SPE) will have a legal right to only the amount of actual Fixed Recovery Charge collections. For greater accuracy, estimated Fixed Recovery Charge collections will be based on Consumer payment patterns. Not less often than semi-annually (or in the case of the first year after the Recovery Bond issuance, following the first payment date), SCE, or any successor servicer, will compare actual Fixed Recovery Charge collections to the estimated Fixed Recovery Charge revenues that have been remitted to the Bond Trustee. Such reconciliation shall be conducted within 60-days following the end of such semi- annual (or initial payment) period. SCE, or any successor servicer, may calculate actual Fixed Recovery Charge collections based upon delinquency and payment patterns (days sales outstanding) during such six-month (or initial) period. The difference between the estimated Fixed Recovery Charge revenues and the actual Fixed Recovery Charge collections, if there has been an over-remittance to the Bond Trustee, would be netted against the following month’s remittance(s) to the Bond Trustee, or, if there has been an under-remittance to the Bond Trustee, would be deposited with the Bond Trustee by SCE within ten days.

SCE has also proposed that amounts collected that represent partial payments of a Consumer’s bill will be allocated between the Bond Trustee and SCE based on the ratio of the billed amount for the Fixed Recovery Charge to the total billed amount. SCE states that this reconciliation and allocation methodology is an important bankruptcy consideration in determining the true sale nature of the transaction. In the event of any default by the Servicer, the Trustee (on behalf of the SPE) will be entitled to receive a reconciliation of estimated collections and remittances to the Trustee (described above) and actual collections of the Fixed Recovery Charge, including an allocation of partial payments based upon this pro-rata allocation methodology.

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Consistent with D.20-11-007,99 so long as multiple series of Recovery Bonds issued pursuant to Article 5.8 are outstanding and unpaid, the Fixed Recovery Charge should be allocated pro rata between the Bond Trustees for each series of Recovery Bonds. As contemplated by Article 5.8 (§§ 850.1(b), 850.1(e), and 850.2), SCE will act as the initial servicer for the Recovery Bonds, and the Recovery Property and the Fixed Recovery Charge will be pledged to secure the Recovery Bonds.

We find these servicing arrangements as well as the billing, collecting and remittance procedures described above to be consistent with Article 5.8 and consistent with seeking to achieve the lowest cost on the Recovery Bonds, and we approve these arrangements and procedures.

SCE has represented that in order to obtain the necessary true sale and bankruptcy opinions, the SPE must pay a servicing fee to SCE that is set at a level that constitutes fair and adequate consideration sufficient to obtain the true sale and bankruptcy opinions required for the Securitization. SCE proposes to charge an annual servicing fee of 0.05 percent of the presumed initial principal Recovery Bond amount, plus out-of-pocket expenses (e.g., legal, accounting fees), to cover SCE’s incremental costs and expenses in servicing the Recovery Bonds.

In this Financing Order, the Commission finds the proposed servicing fee to be reasonable subject to review by the Finance Team to examine the support and logic of this SCE charge as an annual servicing fee that is set at a level that constitutes fair and adequate consideration sufficient to obtain the true sale and bankruptcy opinions required for the Securitization.

99 D.20-11-007, Conclusion of Law 56, at 109.

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In the event that SCE fails to perform its servicing functions satisfactorily, as set forth in the Servicing Agreement, or is required to discontinue its billing and collecting functions, a successor servicer acceptable to the Bond Trustee, acting on behalf of the Recovery Bond holders, and approved by the Commission will replace SCE. SCE may not elect to reject any of the duties, obligations, or responsibilities directed by the Financing Order. In the event SCE fails to perform its servicing functions satisfactorily, we task the Commission’s Energy Division with determining the appropriate annual fees to be paid to the new servicer, and any such fee agreement with the new servicer must be approved by the Commission through a resolution.

In the case of certain events of default under the Servicing Agreement upon the application of the Bond Trustee, as permitted by § 850.3(e), the Commission may to sequester Fixed Recovery Charges necessary to enhance the credit quality of the Recovery Bonds.

The credit quality and expertise in performing servicing functions will be important considerations when appointing a successor servicer to ensure the credit ratings for the Recovery Bonds are maintained. Therefore, the Commission does not intend to approve a new servicer without first determining that the appointment of the selected servicer will not cause the then-current rating of any then outstanding Recovery Bonds to be withdrawn or downgraded. This will provide assurance to the rating agencies that the Recovery Bonds’ rating will not be undermined in the future because of a successor servicer.

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Although SCE will act as servicer, it is possible that Third-Party Billers will bill and collect the Fixed Recovery Charges from some Consumers. To the extent SCE’s Consumers of electricity are billed by Third-Party Billers, SCE proposes to bill these Third-Party Billers for the Fixed Recovery Charge, with the Third-Party Billers being obligated to remit Fixed Recovery Charge collections to SCE. SCE would remit estimated Fixed Recovery Charge collections to date, on behalf of the applicable SPE, to the Bond Trustee. These Third-Party Billers should meet minimum billing and collection experience standards and creditworthiness criteria (to seek to prevent the rating agencies from imposing additional credit enhancement requirements or assigning lower credit ratings to the Recovery Bonds). Therefore, SCE requests that Third-Party Billers that bill and collect the Fixed Recovery Charge satisfy the creditworthiness and other requirements applicable to ESPs that meter and bill electric Consumers as set forth in SCE’s Electric Rule 22.P., “Credit Requirements.”

7.12.	Periodic Reporting

General Order 24-C requires utilities to submit a periodic report to the Commission that contains, among other things, the following information: (1) the amount of debt issued by the utility at the end of the period; (2) the total amount of debt outstanding at the end of the prior period; and (3) the Commission’s paid and total proceeds received from debt issued during the prior period. The Commission’s Financing Rule adopted in D.12-06-015 (as amended in D.12-07-003) likewise imposes certain requirements and reporting obligations in connection with the issuance of debt securities and use of swaps and hedges. SCE states that it will comply with the Financing Rule and GO 24-C with respect to the Recovery Bonds and we authorize SCE, on behalf of the SPE, to provide periodic reports pursuant to GO 24-C and the Financing Rule regarding the Recovery Bonds to the Commission Staff. Failure of SCE to comply with any such reporting requirement will not adversely affect or impair the Fixed Recovery Charges, the Recovery Property, or the payment of the Recovery Bonds and all ongoing financing costs.

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8.	The Required Contents of the Financing Order

The required contents of the Financing Order must encompass direction for SCE to follow in executing all steps to implement the Recovery Bonds sale with all reasonable transparency and safeguards and optimal Consumer results. The Commission has previously directed similar Financing Orders. Here, the Financing Order must be effected so as to enable a Finance Team (as determined above). Therefore, this Financing Order is directing the formation of a Finance Team, and such other conditions as are imposed herein.

9.	Continued Reporting Compliance

The requirement for SCE to provide continued reporting compliance to the Commission is implemented by instructing SCE to provide the Commission with information regarding the results of these Track 1 and 2 AB 1054 CapEx Recovery Bonds, and by SCE’s Fixed Recovery Charge true-up efforts to inform Commission Staff, and by such additional reporting direction as is found in this Financing Order. SCE acknowledges that it must continue to provide the Commission with GO 24-C Reporting relevant to this Financing Order. To the extent necessary, the Finance Team may review and participate in the development of information to be reported.

As part of each subsequent Financing Order application pursuant to AB 1054, SCE acknowledges that it must provide the Commission with an evaluation regarding these Track 1 and 2 AB 1054 CapEx Recovery Bonds proposal and the actual results of the Recovery Bonds sales effort, regarding the extent of SCE’s ability to provide the lowest practical total cost to the utility Consumers.

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10.	Fees

Whenever the Commission authorizes a utility to issue debt, the Commission is required to charge and collect a fee in accordance with § 1904(b), which states, in relevant part, as follows:

§ 1904(b): For a certificate authorizing an issue of bonds, or other evidences of indebtedness, two dollars ($2) for each one thousand dollars ($1,000) of the face value of the authorized issue or fraction thereof up to one million dollars ($1,000,000), one dollar ($1) for each one thousand dollars ($1,000) over one million dollars ($1,000,000) and up to ten million dollars ($10,000,000), and fifty cents ($0.50) for each one thousand dollars ($1,000) over ten million dollars ($10,000,000), with a minimum fee in any case of fifty dollars ($50). No fee need be paid on such portion of any such issue as may be used to guarantee, take over, refund, discharge, or retire any stock, bond, note, or other evidence of indebtedness on which a fee has theretofore been paid to the commission. (Emphasis added)

We conclude that § 1904(b) applies to the Recovery Bonds, as there is nothing in Article 5.8 that exempts the Recovery Bonds from § 1904(b). The following table shows the calculation of the fee required by § 1904(b):

Computation of Fee

Recovery Bonds Authorized by this Order
Fee on First $1 Million	$2,000
Fee on $1 Million—$10 Million	$9,000
Fee on Amount over $10 Million	$502,238
Total Fee	$513,238

SCE should remit the required fee of $513,238, which amount is subject to change based on the final principal amount of Recovery Bonds to be issued pursuant to this Financing Order as set forth in the Issuance Advice Letter, to the Commission’s Fiscal Office no later than 10 days after all conditions precedent

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for the issuance of the Recovery Bonds have been satisfied and, in any event, prior to the first issuance of the Recovery Bonds. In this time of pandemic, SCE is permitted to pay its Application fees through wire transfer, notwithstanding Rule 1.16 of the Commission’s Rules of Practice and Procedure. The SPE should reimburse SCE for this fee. This fee will be an Upfront Financing Cost.

11.	Irrevocable Financing Order

This Financing Order is irrevocable to the extent set forth in § 850.1(e). Pursuant to § 850.1(e), the State of California through this Financing Order pledges and agrees with SCE, owners of Recovery Property, the SPE(s), and holders of the Recovery Bonds, that the State shall neither limit nor alter, except with respect to the True-Up Mechanism, the Fixed Recovery Charges, , the Recovery Property, this Financing Order, or any rights thereunder until the Recovery Bonds, together with the interest thereon and associated Financing Costs, are fully paid and discharged, and any associated taxes have been satisfied or, in the alternative, have been refinanced through an additional issue of Recovery Bonds. However, nothing shall preclude the limitation or alteration if and when adequate provision shall be made by law for the protection of SCE and the owners and holders of Recovery Bonds. The SPE is authorized to include this pledge and undertaking for the State in such Recovery Bonds.

12.	SCE’s Written Consent to Be Bound By Financing Order

In accordance with § 850.1(d), the Financing Order adopted herein shall become effective only after SCE files its written consent to all the terms and conditions of this Financing Order. Within 10 days from the issuance date of this Financing Order, SCE should file and serve a written statement that provides notice of whether or not SCE consents to all terms and conditions of this Financing Order. If SCE declines to provide its consent, SCE’s written statement should identify the specific terms and conditions it finds objectionable and explain why it does not consent to these terms and conditions.

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13.	Rehearing and Judicial Review

As required by §§ 850(b)(14) and 850.1(g), the Commission shall adjust the Fixed Recovery Charges, as necessary, to ensure timely recovery of all Recovery Costs that are the subject of this Financing Order, and the costs associated with the recovery, financing, or refinancing thereof, including servicing and retiring the Recovery Bonds authorized by this Financing Order. When setting other rates or charges for SCE, nothing in Article 5.8 shall prevent the Commission from taking into account the collection of Fixed Recovery Charge in excess of the amount required to pay Recovery Costs financed or refinanced by the Recovery Bonds, provided that this would not result in a recharacterization of the tax, accounting, and other intended characteristics of the financing, including, but not limited to, any of the following: (A) treating the transaction as a qualifying securitization; (B) treating the Recovery Bonds as debt of SCE or its affiliates for federal income tax purposes; and (C) treating the transfer of the Recovery Property by SCE as a true sale for bankruptcy purposes.

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This Financing Order construes, applies, implements, and interprets the provisions of Article 5.8. Therefore, applications for rehearing and judicial review of this Financing Order are subject to §§ 1731 and 1756. These laws provide that any application for rehearing of this Financing Order must be filed within 10 days after the date of issuance of this Financing Order. The Commission must issue its decision on any application for rehearing within 210 days of the filing of the application for rehearing. Within 30 days after the Commission issues its decision denying the application for a rehearing, or, if the application was granted, then within 30 days after the Commission issues its decision on rehearing, or at least 120 days after the application for rehearing is granted if no decision on rehearing has been issued, any aggrieved party may petition for a writ of review in the court of appeal or the Supreme Court for the purpose of having the lawfulness of the Financing Order or decision on rehearing inquired into and determined. If the writ issues, it shall be made returnable at a time and place specified by court order and shall direct the Commission to certify its record in the case to the court within the time specified.

14.	Reduction of Comment Period

Pursuant to Rule 14.6(c)(11), the period for public opening comment under §311 is reduced from 20 days to 17 days from the date of mailing, and the period for public reply comment under §311 is reduced from effectively 25 days to 20 days from the date of mailing.100 On October 11, 2021, opening comments were timely filed by CLECA, EPUC, SCE, and TURN. On October 14, 2021, reply comments were timely filed SCE and TURN.

CLECA and EPUC’s comments were uniformly supportive of the proposed decision, and generally cited to their respective briefing.

SCE’s comments were generally supportive of the proposed decision, but proposed revisions regarding the rejection of securitization of the O&M and Uncollectibles expenses, regarding its capital structure (in relation to the O&M and Uncollectibles expenses), regarding the treatment of SCE’s tax proposal, and regarding certain several citations and references. After review, no change will be made regarding the rejection of securitization of the O&M and Uncollectibles expenses, as the factors considered and the explanations provided in the decision

100

The shortened comment periods allow for this Financing Order to be voted on at the October 21, 2021, Commission Meeting, thereby allowing the Commission to meet SCE’s requested 120- day expedited schedule request under §850.1(g).

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are sufficiently complete.101 With regard to authorizing a change to SCE’s capital structure, no changes will be made.102 However, while SCE’s comments have resulted in no substantive citations, a number of non-substantive revisions have been made to ensure clarity and consistency in this revised decision.

TURN’s comments were generally supportive of the proposed decision, but proposed revisions regarding the Fixed Recovery Charge interclass allocation and the Fixed Recovery Charge allocation to CARE customers. After review, no change will be made to the Fixed Recovery Charge interclass allocation, as the factors considered and the explanations provided in the decision are sufficiently complete. Regarding the Fixed Recovery Charge allocation to CARE customers, this decision will not direct a change regarding SCE’s CARE discount rate for the implementation of this Financing Order but instead finds that the issue is ripe for prompt review.103

101	SCE is mistaken when it comments that we direct a 36-month amortization in this decision: we have instead directed that there is to be an advice letter to determine the amortization schedule.
102

This issue had not been raised earlier and consequently parties are unable to meaningfully create a record with regard to its possible impact. We note that SCE’s “cost of capital” proceeding is now in progress, and this issue can be addressed in that proceeding with no harm to SCE as a result of this proceeding.

103

In its reply to TURN’s position regarding the CARE discount, SCE has cited to D.15-07-001 in support of its position. A close review of that decision fails to support SCE’s position that its CARE discount cannot exceed 32.5 percent. D.15-07-001 directed, in part, for SCE to propose its CARE discount by filing an Advice Letter. On April 15, 2016, SCE filed Advice Letter 3392-E, proposing to set SCE’s CARE discount at 32.5 percent, and the Advice Letter was approved by the Commission. SCE’s CARE discount was not permanently set at 32.5 percent through the Commission’s approval of Advice Letter 3392-E, and cannot be cited by SCE as having done so. The issue of SCE’s CARE discount is ripe for prompt review in a proceeding that provides full opportunity for all stakeholders to address the issue of SCE’s CARE discount. We observe that SDG&E and PG&E have long set their CARE discounts at the statutory maximum of 35 percent. It may be appropriate for SCE’s CARE discount to harmonize with those of the other IOUs.

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15.	Assignment of Proceeding

President Marybel Batjer is the assigned Commissioner and Jason Jungreis is the assigned Administrative Law Judge in this proceeding.

Findings of Fact

1.	The Recovery Bonds proposed by SCE possess all of the characteristics required or authorized by Article 5.8 including:

a.

The Recovery Bonds will be secured principally by the right to receive revenues from irrevocable and nonbypassable Fixed Recovery Charges designed to provide timely and sufficient funds to pay for Recovery Bond principal, interest, and all other Financing Costs. This is the right to the Recovery Property.

b.

The proceeds of the Recovery Bonds and sale of the Recovery Property to the SPE will be used by SCE to pay or reimburse SCE for the cost of paying Recovery Costs, which includes the bond amounts and Upfront Financing Costs.

c.

SCE will not issue the Recovery Bonds. The Recovery Bonds will be issued by one or more bankruptcy remote SPEs that are (a) formed and wholly owned by SCE, and (b) separate from SCE. The SPE will purchase the Recovery Property in an absolute transfer and true sale and own the Recovery Property, including the right to receive Fixed Recovery Charge revenues.

d.	The issuance of the Recovery Bonds will result in savings to Consumers, when compared to traditional recovery methods for the Track 1 and 2 AB 1054 CapEx bond amount.

e.

The Recovery Bonds will be issued pursuant to enacted legislation (i.e., Public Utilities Code Article 5.8) that is satisfactory to SCE and to the Commission, and the proposed transaction structure for issuing the recovery bonds is consistent with structure generally used in the utility sector.

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2. SCE has demonstrated, using SCE’s approved rate of return of 7.68 percent, that issuance of the Recovery Bonds will reduce Consumer rates by approximately $402,900,000 on a present value basis as compared to the recovery of the approximately $517,581,00 Track 1 and 2 AB 1054 CapEx bond amount approved in this Finance Order through traditional utility financing of that amount.

3. SCE has demonstrated that the recovery of the Track 1 and 2 AB 1054 CapEx and Upfront Financing Costs through the designation of Fixed Recovery Charges, and the issuance of the Recovery Bonds employing the review and approval of the Finance Team, and in conformance with the requirements set forth in this Financing Order, is expected to reduce, to the maximum extent possible, the rates to Consumers on a present value basis as compared to traditional utility financing mechanisms, and the proposed recovery bond term is consistent with the estimated useful life of the underlying assets for SCE’s 2021 GRC Wildfire Capital expenditures.

4. The Recovery Bonds will be issued by the SPE, and not by SCE, and the SPE will be a wholly owned separate subsidiary of SCE that will be established for the purpose of carrying out this Financing Order.

5. The purpose of the Finance Team is to provide oversight over the structuring, marketing, and pricing of the transaction and to review and approve the material terms of the transaction in light of the goal to reduce rates on a present value basis to the maximum extent possible pursuant to AB 1054’s directives.

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6. The Finance Team’s pre-issuance review and approval of the material terms and structure of a series of Recovery Bonds will be evidenced by a letter from the Finance Team to SCE delivered on or before the date of the pricing of the relevant Recovery Bonds. SCE will be required to include such approval letter as an attachment to the Issuance Advice Letter relating to such series of Recovery Bonds, or as a supplement to such Issuance Advice Letter. Such approval letter from the Finance Team to SCE will be a condition precedent to the issuance of such series of Recovery Bonds, as will be the certification to the Finance Team from SCE, or from the lead underwriter(s), of each Recovery Bond’s final Authorized Amount, including the final calculation of the Upfront Financing Costs, for approval by the Finance Team.

7. The Commission will, through its Staff, review and approve the final terms and structure of the Recovery Bonds through the Issuance Advice Letter process to ensure the terms and structure are consistent with the Financing Order.

8. As provided in § 850(b)(11), the Recovery Property, which will be established by this Financing Order and further identified in the Issuance Advice Letter, includes (i) the right, title and interest in and to the Fixed Recovery Charges, including the right to obtain adjustments of such charges as authorized in this Financing Order, and (ii) the right to be paid the Fixed Recovery Charges, as well as all revenues, collections, claims, payments, moneys, or proceeds of or arising from the Fixed Recovery Charges.

9. Pursuant to § 850.2(d), the Recovery Property established by this Financing Order will continue to exist until the date on which the Recovery Bonds and all of its associated Ongoing Financing Costs are paid in full.

10. The owners of Recovery Property are entitled to recover Fixed Recovery Charge revenues in the aggregate amount sufficient to pay on a timely basis the principal and interest on the Recovery Bonds together with all other Financing Costs associated with the Recovery Bonds until all such costs are paid in full.

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11. Fixing the interest rate of the Recovery Bonds and the full amortization term is reasonably expected to ensure the maximum possible Consumer savings.

12. Dividing the Recovery Bonds into several tranches with different legal maturity dates, with the final number, type, and size of Recovery Bond tranches to be approved by the Finance Team, will support reducing, to the maximum extent possible, the rates on a present value basis that Consumers will pay compared to traditional utility financing mechanisms.

13. The credit quality of the Recovery Bonds will be enhanced by ordering the sequestration and payment of the Fixed Recovery Charges to the Bond Trustee for the benefit of the SPE in the event that SCE defaults on its role as servicer of the Recovery Bonds.

14. To achieve the highest possible credit ratings for the Recovery Bonds, rating agencies may require over-collateralization by the SPE.

15. The SPE will have the legal obligation to repay the Recovery Bonds from Fixed Recovery Charge revenues.

16. It is reasonable for the SPE, as the owner of the Recovery Property, to pledge the Recovery Property as collateral to the Bond Trustee to secure payments of the principal and interest on the Recovery Bond and all other Ongoing Financing Costs.

17. We accept SCE’s estimates that total Upfront Financing Costs (assuming one issuance and no credit enhancements) would be approximately $8,753,000.

18. An equity contribution toward the initial principal amount of the Recovery Bonds is required in order to assure that the issuance of the Recovery Bonds will be treated as a Qualifying Securitization and obtain favorable debt-for-tax treatment for federal income tax purposes.

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19. Establishment, and adjustment from time to time, of the Fixed Recovery Charges is required to ensure the collection of sufficient revenue to pay, on a timely basis and in full, the principal and interest on the Recovery Bonds as scheduled, together with all other Financing Costs.

20. Recovery of the Ongoing Financing Costs associated with servicing the Recovery Bonds and supporting the operations of the SPE, including without limitation, servicing fees, administration fees, and Bond Trustee fees, and credit enhancement costs, if required, through the Fixed Recovery Charges, is necessary in order to ensure the bankruptcy remoteness of the SPE and obtain the highest possible rating on the Recovery Bonds.

21. It is reasonable for SCE to recover the cost or credit amounts that are needed to address any federal and State of California income and franchise taxes associated with the Fixed Recovery Charges but not approved as Financing Costs to be financed from the proceeds of the Recovery Bonds, and for SCE to record these amounts in the distribution sub-account of SCE’s BRRBA for recovery from or credit to Consumers.

22. The ratemaking mechanisms described in this Financing Order to determine the Fixed Recovery Charges, including the allocation of the Recovery Costs through the Fixed Recovery Charges, the True-Up Mechanism, and submission of the Routine True-Up Mechanism Advice Letters and Non-Routine True-Up Mechanism Advice Letters pursuant thereto, are reasonable and ensure the timely payment of the Recovery Bonds and all other Ongoing Financing Costs and secure for the Recovery Bonds the highest possible credit ratings resulting in the lowest cost to Consumers.

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23. Subject to the Finance Team’s review and approval, it is reasonable for the Recovery Bonds to be issued using an offering through a negotiated sale with underwriters because of the complex nature of the highly structured transaction and to minimize its annual service debt costs, principal, and interest costs.

24. In its capacity as servicer, it is reasonable for SCE to be responsible for determining Consumers’ electricity usage and billing, collecting, and remitting the Fixed Recovery Charges to the Bond Trustee, and submitting Routine True-Up Mechanism Advice Letters and Non-Routine True-Up Mechanism Advice Letters.

25. Subject to the review and approval of the Finance Team, it is reasonable for the Bond Trustee to pay an annual servicing fee charged by SCE, together with out-of-pocket expenses (e.g., legal, accounting fees). Furthermore, subject to review and approval of the Commission, it is reasonable for the Bond Trustee to pay a servicing fee at a level sufficient to induce another entity to take over the servicing function from SCE should this become necessary. In the event that an unaffiliated third-party servicer takes over the servicing function from SCE, it is reasonable, subject to the review and approval of the Finance Team and the Commission, that the unaffiliated third-party servicer receives a reasonable servicing fee from the Bond Trustee. The fees and expenses incurred by SCE or such affiliate to perform obligations under the Servicing Agreement in excess of the incremental cost of billing and collecting the Fixed Recovery Charges and servicing the Recovery Bonds will be returned to Consumers by SCE through normal ratemaking processes.

26. Subject to the review and approval of the Finance Team, it is reasonable for the Bond Trustee to pay an administration fee to support the operations of the SPE, which will have no staff. The fees and expenses incurred by SCE to perform obligations under the Administration Agreement in excess of the incremental cost of administering the SPE should be returned to Consumers by SCE through normal ratemaking processes using the BRRBA.

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27. The credit quality and expertise in performing servicing functions will be important considerations should it be necessary to approve the appointment of a successor servicer in order to ensure the credit ratings for the Recovery Bonds are maintained.

28. It is reasonable that the Bond Trustee’s collection account has at least three subaccounts: (i) the general subaccount to hold Fixed Recovery Charge collections; (ii) the capital subaccount to hold the capital contribution made by SCE; and (iii) the excess funds subaccount to hold investment earnings and funds collected in excess of amounts necessary to pay principal, interest, and other Ongoing Financing Costs on a Recovery Bond payment date.

29. Establishment of an over-collateralization sub-account is reasonable if required to provide credit enhancement for the Recovery Bonds and lower costs to Consumers and if such account is approved by the Finance Team pre-issuance and the Commission through the Issuance Advice Letter process.

30. §§ 850.1(e) and 850.1(g) require the Commission to adjust the Fixed Recovery Charges at least annually (and at least quarterly beginning 12 months prior to the last scheduled final payment date of the last maturing tranche of a series of Recovery Bonds), and more frequently, if necessary, to ensure timely recovery of the amounts identified in Finding of Fact 10. The Commission’s authority under Article 5.8 and pursuant to § 850.1(g) to authorize periodic true- up adjustments persists until the Recovery Bonds and all other Financing Costs are fully paid and discharged, and does not expire like the Commission’s authority to issue financing orders in the first instance under § 850.6. It is therefore appropriate for SCE to submit Routine True-Up Mechanism

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Advice Letters and Non-Routine True-Up Mechanism Advice Letters and use an advice letter process to implement the periodic true-up adjustment described in the Application and this Financing Order, all subject to the review and approval by the Commission as set forth in this Financing Order, as these Advice Letters constitute “application[s] . . . to implement a true-up adjustment” pursuant to § 850.1(g).

31. It is possible that Third-Party Billers will bill and collect the Fixed Recovery Charges from some Consumers.

32. It is reasonable that Consumers in SCE’s Service Territory that no longer take transmission or distribution retail service, or that depart or reduce SCE service after the date of this Financing Order, be treated as DL Consumers, using applicable tariffs for DL Consumers, and will be subject to pay the Fixed Recovery Charges. DL Consumers are obligated to pay Fixed Recovery Charges using applicable language under existing tariffs for DL Consumers based on an approach that is consistent with the method currently in place for recovery of nonbypassable charges.

33. §§ 851 and 854 empower the Commission to review for authorization any possible future voluntary or involuntary change in ownership of assets from an electrical or gas corporation to a public entity (pursuant to §§ 851(a), (b)(1) and 854.2(b)(1)(F)).

34. If a Third-Party Biller meters and bills for the Fixed Recovery Charges, SCE requires access to information on kWh billing and usage by Consumers to provide for proper reporting to the SPE and to perform its obligations as servicer.

35. The Fixed Recovery Charges will be nonbypassable and payable by all existing and future Consumers in SCE’s Service Territory as of the date of this Financing Order, except for those Consumers participating in the California

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Alternative Rates for Energy or Family Electric Rate Assistance programs pursuant to § 850.1(i). The Fixed Recovery Charges will appear on the electric bill of each such Consumer in SCE’s Service Territory as electric charges as soon as practicable following the issuance of the first series of Recovery Bonds, but in all events no later than necessary to bill and collect funds sufficient to pay principal, interest, and Ongoing Financing Costs payable on the first payment date of the Recovery Bonds.

36. It is reasonable that, if electric Consumers in SCE’s Service Territory fail to pay their electric utility bills in full, any partial payments of a Consumer’s bill be allocated on a pro rata basis between the Bond Trustee and SCE based on the ratio of the billed amount for the Fixed Recovery Charges, and other rates and charges to the total billed amount, to avoid SCE favoring its own interests and to support the “bankruptcy remote” status of the SPE.

37. The Bond Trustee (acting on behalf of the SPE) will have a legal right to only the amount of actual Fixed Recovery Charge cash collections. As servicer, SCE will be legally obligated to remit Fixed Recovery Charge revenues, on behalf of the SPE, to the Bond Trustee.

38. It is reasonable for SCE to request the issuance of additional Recovery Bonds through the SPE or Additional SPEs by submitting an application showing that the relevant amounts or costs are recovery costs within the meaning of § 850(a)(10) and identifying the Commission decision(s) or determination(s) regarding the reasonableness of those amounts or costs, consistent with § 850(a)(1)(A)(i).

39. The Recovery Bonds approved by this Financing Order comply with §§ 817(b), (c), (g) and (h), even if those provisions did apply.

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40. It is reasonable to establish a Finance Team, as set forth in this Financing Order, for this issuance of the Recovery Bonds at issue here and for additional Recovery Bond applications.

41. The Authorized Track 1 and 2 AB 1054 CapEx has previously been determined to be just and reasonable under § 451 and in the public interest and therefore are Recovery Costs pursuant to § 850(b)(10).

42. Using a 25-year amortization period for the 2021 wildfire-related O&M expenses and 2020 Residential Uncollectable Bad Debts expenses will require ratepayers to pay utility rates that are higher than they would pay using traditional ratemaking mechanisms for the majority of the bond term.

43. In SCE Advice Letter 4412-E, the Commission approved SCE’s plan to transfer O&M expenses to the distribution subaccount of the Base Revenue Requirement Balancing Account and implement those approved costs and expenses in customers’ distribution rates as soon as practicable if those expenses were not authorized for securitization in this financing order.

44. In this time of pandemic, it is reasonable for SCE to be permitted to pay its Application fees through wire transfer, notwithstanding Rule 1.16 of the Commission’s Rules of Practice and Procedure.

Conclusions of Law

1. The Recovery Bond and the imposition and collection of the Fixed Recovery Charge proposed by SCE in the Application and as modified in the Financing Order satisfy all the conditions established by Public Utilities Code Article 5.8. The issuance of the Recovery Bond is just and reasonable and consistent with the public interest, because the material terms and conditions of the Recovery Bond, as set forth in this Financing Order and with the oversight of the Finance Team, are designed in conformance with industry standards to

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ensure the lowest-cost, highest-rated bonds, and to provide substantial benefits to Consumers. Further, SCE has demonstrated that the recovery of the Track 1 and 2 AB 1054 CapEx, their related Pre-Securitization Debt Financing Costs, and the Bond’s Upfront Financing Costs through the designation of Fixed Recovery Charges and the issuance of the Recovery Bond employing the review and approval of the Finance Team, and in conformance with the requirements set forth in this Financing Order, should reduce, to the maximum extent possible, the rates to Consumers on a present value basis.

2. Prior to the issuance of each series of Recovery Bonds, each Recovery Bond series and the associated Recovery Bond transactions should be reviewed and approved by the Commission’s Finance Team consisting of the Commission’s General Counsel, the Deputy Executive Director for Energy and Climate Policy, other Commission Staff, outside bond counsel, and any other outside experts that the Finance Team deems necessary. The other outside expertise may include, for example, independent legal counsel and an independent financial advisor to assist the Finance Team in overseeing and reviewing the issuance of a series of Recovery Bonds. Any costs incurred by the Finance Team in connection with its review and approval of a series of Recovery Bonds should be treated as a Bond Issuance Cost.

3. The Upfront Financing Costs and the estimated Ongoing Financing Costs should be reviewed and approved by the Finance Team to help ensure the Fixed Recovery Charges produce the maximum possible reduction of Consumer rate impact on a present value basis as compared to the use of traditional utility financing mechanisms.

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4. As provided in § 850(b)(11), the Recovery Property, which should be established by this Financing Order and further identified in the Issuance Advice Letter, includes (i) the right, title and interest in and to the Fixed Recovery Charges, including the right to obtain adjustments of such charges as authorized in this Financing Order, and (ii) the right to be paid the Fixed Recovery Charges, as well as all revenues, collections, claims, payments, moneys, or proceeds of or arising from the Fixed Recovery Charges.

5. Pursuant to § 850.1(h), the Recovery Property established by this Financing Order should be created simultaneously with the sale of such Recovery Property to the SPE and should constitute a current property right and will thereafter continuously exist as property for all purposes.

6. The Ongoing Financing Costs described in SCE’s testimony and in this Financing Order constitute “financing costs” under § 850(b)(4) and as reviewed and approved by the Finance Team should be recoverable from the Fixed Recovery Charges.

7. The Recovery Bonds authorized by this Financing Order should not: (i) constitute a debt or liability of the State of California or any political subdivision thereof; (ii) constitute a pledge of the full faith and credit of the State or any political subdivision; or (iii) directly, indirectly, or contingently obligate the State or any political subdivision thereof to levy or to pledge any form of taxation to pay any obligations associated with the Recovery Bonds or to make any appropriations for their payment.

8. The Recovery Bonds should not require the Commission’s approval pursuant to § 701.5 because SCE will not “issue any bond, note, lien, guarantee, or indebtedness of any kind pledging the utility assets or credit for or on behalf of any subsidiary or affiliate” under that provision.

9. The Recovery Bonds should not require approval pursuant to §§ 817 and 818 since the SPE, not SCE as a public utility, will be the issuer. Even if §§ 817 and 818 were to apply, issuance of the Recovery Bonds is consistent with those provisions.

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10. The Commission should have full access to the books and records of the SPE. SCE should not make any profit from the SPE, except for an authorized return on SCE’s capital contribution to the SPE in an amount equal to the weighted average interest rate on the Recovery Bonds.

11. Upon the issuance of the Recovery Bonds, SCE should contribute equity to the SPE, as necessary, to satisfy the conditions for a Qualifying Securitization under IRS Revenue Procedure 2005-62; provided, however, that SCE has no obligation to pay the amounts owed by the SPE on the Recovery Bonds or to make any additional equity contributions to the SPE to facilitate the SPE’s repayment of the Recovery Bonds and all other Ongoing Financing Costs.

12. SCE should sell the Recovery Property identified in the Issuance Advice Letter to the SPE identified in such Issuance Advice Letter. The SPE identified in the Issuance Advice Letter should constitute a Financing Entity for all purposes of Article 5.8.

13. The transfer of the Recovery Property by SCE to an SPE should be in accordance with § 850.4, and should be treated as an absolute transfer of all of SCE’s right, title, and interest, as in a true sale, and not as a pledge or other financing, of the Recovery Property, other than for federal and state income tax and franchise tax purposes.

14. Once the Recovery Property is established as provided in this Financing Order, any protest, review, or correction should be limited as provided in the description of the True-Up Mechanism in this Financing Order.

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15. The Recovery Bonds should be secured by the Recovery Property, SPE equity held by the Bond Trustee, and other Bond Collateral held by the Bond Trustee.

16. The SPE should transfer the Recovery Bond proceeds (net of Upfront Financing Costs) to SCE to purchase the Recovery Property.

17. The following should occur or exist as a matter of law upon the sale by SCE of Recovery Property to the SPE: (i) the SPE should have all of the rights originally held by SCE with respect to the Recovery Property, including the right to exercise any and all rights and remedies to collect any amounts payable by any Consumer in respect of the Recovery Property, including the Fixed Recovery Charges, notwithstanding any objection or direction to the contrary by SCE; (ii) any payment by any Consumer of owed Fixed Recovery Charges should discharge such Consumer’s obligations in respect of the Recovery Property to the extent of such payment, notwithstanding any objection or direction to the contrary by SCE; and (iii) SCE should not be entitled to recover the Fixed Recovery Charge associated with the Recovery Property other than for the benefit of the SPE or of holders of the associated Recovery Bond in accordance with SCE’s duties as servicer with respect to such Recovery Bond.

18. A separate and distinct statutory lien described in § 850.3(g) should exist on the Recovery Property then existing or thereafter arising that is described in an Issuance Advice Letter and should secure all obligations, then existing or subsequently arising, to the holders of the Recovery Bond described in such Issuance Advice Letter and the Bond Trustee for such holders. There should be no statutory liens of the type described in § 850.3(g) except as provided in this Conclusion of Law section.

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19. To ensure that the SPE is legally separate and bankruptcy remote from SCE the SPE should be authorized to: (i) include restrictions in its organizational documents limiting the activities of the SPE to the issuance of the Recovery Bonds and related activities and eliminating the SPE’s ability to voluntarily file for bankruptcy; (ii) provide for the appointment of one or more independent directors to the SPE board; and (iii) provide for the payment of servicing and administration fees adequate to compensate SCE or any successor servicer for their costs of providing service.

20. Any default under the documents relating to the Recovery Bonds should entitle the holders of Recovery Bonds, or the Bond Trustees or representatives for such holders, to exercise the rights or remedies such holders or such Bond Trustees or representatives therefore may have pursuant to any statutory or other lien on the Recovery Property.

21. The SPE should be authorized to provide credit enhancements for the Recovery Bonds as reviewed and approved by the Finance Team in addition to the True-Up Mechanism, but only if such credit enhancements are required by the rating agencies to receive the highest investment-grade rating or the all-in cost of the Recovery Bonds with the credit enhancements is less than without the credit enhancements. Such credit enhancements, if any, should be described in the Issuance Advice Letter.

22. Any revenue for credit enhancements that is collected as part of the Fixed Recovery Charges, in excess of total debt service on the Recovery Bonds and other Recovery Costs, should be the property of the SPE.

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23. After the Recovery Bonds and all Ongoing Financing Costs are repaid, if a balance remains in the collection account, or any subaccount, that balance should be returned in the following order of priority: first, an amount equal to SCE’s initial equity contribution into the capital subaccount, together with the required rate of return should be paid to SCE, and second, all other amounts held by the Bond Trustee in any fund or account (including any over-collateralization account) should be returned to SCE, and such amounts, together with any Fixed Recovery Charges revenues thereafter received by SCE, should be credited to Consumers, as defined in § 850(b)(3), through normal ratemaking processes.

24. The Upfront Financing Costs described in the Application, including, inter alia, underwriters’ fees and expenses, rating agency fees, § 1904 fees, accounting fees and expenses, SEC registration fees, printing/EDGARizing costs expenses, legal fees and expenses, Bond Trustee’s fees and expenses, original issue discount, costs of the Commission, and other Upfront Financing Costs, as reviewed and approved by the Finance Team, are “financing costs” as defined in § 850(b)(4) and should be treated as Recovery Costs for purposes of § 850(b)(10) and recoverable from Recovery Bond proceeds or the Fixed Recovery Charges.

25. When the SPE issues the Recovery Bonds, the SPE should estimate the Upfront Financing Costs and provide that information to the Finance Team for its review and approval. After all Upfront Financing Costs are paid by the SPE, any Recovery Bond proceeds not used to purchase the Recovery Property or for the payment of Upfront Financing Costs should be used to offset the revenue requirement in the next Fixed Recovery Charge true-up calculation. In the event that the actual Upfront Financing Costs exceed the estimated amount, the short- fall amount may be recovered in the next Fixed Recovery Charge true-up calculation.

26. The SPE, not SCE, should “issue any bond, note, lien, guarantee, or indebtedness of any kind pledging the utility assets or credit for or on behalf of any subsidiary or affiliate” under § 701.5.

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27. All Recovery Bonds should contain a legend to the following effect: “Neither the full faith and credit nor the taxing power of the State of California is pledged to the payment of the principal of, or interest on, this bond.”

28. SCE should be authorized to use the proceeds from its sale of the Recovery Property to the SPE to reimburse itself for Track 1 and 2 AB 1054 CapEx and Upfront Financing Costs paid by, or on behalf of, SCE, as reviewed and approved by the Finance Team.

29. SCE should be authorized pursuant to Article 5.8 to bill and collect Fixed Recovery Charges that are designed to ensure the recovery of sufficient revenue to pay, on a timely basis, the principal and interest on the Recovery Bond (as scheduled) together with all other Financing Costs until all such costs are paid in full.

30. To implement the Fixed Recovery Charges for the Recovery Bonds, SCE should submit an Issuance Advice Letter based on the pro forma example contained in Attachment 2 to this Financing Order not later than one business day after the Recovery Bonds are priced. The Issuance Advice Letter should use the Cash Flow Model, described in Attachment 1 of this Financing Order, along with the most-recent SCE sales forecast, to develop the initial Fixed Recovery Charges for the Recovery Bonds.

31. The initial Fixed Recovery Charges, as well as the Upfront Financing Costs and all Financing Costs for the life of the Recovery Bonds, and the final terms of the Recovery Bonds set forth in the Issuance Advice Letter should automatically be approved and become effective at noon on the fourth business day after pricing unless before noon on the fourth business day after pricing the Commission Staff rejects the Issuance Advice Letter. Once established, the Fixed Recovery Charge will constitute Fixed Recovery Charges subject to § 850.1(e).

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32. The characterization of the sale, assignment, or transfer as an absolute transfer and true sale and the corresponding characterization of the property interest of the SPE should not be affected or impaired by, among other things: (i) commingling of Fixed Recovery Charge revenues with other amounts; (ii) the retention by SCE of either of the following: (a) a partial or residual interest, including an equity interest, in the SPE or the Recovery Property, whether direct or indirect, subordinate or otherwise or (b) the right to Recovery Costs associated with taxes, franchise fees, or license fees imposed on the collection of Fixed Recovery Charges; (iii) any recourse the SPE may have against SCE; (iv) any indemnification rights, obligations, or repurchase rights made or provided by SCE; (v) the obligation of SCE to collect Fixed Recovery Charges, as servicer, on behalf of the SPE; (vi) the treatment of the sale, assignment or transfer for tax, financial reporting, or other purposes; or (vii) the True-Up Mechanism as provided in this Financing Order.

33. The True-Up Mechanism to be used to establish and adjust the Fixed Recovery Charges, as described in SCE’s testimony and as set forth in this Financing Order as required by § 850.1(b), is an “effective mechanism” that should help ensure the timely payment of the principal and interest on the Recovery Bonds and all associated Financing Costs.

34. The advice letters submitted as part of the True-Up Mechanism to adjust the Fixed Recovery Charges, as described in the body of this Financing Order, constitute “application[s] . . . to implement a true-up adjustment” pursuant to § 850.1(g).

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35. The adjustments to the Fixed Recovery Charges in annual Routine True-Up Mechanism Advice Letters, semi-annual Routine True-Up Mechanism Advice Letters and more frequent interim Routine True-Up Mechanism Advice Letters should be acted upon within 20 days of submission provided that such Advice Letters should be submitted no later than 50 days before the Fixed Recovery Charge Annual Adjustment Date, in the case of annual Routine True-Up Mechanism Advice Letters and no later than 50 days before the proposed effective date, in the case of semi-annual Routine True-Up Mechanism Advice Letters and interim Routine True-Up Mechanism Advice Letters. These advice letters should be based on the pro forma example contained in Attachment 3 to this Financing Order.

36. The Routine True-Up Mechanism Advice Letters should calculate a revised Fixed Recovery Charge using (i) the Cash Flow Model described in Attachment 1 of this Financing Order, as may be modified as described in the body of this Financing Order, (ii) the adjustments to the Cash Flow Model as may be listed in the body of this Financing Order and (iii) the sales adjustments to the initial allocation factors. Protests, review, or correction to a Routine True- Up Mechanism Advice Letter or a Non-Routine True-Up Mechanism Advice Letter should only address mathematical errors.

37. SCE should be allowed to submit Non-Routine True-Up Mechanism Advice Letters based on the pro forma example contained in Attachment 4 to this Financing Order to revise the Cash Flow Model most recently approved by this Commission, subject to the terms found in the body of this Financing Order, to meet payments of principal and interest on the Recovery Bonds and all other Ongoing Costs. Such Non-Routine True-Up Mechanism Advice Letter should be Tier 2 Advice Letters submitted no less than 90 days before the proposed effective date and will be acted upon within 60 days. Absent a Commission resolution modifying or rejecting proposed changes to the Cash Flow Model, SCE or a successor servicer may implement Fixed Recovery Charge Adjustments proposed in a Non-Routine True-Up Mechanism Advice Letter on the effective date identified in the Non-Routine True-Up Mechanism Advice Letter if that date is at least 90 days after the date of submission.

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38. Subject to the review and approval of the Finance Team, SCE’s proposed mechanisms for establishing and adjusting the Fixed Recovery Charges, including the True-Up Mechanism, the Routine True-Up Mechanism Advice Letters, and the Non-Routine True-Up Mechanism Advice Letters, all as presented in the Application and as may be modified in this Financing Order, should be accepted.

39. SCE’s proposal to address any potential tax implications through the recovery of the cost or credit as presented in the Application and as may be modified in this Financing Order, should be accepted.

40. SCE’s general proposal to adjust its GRC revenue requirement through the Annual Electric True-Up Process following issuance of the Recovery Bonds, all as modified in this Financing Order, should be accepted.

41. The Fixed Recovery Charges should be: (i) nonbypassable; (ii) set for each Fixed Recovery Charge Consumer Class in accordance with the Cash Flow Model and in accordance with this Financing Order and (iii) recovered from all existing and future Consumers in SCE’s Service Territory as of the date of this Financing Order, except for those Consumers participating in the California Alternative Rates for Energy or Family Electric Rate Assistance programs pursuant to § 850.1(i). The Commission continues to have sole authority over Fixed Recovery Charge Consumer Class allocation issues and reserves the opportunity and intention to revisit the allocation methodology for future Fixed Recovery Charges related to additional recovery bonds that may be reviewed and approved in future proceedings.

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42. SCE’s monthly Consumer electric bill should disclose the amount of the Fixed Recovery Charges in a single line item identified on each Consumers’ monthly bill as electric charges. A description of the Fixed Recovery Charge should contain the billing language found in the body of this Financing Order, and this description should appear on page 2 of each Consumer’s bill or should be accessible via a uniform resource locator (URL) address on the bill to a SCE website that includes further information on the definitions used on the bill. If the descriptions are not on the bill itself, SCE should also include the descriptions in an annual bill insert. Such bill presentation as described here is consistent with the requirement of § 850.1(g) that the Fixed Recovery Charge “appear on the Consumer bills” and should be approved, all in accordance with the provisions found in this Financing Order.

43. SCE and the SPE should account for Fixed Recovery Charges in the manner described in the body of this Financing Order.

44. SCE should act as the initial servicer for Fixed Recovery Charges on behalf of the SPE.

45. To the extent Consumers of electricity in SCE’s Service Territory are billed by Third-Party Billers, SCE (as servicer for the Recovery Property) should bill such Consumers directly or may require these Third-Party Billers to bill for the Fixed Recovery Charges and to remit the Fixed Recovery Charge revenues to SCE on behalf of such Consumers.

46. Third-Party Billers that bill and collect the Fixed Recovery Charges from SCE’s Consumers should satisfy the requirements set forth in applicable SCE tariffs.

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47. In the event that the Commission authorizes any future voluntary or involuntary change in ownership of assets from an electrical or gas corporation to a public entity (pursuant to §§ 851(a), (b)(1) and 854.2(b)(1)(F)) and such an ownership change affects the payment of rates to SCE by any Consumers in SCE’s Service Territory, the new asset owner should either (a) continue to bill and collect Fixed Recovery Charges from Consumers and remit such collections to SCE or a new servicer for the Recovery Bonds or (b) ensure the upfront funding of the Fixed Recovery Charges that would otherwise be paid by Consumers where rate payment would be affected by the ownership change. The Commission’s authorization of ownership terms will effectuate the State’s pledge and agreement that the State should not limit nor alter the Fixed Recovery Charges, the Recovery Property, this Financing Order, or any rights under a financing order until the Recovery Bonds are fully paid and discharged (pursuant to § 850.1(e)).

48. SCE should remit the Fixed Recovery Charge revenues in accordance with the procedures described in the body of this Financing Order and the following two Conclusions of Law.

49. SCE, as servicer, should remit Fixed Recovery Charge revenues to the Bond Trustee on a daily basis to avoid an adverse impact on the Recovery Bond credit ratings. Over the life of the Recovery Bond, SCE should prepare a monthly servicing report for the Bond Trustee that shows the estimated Fixed Recovery Charge revenues by month over the life of the Recovery Bond. Estimated Fixed Recovery Charge collections should be based on historic Consumer payment patterns. Six months after each monthly billing period, SCE should compare actual Fixed Recovery Charge revenues to the estimated Fixed Recovery Charge revenues that have been remitted to the Bond Trustee for that month during the intervening six-month period. The difference between the estimated Fixed Recovery Charge revenues and the actual Fixed Recovery Charge collections, if

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there has been an over-remittance to the Bond Trustee, should be netted against the following month’s remittance to the Bond Trustee, or if there has been an under-remittance, be deposited with the Bond Trustee within ten days. The six- month lag between the first remittance of estimated Fixed Recovery Charge revenues and the final determination of actual Fixed Recovery Charge cash collections allows for the collection process to take its course and is consistent with SCE’s practice of waiting six months after the initial billing before writing off unpaid customer bills.

50. Although SCE should be permitted to remit Fixed Recovery Charges based upon an estimated basis as described in Conclusion of Law 49, amounts collected that represent partial payments of a Consumer’s bill should be allocated on a pro rata basis between the Bond Trustee and SCE based on the ratio of the billed amount for the Fixed Recovery Charges to the total billed amount. This allocation is an important bankruptcy consideration in determining the true sale nature of the transaction.

51. In the event of any default by the Servicer, the Bond Trustee should be entitled to receive a reconciliation of estimated collections and remittances to the Bond Trustee (described above) and actual collections of the Fixed Recovery Charges, including an allocation of partial payments based upon this pro rata allocation methodology.

52. In the event additional recovery bonds or other similar bonds are issued by the SPE or additional SPEs for recovery of costs or expenses under § 850(a)(2), the Fixed Recovery Charges or other similar charges should be allocated pro rata between the Bond Trustees for each additional series and any existing series.

53. The Bond Trustee should hold all Fixed Recovery Charge collections received from SCE in a collection account. The Bond Trustee should use the funds held in the collection account to pay the principal and interest on the Recovery Bonds and all other Financing Costs on a timely basis.

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54. The Bond Trustee should invest all funds held in the collection account in investment-grade short-term securities that mature on or before the next Recovery Bond payment date. Investment earnings should be retained in the collection account to pay debt service and all other Financing Costs.

55. Subject to the review and approval of the Finance Team, SCE should be permitted to receive a rate of return on its equity contribution equal to the weighted average interest rate on the Recovery Bonds, which should be payable as an Ongoing Financing Cost from the Fixed Recovery Charge revenues and be distributed to SCE on an annual basis, after payment of debt service on the Recovery Bonds and all other Financing Costs.

56. If funds remain in the collection account on any Recovery Bond payment date, they should be credited to the excess funds subaccount. All subaccount funds should be available to pay debt service on the Recovery Bonds or other Recovery Costs. At the time of the submission of the next Routine True-Up Mechanism Advice Letter, the excess funds subaccount balance should be used to offset the revenue requirement for the Fixed Recovery Charges, including but not limited to replenishing the balance of the capital subaccount.

57. Upon payment in full of the principal and interest on the Recovery Bonds and the payment and discharge of all other Financing Costs, all remaining monies held by the Bond Trustee should be returned to Consumers in the following order of priority: first, an amount equal to SCE’s initial equity contribution into the capital subaccount, together with any required rate of return should be paid to SCE, and second, all other amounts held by the Bond Trustee in any fund or account (including any over-collateralization account) would be returned to SCE, and such amounts, together with any Fixed Recovery Charge revenues thereafter received by SCE, should be credited to Consumers through normal ratemaking processes.

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58. Subject to the review and approval of the Finance Team, SCE should be authorized to charge an annual servicing fee.

59. Subject to the review and approval of the Finance Team, SCE should be authorized to charge an annual administration fee.

60. SCE should not resign as servicer without prior Commission approval.

61. If SCE fails to perform its servicing functions satisfactorily, as set forth in the Servicing Agreement, or is required to discontinue its billing and collecting functions, an alternate servicer nominated by the Bond Trustee and approved by the Commission should replace SCE. The new servicer should bill and collect only the Fixed Recovery Charges. The fees paid to the new servicer should be subject to the approval of the Finance Team and the Commission.

62. An alternative third-party servicer should not cause the then-current rating of any then outstanding Recovery Bonds to be withdrawn or downgraded.

63. SCE should serve a copy of the advice letters authorized by this Financing Order on this proceeding’s Service List and on any entity that requests service.

64. SCE should remit to the Commission’s Fiscal Office the required § 1904(b) fee of $513,238, which amount is subject to change based on the final principal amount of Recovery Bonds to be issued pursuant to this Financing Order as set forth in the Issuance Advice Letter, at the time and in the manner described in Ordering Paragraph 56. The SPE should reimburse SCE for this fee as an Upfront Financing Costs.

65. Notwithstanding § 1708 or any other provision of law, any requirement under Article 5.8 or this Financing Order that the Commission take action with respect to the subject matter of this Financing Order should be binding on any successor agency exercising functions similar to the Commission, and the Commission should have no authority to rescind, alter or amend that requirement in this Financing Order.

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66. The Recovery Bonds should be excluded from SCE’s ratemaking capital structure as the SPE will have the legal obligation to repay the Recovery Bonds from Fixed Recovery Charge revenues.

67. This Financing Order should be irrevocable to the extent specified in § 850.1(e).

68. This Financing Order should be able to be supplemented upon the Commission’s own motion or a petition by a party to this proceeding, so long as such supplements are not inconsistent with the terms and provisions herein.

69. SCE should be allowed to set its electric rates and charges excluding the Fixed Recovery Charges, at levels designed to allow SCE to recover franchise fees associated with, or imposed on the Fixed Recovery Charges, and SCE should pay such franchise fees.

70. SCE should be allowed to adjust its GRC revenue requirement through the annual year-end consolidated revenue requirement and rate change process following the issuance of the Recovery Bonds, as described in the body of this Financing Order.

71. GO 24-C and the Commission’s Financing Rule should be applied to the Recovery Bonds.

72. SCE should be authorized to report, on behalf of the SPE, all information required by GO 24-C and the Commission’s Financing Rule regarding the Recovery Bonds.

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73. Pursuant to § 824 and GO 24-C, SCE should maintain records that: (i) identify the specific Recovery Bonds issued pursuant to this Financing Order, and (ii) demonstrate that the proceeds from the Recovery Bonds have been used only for the purposes authorized by this Financing Order.

74. Pursuant to § 850.1(d), this Financing Order should become effective in accordance with its terms only after SCE provides the Commission with SCE’s written consent to all the terms and conditions of this Financing Order.

75. There is no need for an evidentiary hearing in this proceeding.

76. This Financing Order complies with the provisions of Article 5.8 of the Public Utilities Code that was enacted by SB 901, as amended by AB 1054 and AB 1513.

77. This Financing Order construes, applies, implements, and interprets the provisions of Article 5.8. Therefore, applications for rehearing and judicial review of this Financing Order are subject to §§ 1731 and 1756. These laws provide that any application for rehearing of this Financing Order must be filed within 10 days after the date of issuance of this Financing Order. The Commission must issue its decision on any application for rehearing within 210 days of the filing for rehearing.

78. The following order should be effective immediately in order to comply with statutory deadlines mandated by Article 5.8.

79. This proceeding should be closed.

O R D E R

IT IS ORDERED that:

1. Southern California Edison Company (SCE) is granted authority pursuant to Division 1, Part 1, Chapter 4, Article 5.8 of the Public Utilities (Pub. Util.)

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Code, subject to the terms and conditions in this Financing Order, to do the following:

a)

Arrange for the issuance of Recovery Bonds as defined by Pub. Util. Code Section 850(b)(9). The total principal amount of the Recovery Bonds shall be equal to the sum of: (i) an amount up to $517,581,000 to fund costs and expenses related to its Application as included in the Issuance Advice Letter for such Recovery Bonds submitted in accordance with Ordering Paragraph 3, plus

(ii) Upfront Financing Costs, in an estimated amount of $8,753,000, plus (iii) Pre-Securitization Debt Financing Costs of $9,488,000 (in total, up to approximately $535,822,000, the Authorized Amount). The final Authorized Amount, including the final calculation of the Upfront Financing Costs and Pre-Securitization Debt Financing Costs, will be calculated by SCE and reviewed and approved by the Finance Team (described below), certified to by SCE and the lead underwriter(s) as described in this Financing Order, and approved by the Commission pursuant to the Issuance Advice Letter process as described in this Financing Order.

b)

Arrange for the issuance of the Recovery Bonds through one or more Financing Entities as that term is defined by Pub. Util. Code Section 850(b)(5). The Financing Entity shall be a Special Purpose Entity that is formed and wholly owned by SCE.

c)

Apply the Recovery Bond proceeds to recover, finance, or refinance Recovery Costs as that term is defined by Pub. Util. Code Section 850(b)(10) consisting of the Track 1 and 2 AB 1054 CapEx and the Upfront Financing Costs.

d)

Arrange for the recovery, via nonbypassable rates and charges, of Fixed Recovery Charges as that term is defined by Pub. Util. Code Section 850(b)(7), and in accordance with the Consumer allocation described in the body of this Financing Order.

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e)

Impose and collect amounts sufficient to pay federal and State of California income and franchise taxes associated with the Fixed Recovery Charges but not approved as Financing Costs financed from the proceeds of the Recovery Bonds, the Fixed Recovery Charge, and establish a distribution sub-account in its Base Revenue Requirement Balancing Account to record costs and benefits for subsequent recovery from or credit to Consumers related to amounts needed to pay any taxes imposed on the Fixed Recovery Charges or the tax implications associated with the assets financed with the Recovery Bonds, as described in the body of this Financing Order;

f)

Submit requests for the Commission to consider and issue future financing orders approving the recovery of additional SCE Assembly Bill 1054 wildfire expenditures via an application in the manner described in the body of this Financing Order.

2. Prior to the issuance of each series of Recovery Bonds, each Recovery Bond series and the associated Recovery Bond transactions shall be reviewed and approved by the Commission’s Finance Team consisting of the Commission’s General Counsel, the Deputy Executive Director for Energy and Climate Policy, other Commission Staff, outside bond counsel, and any other outside experts that the Finance Team deems necessary. The other outside expertise may include, for example, independent legal counsel and an independent financial advisor to assist the Finance Team in overseeing and reviewing the issuance of a series of Recovery Bonds. Any costs incurred by the Finance Team in connection with its review and approval of a series of Recovery Bonds shall be treated as a Bond Issuance Cost. The purpose of the Finance Team is to provide oversight over the structuring, marketing, and pricing of each Recovery Bond transaction and to review and approve the material terms of such transaction in light of the goal to reduce rates on a present value basis to the maximum extent possible pursuant to Assembly Bill 1054’s directives.

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3. In a pre-issuance review process, the Finance Team shall have the right to review all material terms of the Recovery Bonds and other items the Finance Team determines are appropriate to perform its role, which may include, without limitation, (1) the underwriter and syndication group size, selection process, participants, diverse bank inclusion, allocations, and economics; (2) the structure of the Recovery Bonds; (3) the Recovery Bonds’ credit rating agency application; (4) the underwriters’ preparation, marketing, and syndication of the Recovery Bonds; (5) the pricing of the Recovery Bonds and certifications provided by Southern California Edison Company (SCE) and the lead underwriter(s) regarding pricing meeting statutory requirements; (6) all associated Recovery Bond costs (including Bond Issuance Costs and other Financing Costs), servicing and administrative fees and associated crediting, (7) maturities, (8) reporting templates, (9) the amount of SCE’s equity contribution to the related Special Purpose Entity, (10) overcollateralization and other credit enhancements and (11) the initial calculation of the related Fixed Recovery Charges. The foregoing and other items may be reviewed during the entire course of the Finance Team’s process. SCE shall resolve material terms and structuring issues with the Finance Team prior to commencing marketing (subject to any modifications required as a result of such marketing process). This pre-issuance review process is intended to create Recovery Bonds with material terms that can meet the statutory requirements; in particular, that the Recovery Bonds reduce on a present value basis to the maximum extent possible, the rates that Consumers would pay as compared to the use of traditional utility financing mechanisms. The Finance Team’s review shall continue until the related Issuance Advice Letter becomes effective as described in Ordering Paragraph 14. The Finance Team shall have the ability to be included and invited to participate in all calls, meetings, e-mails, and other communications relating to the structuring, marketing, pricing, and issuance of each series of Recovery Bonds.

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4. The Finance Team’s pre-issuance review and approval of the material terms and structure of a series of Recovery Bonds shall be evidenced by an approval letter from the Finance Team to Southern California Edison Company (SCE) delivered on or before the date of the pricing of the relevant Recovery Bonds (subject to syndication and pricing). SCE shall be required to include such an approval letter as an attachment to the Issuance Advice Letter relating to such series of Recovery Bonds, or as a supplement to such Issuance Advice Letter. Such approval letter from the Finance Team to SCE shall be a condition precedent to the issuance of such a series of Recovery Bonds.

5. The Recovery Bonds may be amortized on a level, mortgage-style basis to be determined at the time of issuance in the Issuance Advice Letter. The scheduled final payment date of the latest maturing tranche of the Recovery Bonds shall be as reviewed and approved by the Finance Team as described in the body of this Financing Order.

6. Any offering of Recovery Bonds shall be structured to be a “Qualifying Securitization” under IRS Revenue Procedure 2005-62.

7. The Recovery Bonds issued pursuant to this Financing Order shall contain a legend to the following effect: “Neither the full faith and credit nor the taxing power of the State of California is pledged to the payment of principal of, or interest on, this bond.”

8. In accordance with Public Utilities Code Section 850.1(h), Recovery Property established by this Financing Order and further identified in the Issuance Advice Letter shall be created simultaneously with the sale of such Recovery Property to the Special Purpose Entity, shall constitute a current property right, and shall thereafter continuously exist as property for all purposes.

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9. Southern California Edison Company (SCE) shall sell the Recovery Property to the Special Purpose Entity (SPE), and upon such sale, the SPE shall have all of the rights originally held by SCE with respect to the Recovery Property, including the right to exercise any and all rights and remedies to collect any amounts payable by any Consumer in respect of the Recovery Property, including the Fixed Recovery Charges, and to obtain true-up adjustments to the Fixed Recovery Charges pursuant to the True-Up Mechanism, notwithstanding any objection or direction to the contrary by SCE.

10. Acting as initial servicer for the Recovery Property, Southern California Edison Company shall recover the Fixed Recovery Charges on behalf of the Special Purpose Entity.

11. The Fixed Recovery Charges and any Fixed Recovery Tax Amount shall be nonbypassable and recovered from existing and future Consumers, as defined in Public Utilities (Pub. Util.) Code Section 850(b)(3), in Southern California Edison Company’s Service Territory as of the date of this Financing Order, except for those Consumers participating in the California Alternative Rates for Energy or Family Electric Rate Assistance programs pursuant to Pub. Util. Code Section 850.1(i). The Fixed Recovery Charges shall be imposed on all non-exempt Fixed Recovery Charge Customer Classes in accordance with the Cash Flow Model as set forth in the body of this Financing Order.

12. Consumers that no longer take transmission and distribution retail service or that depart or reduce Southern California Edison Company (SCE) service after the date of the issuance of this Financing Order, or that meet the relevant criteria in the applicable tariff, shall be treated as departing load (DL) Consumers using

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applicable tariffs for DL Consumers, and shall be subject to pay the Fixed Recovery Charges. The Fixed Recovery Charges shall be applicable to current SCE Consumers that become DL Consumers after the date of the issuance of this Financing Order. These DL Consumers shall pay the Fixed Recovery Charge based on an approach that is consistent with the method currently in place for recovery of nonbypassable charges for DL customers.

13. In the course of authorizing any future change in ownership of assets from Southern California Edison Company (SCE) to a public entity as described in Conclusion of Law 47, the Commission shall establish conditions which either: (i) ensure the up-front funding of the Fixed Recovery Charges that would otherwise be paid by those Consumers whose rate payment would be affected by the ownership change; or (ii) establish procedures to ensure the continued billing and collection of Fixed Recovery Charges from Consumers and remittance of such collections to SCE.

14. To implement the Fixed Recovery Charges for the Recovery Bonds, Southern California Edison Company shall submit an Issuance Advice Letter in the form, timeframe, and manner described in the body of this Financing Order. The Issuance Advice Letter form identified in Attachment 2 to this Financing Order is approved. Commission Staff is given authority to reject the Issuance Advice Letter and stop the sale for a failure to adhere to the terms of this Financing Order. The Issuance Advice Letter and the Fixed Recovery Charges established by such Issuance Advice Letter shall become effective at noon on the fourth business day after pricing unless before noon on the fourth business day after pricing the Commission Staff rejects the Issuance Advice Letter. The Commission Staff’s review of each Issuance Advice Letter shall include compliance with (i) Article 5.8, (ii) this Financing Order, and (iii) the requirements of the Issuance Advice Letter (including the attached Finance Team approval letter).

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15. The Special Purpose Entity, identified in the Issuance Advice Letter shall constitute a Financing Entity for all purposes of Article 5.8.

16. Once Recovery Property is established pursuant to this Financing Order, the Recovery Property, Fixed Recovery Charges, any Fixed Recovery Tax Amounts, and other terms and conditions as set in the Financing Order, shall not be adjusted in response to protests to the Issuance Advice Letter.

17. The Special Purpose Entity may obtain credit enhancement in the form of an over-collateralization account for the Recovery Bonds, but only if: (i) the credit enhancements are required by the rating agencies, or (ii) the all-in cost of the Recovery Bonds with the credit enhancements is expected to be less than without the credit enhancements. The over-collateralization amount, if required by the rating agencies, shall be: (i) set forth in the Issuance Advice Letter, and (ii) funded in equal amounts on each debt service payment date, or in other such amounts and in such a manner as required by the rating agencies.

18. Any credit enhancement costs collected through the Fixed Recovery Charges, in excess of total debt service on the Recovery Bonds and other Financing Costs, shall be the property of the Special Purpose Entity, subject to the terms set forth in the body of this Financing Order.

19. After the Recovery Bonds are repaid, if a balance remains in the collection account, or any subaccount, that balance shall be returned to Consumers in the following order of priority: first, an amount equal to Southern California Edison Company’s (SCE) initial equity contribution into the capital subaccount, together with the required rate of return, would be paid to SCE, and second, all other amounts held by the Bond Trustee in any fund or account (including any over- collateralization account), would be returned to SCE, and such amounts, together with any Fixed Recovery Charge revenues thereafter received by SCE, would be credited to Consumers through normal ratemaking processes.

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20. Subject to compliance with the specific requirements of this Financing Order, including those requirements set forth in the body of this Financing Order and the accompanying Conclusions of Law, including Finance Team review and approval, and Commission Staff review of the Issuance Advice Letter, Southern California Edison Company and the Special Purpose Entity may establish the terms and conditions of the Recovery Bonds, including repayment schedules, interest rates, number of tranches, scheduled and final maturity dates, payment dates, collateral, credit enhancement, and other Recovery Bond terms, and other Financing Costs.

21. The Special Purpose Entity shall transfer the Recovery Bond proceeds (net of Upfront Financing Costs) to Southern California Edison Company as payment of the purchase price of the Recovery Property.

22. The Special Purpose Entity, as the owner of the Recovery Property, shall pledge the Recovery Property as collateral to the Bond Trustee to secure payments of principal and interest on the Recovery Bonds and all other Ongoing Financing Costs payable under an indenture pursuant to which the Recovery Bonds are issued.

23. The Special Purpose Entity (SPE) shall: (i) include restrictions in its organizational documents limiting the activities of the SPE to the issuance of the Recovery Bonds and related activities and eliminating the SPE’s ability to voluntarily file for bankruptcy; (ii) provide for the appointment of one or more independent directors to the SPE board; and (iii) provide for the payment of servicing and administration fees adequate to compensate Southern California Edison Company or any successor servicer for their costs of providing service.

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24. After Southern California Edison Company (SCE) has sold, assigned, or otherwise transferred its interest in Recovery Property to the Special Purpose Entity (SPE), SCE shall: (i) operate its system to provide service to its Consumers, (ii) act as initial servicer under the transaction documents associated with the related Recovery Bonds, and (iii) as initial servicer, bill and collect amounts in respect of the Fixed Recovery Charges for the benefit and account of the SPE and account for and remit these amounts to or for the account of the SPE.

25. Southern California Edison Company (SCE) may contribute equity to the Special Purpose Entity (SPE). The SPE equity shall be pledged to secure the Recovery Bonds and shall be deposited into an account held by the Bond Trustee. After payment of principal and interest on the Recovery Bonds and other Financing Costs for a particular payment period, SCE shall be permitted to receive a rate of return on its equity contribution equal to the weighted average interest rate on the Recovery Bonds.

26. The Commission shall have full access to the books and records of the Special Purpose Entity (SPE). Southern California Edison Company (SCE) should not make any profit from the SPE, except for an authorized return on SCE’s equity investment in the SPE in an amount equal to the weighted average interest rate on the Recovery Bonds. If the equity capital is drawn upon, it may be replenished via the Fixed Recovery Charges.

27. Southern California Edison Company (SCE) shall use the amounts that it derives from the net Recovery Bond proceeds to pay or reimburse itself for the costs and expenses of the Track 1 and 2 AB 1054 CapEx.

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28. Because the Recovery Bonds do not require the Commission’s approval pursuant to Public Utilities Code Sections 701.5 or 817, as those provisions apply to the issuance of debt by a public utility, and the Special Purpose Entity, and not Southern California Edison Company (SCE), will issue the Recovery Bonds, therefore SCE need not file any application for Commission approval pursuant to those Code sections.

29. The Fixed Recovery Charges shall be presented on the electric bill of each Consumer in Southern California Edison Company’s Service Territory as electric charges as soon as practicable following the issuance of the first series of Recovery Bonds, but in all events no later than necessary to collect funds sufficient to pay principal, interest, and Ongoing Financing Costs payable on the first payment date of the Recovery Bonds.

30. Southern California Edison Company’s (SCE) monthly Consumer electric bill shall disclose the amount of the Fixed Recovery Charges in a single line item identified on each Consumers’ monthly bill. A description of the Fixed Recovery Charges should reflect that the Fixed Recovery Charges, which do not belong to SCE, have been transferred to the Special Purpose Entity (SPE), which does not belong to SCE, and that SCE is collecting the Fixed Recovery Charges on behalf of the SPE, all in accordance with the body of this Financing Order, and this description shall appear on page 2 of each Consumer’s bill or shall be accessible via a uniform resource locator (URL) address on the bill to a SCE website that includes further information on the definitions used on the bill. If the descriptions are not on the bill, SCE shall also include the descriptions in an annual insert. Such bill presentation as described here is consistent with the requirement of Pub. Util. Code Section 850.1(g) that the Fixed Recovery Charge “appear on the Consumer bills” as further described in the body of this Financing Order and Conclusion of Law 42.

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31. In the event of any default by the servicer, the Trustee shall be entitled to receive a reconciliation of estimated collections and remittances to the Trustee as described in Conclusion of Law 51 and actual collections of the Fixed Recovery Charge, including an allocation of partial payments, which allocates any partial payments by Consumers based upon a pro rata allocation methodology among the Fixed Recovery Charges, the Fixed Recovery Tax Amounts and other rates and charges as described in Conclusion of Law 50.

32. If a Southern California Edison Company (SCE) Consumer fails to pay the Fixed Recovery Charge or Fixed Recovery Tax Amount, SCE may shut-off power to such Consumer in accordance with Commission-approved shut-off policies; provided, however, that temporary changes in utility shut-off procedures due to emergencies, such as the current coronavirus disease 2021 pandemic, shall be permitted, in accordance with state law, if there be such made applicable.

33. The True-Up Mechanism for adjusting the Fixed Recovery Charge that is described in the body of this Financing Order and the accompanying Conclusions of Law, including the use of an advice letter process, is approved. Southern California Edison Company is authorized to and shall submit annual Routine True-Up Mechanism Advice Letters (and at least quarterly beginning 12 months prior to the last scheduled final payment date of the last maturing tranche of a series of Recovery Bonds) and more frequent, if necessary, semi- annual and interim Routine True-Up Mechanism Advice Letters in the form, timeframe, and manner described in the body of this Financing Order and the accompanying Conclusions of Law, until all Recovery Bonds and all associated Financings Costs are paid in full. The adjustments to the Fixed Recovery Charges specified in these advice letters shall go into effect automatically in the timeframes addressed in this Financing Order and the advice letter(s).

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34. Southern California Edison Company may submit Non-Routine True-Up Mechanism Advice Letters in the manner described in the body of this Financing Order and the accompanying Conclusions of Law based on the pro forma example contained in Attachment 4 to this Financing Order to reflect any revisions to be adopted in any future related proceeding.

35. Southern California Edison Company shall not resign as servicer without prior approval from the Commission.

36. Subject to the review and approval of the Finance Team in the pre-issuance approval letter described in Ordering Paragraph 2, the Bond Trustee shall pay an annual servicing fee to Southern California Edison Company or any successor servicer.

37. Subject to the review and approval of the Finance Team in the pre-issuance approval letter described in Ordering Paragraph 2, an annual administration fee shall be paid to Southern California Edison Company as administrator of the Special Purpose Entity.

38. If Consumers of electricity in Southern California Edison Company’s (SCE) Service Territory are billed by Third-Party Billers, SCE (as servicer for the Recovery Property) shall bill the Consumer directly or may require these Third-Party Billers to bill for the Fixed Recovery Charges and to remit the Fixed Recovery Charge revenues on behalf of such Consumers.

39. Third-Party Billers that bill and collect the Fixed Recovery Charges and any Fixed Recovery Tax Amounts from Southern California Edison Company’s (SCE) Consumers shall satisfy the requirements set forth in SCE’s applicable tariffs.

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40. The appointment of any third-party servicer of Recovery Property shall not be approved without first determining that: (i) such approval will not cause any then-current credit rating of any then outstanding Recovery Bonds to be withdrawn or downgraded, and (ii) the servicing fee paid to the third-party servicer is reasonable. A servicing fee payable to a third-party Servicer shall be as reviewed and approved by the Finance Team and the Commission.

41. Southern California Edison Company shall remit Fixed Recovery Charge revenues to the Bond Trustee, on behalf of the Special Purpose Entity, in accordance with the procedures described in the body of this Financing Order and the accompanying Conclusions of Law.

42. The Bond Trustee shall: (i) account for all funds as described in the body of this Financing Order and the associated Conclusions of Law; (ii) invest all funds in investment-grade short-term debt securities; and (iii) make principal and interest payments to Recovery Bond investors and pay other Financing Costs.

43. In the event of a default by Southern California Edison Company in transferring the Fixed Recovery Charge revenues to the Bond Trustee, on behalf of the Special Purpose Entity (SPE), the following parties may petition the Commission to order the sequestration and payment to the Bond Trustee for the benefit of the SPE of revenues arising from the Recovery Property: (a) the holders of the Recovery Bond(s) and the Bond Trustees or representatives thereof as beneficiaries of any statutory or other lien permitted by the Public Utilities Code, (b) the SPE or its assignees, and (c) pledgees or transferees, including transferees under Public Utilities Code Section 850.4, of the Recovery Property.

44. Recovery Bonds shall be excluded from Southern California Edison Company’s ratemaking capital structure.

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45. Southern California Edison Company shall establish the Fixed Recovery Charge and a distribution sub-account in its Base Revenue Requirement Balancing Account to record costs and benefits for subsequent recovery from or credit to Consumers as described in the body of this Financing Order and the accompanying Conclusions of Law.

46. Southern California Edison Company shall adjust its General Rate Case revenue requirement in reflection of the Fixed Recovery Charges found in its distribution sub-account in its Base Revenue Requirement Balancing Account and through its Annual Electric True-Up Process following the issuance of the Recovery Bonds, as described in the body of this Financing Order and the accompanying Conclusions of Law.

47. All regulatory approvals within the jurisdiction of the Commission that are necessary for the securitization of the Fixed Recovery Charges associated with Recovery Costs that are the subject of the Application, and the issuance of the Recovery Bonds and all related transactions contemplated in the Application, are hereby granted.

48. Pursuant to Public Utilities Code Section 824 and General Order 24-C, Southern California Edison Company shall maintain records that: (i) identify the specific Recovery Bonds issued pursuant to this Financing Order; and (ii) demonstrate that the proceeds from the Recovery Bonds have been used only for the purposes authorized by this Financing Order.

49. Southern California Edison Company shall report on behalf of the Special Purpose Entity, all information required by General Order 24-C and the Commission’s Financing Rule regarding all Recovery Bonds.

50. Any Special Purpose Entity issuing Recovery Bonds shall be exempt from the new affiliate requirements established in Decision 20-05-053.

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51. This Financing Order shall become effective in accordance with its terms and conditions only when Southern California Edison Company (SCE) provides its written consent to all terms and conditions of this Financing Order. This Financing Order shall be void and of no force or effect if SCE does not provide its written consent to all terms and conditions of this Financing Order.

52. Southern California Edison Company (SCE) shall file and serve within 10 days from the date the Financing Order is mailed a written statement that either: (i) SCE consents to all terms and conditions of this Financing Order; or (ii) SCE does not consent to all terms and conditions of this Financing Order. If the latter, SCE’s written statement shall identify the specific terms and conditions it does not consent to and explain why it does not consent to these terms and conditions.

53. Following Southern California Edison Company’s (SCE) written consent, this Financing Order, together with the Fixed Recovery Charges and any Fixed Recovery Tax Amount authorized by this Financing Order, shall become irrevocable to the extent specified in Public Utilities Code Section 850.1(e) and binding upon SCE and any successor to SCE that provides electric distribution service directly to Consumers of electricity within SCE’s Service Territory.

54. On or after the effective date of this Financing Order, upon the request of Southern California Edison Company (SCE), the Special Purpose Entity (SPE), the Bond Trustee, or all of them, the Commission’s General Counsel shall execute and deliver the following to SCE, the SPE, and/or the Bond Trustee: (i) a certificate that attaches a true, correct, and complete copy of this Financing Order and certifies such copy to be the act and deed of this Commission; (ii) a certificate that states this Financing Order has not been altered, rescinded, amended, modified, revoked, or supplemented as of the date of the closing of the Recovery Bonds authorized by the Financing Order; and (if timely) (iii) a certificate that states the Commission has reviewed and approved the Recovery Bonds in accordance with the Financing Order.

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55. Within 10 days from the date when all conditions precedent to the issuance of the Recovery Bonds have been satisfied, and in any event prior to the issuance of the first series of Recovery Bonds, Southern California Edison Company (SCE) shall remit by wire transfer to the Commission’s Fiscal Office the Public Utilities Code Section 1904 fee amount of $513,238, which amount is subject to change based on the final principal amount of Recovery Bonds to be issued pursuant to this Financing Order as set forth in the Issuance Advice Letter, and the Special Purpose Entity shall reimburse SCE for such payment. This Financing Order decision number shall be referenced in connection with the wire transfer.

56. Southern California Edison Company (SCE) is to amortize its 2021 wildfire-related Operations and Maintenance expenses and its 2020 Residential Uncollectable Bad Debts expenses using conventional rate recovery mechanisms, with a presumption that the appropriate amortization period is three years (36 months), so as to enable SCE to timely recover these costs while providing an economic means to reduce the rate impact of these costs for its customers. SCE shall submit a Tier 2 advice letter within 45 days of this decision’s effective date transferring the aforementioned expenses to the distribution subaccount of the Base Revenue Requirement Balancing Account for recovery through customers’ distribution rates that reduces the rate impact of these costs to customers, using a baseline amortization of 36 months starting as soon as practicable.

57. Southern California Edison Company (SCE) will periodically credit back to customers though SCE’s Base Revenue Requirement Balancing Account all periodic servicing and administration fees in excess of SCE’s incremental cost of performing the servicer and administration functions until its next general rate case when the costs and revenues associated with the servicing and administrative fees will be included in the cost of service.

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58. The Application is granted and denied to the extent set forth in the previous Ordering Paragraphs.

59. Southern California Edison Company may submit requests for the Commission to consider and issue future financing orders approving issuance of Additional Recovery Bonds pursuant to Public Utilities Code Section 850 et seq., including securitization of its remaining Total Assembly Bill 1054 CapEx, in the manner described in the body of this Financing Order.

60.	This proceeding is closed.

This	order is effective today.

Dated	October 21, 2021, at San Francisco, California.

MARYBEL BATJER
President
MARTHA GUZMAN ACEVES
CLIFFORD RECHTSCHAFFEN
GENEVIEVE SHIROMA
DARCIE HOUCK
Commissioners

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GLOSSARY OF TERMS

AB 1054: Assembly Bill No. 1054, enacted in 2019 to address fire risks. Authorized Amount: The total of the Track 1 and Track 2 AB 1054 CapEx, the Pre- Securitization Debt Financing Costs, and the Upfront Financing Costs (i.e., the total amount of the Recovery Bonds).

BRRBA: SCE’s Base Revenue Requirement Balancing Account

BRRBA-D: The Distribution subaccount of SCE’s Base Revenue Requirement Balancing Account

Bond Collateral: The Recovery Property as well as all other rights and assets of the SPE.

CARE: California Alternative Rates for Energy program.

CGDL-CRS: Customer Generation Departing Load Cost Responsibility Surcharge.

Consumers: Electricity customers in SCE’s Service Territory.

DL Consumers: Departing Load Consumers.

EDGARization is the process of converting original documents — MS Word, MS Excel, PDF, etc. — into acceptable SEC format.

Equity Rate Base Exclusion: Certain large electrical utility expenditures are directed by the Legislature to be excluded from their Consumer rate base.

FERA: Family Electric Rate Assistance program.

Fixed Recovery Charge: The nonbypassable charge allocated to Consumers to pay for the Recovery Bonds’ debt service and other Ongoing Financing Costs. Grid Safety and Resiliency Program (GSRP): SCE’s wildfire risk mitigation program.

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Initial AB 1054 CapEx: SCE’s Application’s initial tranche of its Total AB 1054 CapEx, which is $326,981,000 in fire risk mitigation capital expenditures and wildfire-related costs and expenditures.

Issuance Advice Letter: Document detailing the final proposed terms for the Recovery Bonds.

NMDL: New Municipal Departing Load.

O&M: Operations and maintenance.

Ongoing Financing Costs: Financing Costs, defined in Section 850(b)(4), that are associated with servicing the Recovery Bonds and supporting the operations of the SPE.

Pre-Securitization Debt Financing Costs: The cost of the debt that SCE is incurring on the Track 1 and Track 2 AB 1054 CapEx of $326,981,000, until the Recovery Bonds are sold on the financial market.

Recovery Bonds: Financial instrument approved in AB 1054 for securitizing approved fire risk mitigation plan capital expenditures and wildfire-related costs and expenditures.

Recovery Property: The nonbypassable Fixed Recovery Charge.

Special Purpose Entity (SPE): SCE’s proposed wholly owned yet legally separate subsidiary, which would exist solely to issue Recovery Bonds.

Third-Party Billers: Electric Service Providers (ESPs) or other utilities in SCE’s Service Territory.

TMDL: Transferred Municipal Departing Load.

Total AB 1054 CapEx: SCE’s $1.575 billion share of fire risk mitigation capital expenditures and wildfire-related costs and expenditures subject to Equity Rate Base Exclusion.

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Track 1 AB 1054 CapEx: SCE’s 2021 wildfire mitigation expenses approved by the Commission in D.21-08-036, regarding which SCE seeks to securitize $299,008,000.

Track 2 AB 1054 CapEx: SCE’s 2021 General Rate Case capital expenditures for wildfire-related costs incurred after August 1, 2019, subject to an approved settlement agreement recovery of $218,573,00.

True-Up Mechanism: The various adjustments that can be made to the Fixed Recovery Charge to ensure adequate recovery to support the Recovery Bonds. Uncollectibles: SCE’s bad debt due to 2020 residential bill underpayments.

Upfront Financing Costs: The cost of all acts and services related to issuing the Bonds.

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ATTACHMENTS

#1: Cash Flow Model

#2: Form of Issuance Advice Letter

#3: Form of Routine True-Up Mechanism Advice Letter

#4: Form of Non-Routine True-Up Mechanism Advice Letter

#5: List of Estimated Upfront Financing Costs

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ATTACHMENT 1

Attachment 1

Description of Cash Flow Model

SOUTHERN CALIFORNIA EDISON COMPANY

DESCRIPTION OF THE TRUE-UP ADJUSTMENT MECHANISM AND

IMPLEMENTING CASH FLOW MODEL

Introduction

The purpose of this attachment is to describe the cash flow model which reflects and implements the True-Up Adjustment Mechanism to be used to calculate the Fixed Recovery Charge (“FRC”) for Consumers. The FRC will be established sufficient, in the aggregate amount, to pay, on a timely basis, the scheduled principal and interest on the Recovery Bonds together with all other Ongoing Financing Costs associated with the Recovery Bonds.

The FRCs will be imposed on all non-exempted Consumers based on Consumer class (each a, “FRC Consumer Class”). For SCE’s Second Application AB 1054 Cap Ex, the FRC will be based on the “total distribution” allocation factors for each FRC Consumer Class set in the 2018 General Rate Case (the “GRC Allocation Factors”). The revenue allocation methodology will be fixed for the life of the Bonds, and changes to the initial allocation factors will be limited to adjustments for changes in sales as necessary to collect the FRC revenue requirement. The allocation factors will be updated at least annually in Routine True-Up Mechanism Advice Letters to reflect changes in sales. The FRC will be a consumption-based (kWh) charge for each FRC Consumer Class.

The FRC will be calculated separately for the Recovery Bonds and any series of Additional Recovery Bonds (collectively, the “Bonds”) issued.

The FRC established under any True-Up Mechanism Advice Letter will remain in effect until changed pursuant to the filing of a subsequent True-Up Mechanism Advice Letter.

The remainder of this attachment is organized as follows:

•	Overview of the Bond Cash Flow Model; and

•	FRC rate calculation.

Overview of the Bond Cash Flow Model

The Bond cash flow model is based upon three basic steps: first, determine the revenue requirement necessary to pay the Recovery Bonds on a payment date; second, allocate this revenue requirement among each FRC Consumer Class based upon the GRC Allocation Factors, and third, determine the FRC for each FRC Consumer Class based upon forecasted consumption by such class during the related payment period (a “Payment Period”), using the most recent sales forecasts.

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Each True-Up Mechanism Advice Letter will show the revenue requirement and resulting FRC for each of the next two Payment Periods following the proposed adjustment date. The first Payment Period means the period commencing on an adjustment date (or, in the case of the initial charge calculations, the Closing Date) and ending on (and including) the first Payment Date following the adjustment date (the “First Payment Period”); the second payment period means the period commencing on the first day of the calendar month of the first Payment Date following the adjustment date and ending on (and including) the next Payment Date (the “Second Payment Period”).

The revenue requirement for each Payment Period will include all scheduled (or legally due) payments of principal (including, if any, prior scheduled but unpaid principal payments) and interest on the Recovery Bonds and all other Ongoing Financing Costs payable on such related Payment Date (collectively, the “Periodic Payment Requirement”). The cash flow model adjusts the Periodic Payment Requirement, using billing uncollectibles and average days sales outstanding data, to determine the “Periodic Billing Requirement” for such Payment Period, which is the amount of FRC revenue that must be billed during the Payment Period to ensure that sufficient FRC revenues will be received on or prior to the Collection Cut-Off Date to satisfy the Periodic Payment Requirement for such Payment Date. The Collection Cut-Off Date is the last day of the calendar month immediately preceding the Payment Date.

Excess funds from prior payment periods will be held in an excess funds subaccount.

To take into account cash flow from existing Fixed Recovery Charges and any excess funds held under the bond indenture from prior FRC collections, the Periodic Payment Requirement for the First Payment Period (other than the First Payment Period following the Closing Date) is adjusted in two steps:

First, the Periodic Payment Requirement for the First Payment Period will be decreased by the amount of any funds held by the Trustee in the general subaccount or the excess funds subaccount as of date no earlier than fifteen business days prior to the calculation date (the “Calculation Cut-Off Date”).

Second, the Periodic Payment Requirement will be further decreased by the amount of FRC collections projected to be collected under the then-current FRC rates after the Calculation Cut-Off Date.

FRC Rate Calculation

The Bond cash flow model, which reflects the True-Up Adjustment Mechanism, will be used to calculate the FRC for each FRC Consumer Class.

Step 1: Determine the Periodic Payment Requirement for the First Payment Period, as adjusted as described in the Overview section, as well as the Periodic Billing Requirement for such First Payment Period.

Step 2: Allocate the Periodic Billing Requirement for the First Payment Period using the GRC Allocation Factors with the exempt FRC Consumer Classes (“CARE/FERA”) and non- exempt FRC Consumer Classes identified separately. For purposes hereof, the

Periodic Billing Requirement allocated to each FRC Consumer Class will be derived by multiplying the Periodic Billing Requirement for the First Payment Period by the applicable GRC Allocation Factor.

Step 3: Allocate the CARE/FERA Periodic Billing Requirement for the First Payment Period to all non-exempt FRC Consumer Classes using an allocation factor equivalent to the existing CARE discount allocation.

Step 4: Determine a rate per kWh for each FRC Consumer Class for the First Payment Period (a “Clearing Rate”) by dividing each non-Exempt FRC Consumer Classes’ respective portion of the Periodic Billing Requirement for the First Payment Period by their respective forecasted sales for the First Payment Period.

Step 5: Determine the Periodic Payment Requirement for the Second Payment Period as well as the Periodic Billing Requirement for the Second Payment Period.

Step 6: Repeat Steps 2-4 to allocate the Periodic Billing Requirement and determine the FRC Clearing Rate for each FRC Consumer Class.

Step 7: Compare the Clearing Rates for each FRC Consumer Class in each Payment Period, and the highest Clearing Rate will be the FRC Rate for the Consumer Class effective upon the next adjustment date. Any excess funds collected in the First or Second Payment Period will be taken into account in the next True-Up Mechanism Advice Letter as described in the Overview section above.

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ATTACHMENT 2

Attachment 2

Form of Issuance Advice Letter

[date]

Advice                    -E

(Southern California Edison Company ID [                 ])

Public Utilities Commission of the State of California

Subject:     Issuance Advice Letter Filing for Recovery

Bonds

Pursuant to California Public Utilities Commission (CPUC) Decision (D.) [ ](Decision), Southern California Edison Company (SCE) hereby transmits for filing, [one] day after the pricing date of this series of Recovery Bonds, the initial Fixed Recovery Charges for the series. This Issuance Advice Letter Filing is for the Recovery Bonds series                         , tranche(s)                         (Recovery Bonds).

Purpose:

This submittal establishes initial Fixed Recovery Charges for rate schedules for Consumers. This filing also establishes the Recovery Property to be sold to the Recovery Property Owner (Special Purpose Entity or SPE), including the Billing Commencement Date. Finally, this filing sets forth the final terms of the Recovery Bonds, including a final estimate of Upfront Financing Costs and estimated Ongoing Financing Costs for the 12-month period following the Closing Date.

Background:

In the Decision, the Commission authorized SCE to submit Issuance Advice Letters whenfinal terms and pricing for Recovery Bonds have been established. Issuance Advice Letter filings are those in which SCE uses the cost allocation and rate design methodology and Fixed Recovery Charge cash flow formula (the “adjustment mechanism”) found reasonable by the Commission in the Decision to establish initial Fixed Recovery Charges for a series of Recovery Bonds. Using this methodology and formula approved by the Commission in the Decision, this filing establishes the initial Fixed Recovery Charges.

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Issuance Information:

The Decision requires SCE to provide the following information.

Recovery Bond Name:

Recovery Property Owner (SPE):

Bond Trustee(s):

Closing Date:

Bond Rating(s):

Principal Amount Issued (Authorized Amount):                        (See Table 1 below)

Upfront Financing Costs:                        (See Table 2 below)

Upfront Financing Costs as a Percent of Principal Amount Issued:

Coupon Rate(s): See Exhibit 1

Call Features:

Expected Principal Amortization Schedule: See Exhibit 1

Scheduled Final Payment Date(s): See Exhibit 1

Legal Maturity Date(s): See Exhibit 1

Payment Dates (semi-annually):

Annual Servicing Fee as a percent of the issuance amount:

Annual Administration Fee as a percent of the issuance amount:

Overcollateralization amount for the series, if any: ________

FRC Annual Adjustment Date: _______________

Semi-Annual Adjustment Dates: _______________ [insert if mandatory adjustments required by Servicing Agreement]

Billing Commencement Date:_______________

First Payment Period: [Closing Date through and including first Payment Date] __________

Second Payment Period: [Day following First Payment Date through and including second Payment Date] __________

Authorized Amount:

The following table sets for the computation of the final Authorized Amount (i.e., the principal amount of the Recovery Bonds).

Table 1: Authorized Amount
Second AB 1054 CapEx Amount:	$
Estimated Pre-Securitization Debt Financing Costs[ of AB 1054 CapEx] (See Exhibit 4)
Upfront Financing Costs (See Table 2 below)
Total Authorized Amount (rounded to nearest $1,000)	$

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Upfront Financing Costs:

The following table includes actual or estimated (as noted) Upfront Financing Costs to be incurred in connection with the issuance of the Recovery Bonds:

Table 2: Upfront Financing Costs
Underwriters’ Fees and Expenses	$
Legal Fees and Expenses (estimated)
Rating Agency Fees
Accounting Fees and Expenses
Company’s Advisory Fee
Servicer Set-up Costs (estimated)
SEC Registration Fees
Section 1904 Fees
Printing / EDGARizing Expenses (estimated)
Trustee / Trustee Counsel Fee and Expenses (estimated)
Original Issue Discount
Commission’s Costs and Expenses (estimated)
Miscellaneous (estimated)
Total	$
Note 1: Section 1904 Fees computed by today’s Order.

True-Up Mechanism:

Changes to the Fixed Recovery Charges will be requested through the filing of Routine True-Up Mechanism Advice Letter and Non-Routine True-Up Mechanism Advice Letters in accordance with the Decision. Annually before each FRC Annual Adjustment Date and more often as deemed necessary by the servicer the servicer will submit Routine True-Up Mechanism Advice Letter in the form of Attachment 3 to the Financing Order to ensure that Fixed Recovery Charges collections be sufficient to make all scheduled payments of bond principal, interest, and other Ongoing Financing Costs on a timely basis during each of the two payment periods. The first payment period means the period commencing on the Closing Date and ending (and including) the first Payment Date following the Closing Date (the “First Payment Period”); the second payment period means the period commencing on the day following the first Payment Date following the adjustment date and ending on (and including) the next Payment Date (the “Second Payment Period”). The servicer may also submit Non-Routine True-Up Mechanism Advice Letters in the form of Attachment 4 to the Financing Order.

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Ongoing Financing Costs:

The following table includes estimated Ongoing Financing Costs for the First and Second Payment periods following Closing Date to be recovered through Fixed Recovery Charges in accordance with the Financing Order.

TABLE 3: Estimated Ongoing Financing Costs
	First Payment Period	Second Payment Period
Servicing Fee (SCE as Servicer) _______% of the initial Recovery Bond principal amount)	$	$
Administration Fee
Accounting Fees and Expenses
Legal Fees and Expenses
Rating Agency Surveillance Fees
Trustee Fees and Expenses
Independent Director Fees
Printing / EDGARizing Expenses
Return on Equity
Miscellaneous Fees and Expenses
TOTAL ONGOING FINANCING COSTS (with SCE as Servicer)	$	$
Ongoing Servicers Fee (Third Party as Servicer) ( % of initial principal amount)
TOTAL ONGOING FINANCING COSTS (Third Party as Servicer)	$	$

Fixed Recovery Charges:

Table 4 below shows the inputs and current assumptions for each of the variables used in calculating the Fixed Recovery Charges:

TABLE 4: Input Values For Fixed Recovery Charges
	First Payment Period	Second Payment Period
Allocation Factors for each Customer Class (see Exhibit 3)
Projected kWh sales for each Customer Class for payment period (See Exhibit 3)
Percent of Consumers’ revenue written off
Average Days Sales Outstanding
Ongoing Financing Costs for the applicable payment period (See Table 3 above)
Recovery Bond Principal
Recovery Bond Interest
Periodic Payment Requirement (See Exhibit 2)
Periodic Billing Requirement (See Exhibit 3)

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Table 5 shows the initial Fixed Recovery Charges for each FRC Consumer Class:

TABLE 5: Fixed Recovery Charges
Rate Group	Fixed Recovery Charges	¢/kWh
Residential Domestic	Non-CARE
Residential Domestic	FERA
Res/Dom Income Qualified	CARE
Small C&I (<20kW)	GS-1
Traffic Control	TC-1
Medium C&I (20 kW – 200 kW)	GS-2
Medium C&I (200 kW – 500 kW)	GS-3
Large C&I (Sec) includes standby customers	TOU-8-Sec
Large C&I (Pri) includes standby customers	TOU-8-Pri
Large C&I (Sub) includes standby customers	TOU-8-Sub
Small AG& Pump (< 200 kw)	AG&P < 200 KW
Large Ag& Pump (≥ 200 kw)	AG&P >= 200 KW
Street/Area Lighting	Street Light
System

Recovery Property:

Recovery Property is the property described in Public Utilities Code Section 850(b)(11) relating to the Fixed Recovery Charges set forth herein, including, without limitation, all of the following:

(1)	The right, title and interest in and to the Fixed Recovery Charges set forth herein, as adjusted from time to time.

(2)

The right to be paid the principal amount of the Recovery Bonds, together with interest thereon as the same become due as shown on Exhibit 2, together with all Ongoing Financing Costs as the same become due.

(3)	The right, title and interest in and to all revenues, collections, claims, payments, money, or proceeds of or arising from the Fixed Recovery Charges, as set forth herein.

(4)	All rights to obtain adjustments to the Fixed Recovery Charges under the True-Up Mechanism.

These Fixed Recovery Charges, as adjusted from time to time, shall remain in place until the total amounts in Exhibit 2 are paid in full to the owner of the Recovery Property, or its assignee(s).

Proposed Tariff Changes:

[If Fixed Recovery Charge rate change is being implemented as a standalone rate change]: Attachment A provides all applicable tariff sheets reflecting the revised Fixed Recovery Charges shown in Table 5.

[If Fixed Recovery Charge rate change is being consolidated with other rate changes]: SCE will submit all tariff sheets reflecting the revised Fixed Recovery Charges shown in Table 5 in the consolidated revenue requirement and rate change advice letter for rates effective in [date].

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Effective Date:

In accordance with the Decision, unless before noon on the fourth business day after pricing the Commission issues an order finding that the proposed Recovery Bond issuance does not comply with the Financing Order, the Issuance Advice Letter and the Fixed Recovery Charges established by this Issuance Advice Letter will be effective automatically at noon on the fourth business day after pricing, and pursuant to Section 850.1(h), the Recovery Property established by the Financing Order, will come into being simultaneously with the sale of the Recovery Property to the SPE. The Fixed Recovery Charges will continue to be effective, unless they are changed by a subsequent True-Up Mechanism Advice Letter. All of the Recovery Property identified herein constitutes a current property right and will continuously exist as property for all purposes. Further all Upfront Financing Costs and all Ongoing Financing Costs for the life of the Recovery Bonds shall be recoverable as provided in the Financing Order.

Description of Exhibits:

Exhibit 1 presents the debt service schedule for the Recovery Bonds, including expected principal amortization, scheduled final payment dates and final legal maturity dates, interest rates, and aggregate scheduled debt service per payment date.

Exhibit 2 presents the Periodic Payment Requirements related to the Recovery Bonds for the two payment periods following the Closing Date.

Exhibit 3 presents the Fixed Recovery Charges calculations.

Exhibit 4 presents the calculation of Pre-Securitization Debt Financing Costs.

Notice:

In accordance with General Order 96-B, Section 4.4, a copy of this advice letter is being sent electronically and via U.S. mail to parties shown on the attached list. Address changes should be directed to [            ] at (626) [             ]. Advice letter filings can also be accessed electronically at: [https://www.sce.com/regulatory/advice-letters]

Attachments

cc: Service List for A.[    ].

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Exhibit 1

Recovery Bond Terms and Debt Service Schedule

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Exhibit 2

Periodic Payment Requirements

The total amount payable to the owner of the Recovery Property, or its assignee(s), pursuant to this issuance advice letter is a $ principal amount, plus interest on such principal amount, plus Ongoing Financing Costs, to be obtained from Fixed Recovery Charges calculated in accordance with the Decision.

The Fixed Recovery Charges shall be adjusted from time to time, at least annually, via the Routine True-Up Mechanism Advice Letter and Non-Routine True-Up Mechanism Advice Letter in accordance with the Decision.

The following amounts are scheduled to be paid by the Bond Trustee from Fixed Recovery Charges it has received during the two Payment Periods following the Closing Date. These payment amounts include principal plus interest and plus other Ongoing Financing Costs.

Payment Period	Recovery Bond Payments (See Exhibit 1)	Ongoing Financing Costs (See Table 3)	Periodic Payment Requirement
First Payment Period	$	$	$
Second Payment Period	$	$	$

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Exhibit 3

Fixed Recovery Charges Calculations

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Exhibit 4

Calculation of Pre-Securitization Debt Financing Costs

Pre-Securitization Debt Financing Costs	Amount
Long-term Cost of Debt From_______ to________ Bridge Financing Cost From___________ to Closing Date[1]	$
TOTAL ESTIMATED PRE-SECURITIZATION DEBT FINANCING COSTS	$

[1]	Updated financing costs will reflect the interest expense up to the Closing Date

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ATTACHMENT 3

Attachment 3

Form of Routine True-Up Mechanism Advice Letter

[date]

Application                                     -E

(Southern California Edison Company ID [        ])

Public Utilities Commission of the State of California

Subject:	Routine [Annual] [Semi-Annual] [Interim] Advice Filing for Fixed Recovery Charges True-up Mechanism

Pursuant to California Public Utilities Commission (CPUC) Decision, Southern California Edison Company (SCE), as servicer of the Recovery Bonds (Recovery Bonds) and on behalf of the Special Purpose Entity, hereby applies for adjustment to the Fixed Recovery Charge for series     , Tranche(s)_____________ of the Recovery Bonds.

Purpose:

This filing establishes revised Fixed Recovery Charges for rate schedules for Consumers, as set forth in the Decision.

Background:

In the Decision, the Commission granted SCE authority to issue Recovery Bonds to finance certain costs and expenses related to catastrophic wildfires, including fire risk mitigation capital expenditures identified in subdivision (e) of Section 8386.3 of the Public Utilities Code and certain operations and maintenance expenses related thereto in accordance with Section 850(a)(2) of the Public Utilities Code, certain residential uncollectable expenses, as permitted by Section 850(a)(3) of the Public Utilities Code, and associated financing costs.

Recovery Bonds are securities that are backed by the cash flows generated by a specific asset that has been be sold by SCE to a Special Purpose Entity that issued the Recovery Bonds secured by this asset. The asset sold is Recovery Property, a current property right that was created by Article 5.8 as the right, title and interest in and to all (i) Fixed Recovery Charges established pursuant to the Financing Order, including all rights to obtain adjustments, and (ii) revenues, collections, claims, payments, monies, or proceeds of or arising from the Fixed Recovery Charges that will cover debt service and all Ongoing Financing Cost, including any draws on the capital subaccount, as authorized in the Decision.

In the Decision, the Commission authorized SCE to submit Routine True-up Mechanism Advice Letters at least annually, before each [insert FRC Annual Adjustment Date], semi-annually if required by the servicer before the Semi-Annual Adjustment Date, and more frequently as permitted in the Financing Order and deemed necessary by the servicer. These filings are intended

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to ensure that the actual revenues collected under the Fixed Recovery Charges will be sufficient to make all scheduled payments of Bond principal and interest as well as to pay all other Ongoing Financing Costs on a timely basis during each of the two payment periods following the date of adjustment. The first payment period means the period commencing on an adjustment date and ending (and including) the first Payment Date following the adjustment (the “First Payment Period”); the second payment period means the period commencing on the day following the first Payment Date following the adjustment date and ending on (and including) the next Payment Date (the “Second Payment Period”). Routine True-up Mechanism Advice Letter filings are those where SCE uses the cost allocation and rate design methodology and Fixed Recovery Charge and cash flow method (collectively, the “adjustment mechanism”) found reasonable by the Commission in the Decision to revise existing Fixed Recovery Charges.

Using the adjustment mechanism approved by the Commission in the Decision, this filing modifies the variables used in the Fixed Recovery Charge calculations and provides the resulting modified Fixed Recovery Charges.

Table 1 shows estimated Ongoing Financing Costs for the next two payment periods to be recovered through Fixed Recovery Charges in accordance with the Financing Order.

TABLE 1: Estimated Ongoing Financing Costs
	First Payment Period	Second Payment Period
Servicing Fee (SCE as Servicer) ([##] % of the initial Recovery Bond principal amount)	$	$
Administration Fee
Accounting Fees and Expenses
Legal Fees and Expenses
Rating Agency Surveillance Fees
Trustee Fees and Expenses
Independent Director Fees
Printing / EDGARizing Expenses
Return on Equity
Miscellaneous Fees and Expenses
Deposit to the Capital Subaccount (if any)
TOTAL ONGOING FINANCING COSTS (with SCE as Servicer)	$	$
Ongoing Servicers Fee (Third Party as Servicer) ( % of initial principal amount)
TOTAL ONGOING FINANCING COSTS (Third Party as Servicer)	$	$

Table 2 shows assumptions for each of the variables used in calculating the Fixed Recovery Charges.

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TABLE 2: Input Values For Fixed Recovery Charges
	Period 1	Period 2
Allocation Factors for each Customer Class (see Exhibit 3)
Projected MWh sales for each Customer Class for payment period (See Exhibit 3)
Percent of Consumers’ revenue written off
Average Days Sales Outstanding
Ongoing Financing Costs for the applicable payment period (See Table 1 above)
Balance of Collection Account (Net of Capital Subaccount)(As of xx/xx, which is the Calculation Cut-off Date)		N/A
Recovery Bond Principal
Recovery Bond Interest
Periodic Payment Requirement (See Exhibit 2)
Periodic Billing Requirement (See Exhibit 3)

Table 3 shows the revised Fixed Recovery Charges to be effective for Consumers. The Fixed Recovery Charge calculations are shown in Exhibit 3.

TABLE 3: Fixed Recovery Charges
Rate Group	Fixed Recovery Charges	¢/kWh
Residential Domestic	Non-CARE
Residential Domestic	FERA
Res/Dom Income Qualified	CARE
Small C&I (<20kW)	GS-1
Traffic Control	TC-1
Medium C&I (20 kW – 200 kW)	GS-2
Medium C&I (200 kW – 500 kW)	GS-3
Large C&I (Sec) includes standby customers	Tou-8-Sec
Large C&I (Pri) includes standby customers	Tou-8-Pri
Large C&I (Sub) includes standby customers	Tou-8-Sub
Small AG& Pump (< 200 kw)	AG&P < 200 KW
Large Ag& Pump (≥ 200 kw)	AG&P >= 200 KW
Street/Area Lighting	Street Light
System

Proposed Tariff Changes:

[If Fixed Recovery Charge rate change is being implemented as a standalone rate change]: Attachment A provides all applicable tariff sheets reflecting the revised Fixed Recovery Charges shown in Table 3.

[If Fixed Recovery Charge rate change is being consolidated with other rate changes]: SCE will submit all tariff sheets reflecting the revised Fixed Recovery Charges shown in Table 3 in the consolidated revenue requirement and rate change advice letter for rates effective in [date].

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Effective Date1:

[If annual Routine True-Up Mechanism Advice Letter]

In accordance with the Decision, Routine True-Up Mechanism Advice Letters for required annual Fixed Recovery Charge adjustments shall be submitted at least 50 days before [insert the FRC Annual Adjustment Date] and these adjustments to Fixed Recovery Charges shall be effective on [insert the FRC Annual Adjustment Date]. No Commission resolution is required. Therefore, these Fixed Recovery Charges shall be effective [insert the FRC Annual Adjustment Date] through until they are changed by the next annual Routine True-Up Mechanism Advice Letters or, if earlier by an interim Routine True-Up Mechanism or Non-Routine True-Up Mechanism adjustment.

[If semi-annual Routine True-Up Mechanism Advice Letter]

In accordance with the Decision, semi-annual Routine True-Up Mechanism Advice Letters for semi- annual Fixed Recovery Charge adjustments shall be submitted with a complete accounting of the historical over-collection and under-collection of the Fixed Recovery Charges at least 50 days before [insert the Semi-Annual Adjustment Date, which shall be six months after the FRC Annual Adjustment Date]. No Commission resolution is required. Therefore, these Fixed Recovery Charges shall be effective until they are changed by the next annual Routine True-Up Mechanism Advice Letters or, if earlier by an interim Routine True-Up Mechanism or Non- Routine True-Up Mechanism adjustment.

[If interim Routine True-Up Mechanism Advice Letter]

In accordance with the Decision, interim Routine True-Up Mechanism Advice Letters for interim Fixed Recovery Charge adjustments shall be submitted at least 50 days before the proposed effective day of the adjustment, which shall be the first day of a month. No Commission resolution is required. Therefore, these Fixed Recovery Charges shall be effective until they are changed by the next annual Routine True-Up Mechanism Advice Letters or, if earlier by an interim Routine True-Up Mechanism or Non-Routine True-Up Mechanism adjustment.

Description of Exhibits:

Exhibit 1 to this advice filing presents the revised principal amortization schedule for the Recovery Bonds.

Exhibit 2 presents the revised Periodic Payment Requirements related to the Recovery Bonds for the two payment periods following the adjustment date. These Periodic Payment Requirements will be adjusted based upon the Cash Flow Model to determine the Periodic Billing Requirement, as shown in Exhibit 3.

Exhibit 3 presents the revised Fixed Recovery Charge calculations.

Notice:

In accordance with General Order 96-B Section 4.4, a copy of this advice letter is being sent electronically and via U.S. mail to parties shown on the attached list. Address changes should be directed to [ ] at (626) [ ]. Advice letter filings can also be accessed electronically at: [https://www.sce.com/regulatory/advice-letters]

Attachments

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cc:	Service List for A.[ ].

1	Mandatory Semi-Annual Routine True-Up Mechanism Advice Letters may be submitted if included by SCE in the Issuance Advice Letter.

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Exhibit 1

Revised Principal Amortization

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Exhibit 2

Periodic Payment Requirements

The total amount payable to the owner of the Recovery Property, or its assignee(s), pursuant to this issuance advice letter is a $ principal amount, plus interest on such principal amount, plus Ongoing Financing Costs, to be obtained from Fixed Recovery Charges calculated in accordance with the Decision.

The Fixed Recovery Charges shall be adjusted from time to time, at least annually, via the Routine True-Up Mechanism Advice Letter and Non-Routine True-Up Mechanism Advice Letter in accordance with the Decision.

[The following amounts are scheduled to be paid by the Bond Trustee from Fixed Recovery Charges it has received during the payment period. These payment amounts include principal plus interest and plus other Ongoing Financing Costs.]

Payment Period	Recovery Bond Payments	Ongoing Financing Costs (See Table 1)	Periodic Payment Requirement

First Payment Period	$	$	$

Second Payment Period	$	$	$

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Exhibit 3

Fixed Recovery Charge Calculations

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ATTACHMENT 4

Attachment 4

Form of Non-Routine True-Up Mechanism Advice Letter

[date]

Application                         -E

(Southern California Edison Company ID [            ])

Public Utilities Commission of the State of California

Subject:	Non-Routine True-Up Mechanism Advice Letter

Pursuant to California Public Utilities Commission (CPUC) Decision, Southern California Edison Company (SCE), as servicer of the Recovery Bonds (Recovery Bonds) and on behalf of the Special Purpose Entity, hereby applies for adjustment to the Fixed Recovery Charge for series     , Tranche(s)                                          of the Recovery Bonds.

Purpose

This filing establishes revised Fixed Recovery Charges for rate schedules for Consumers, as set forth in the Decision.

Background

In the Decision, the Commission granted SCE authority to issue Recovery Bonds to finance certain costs and expenses related to catastrophic wildfires, including fire risk mitigation capital expenditures identified in subdivision (e) of Section 8386.3 of the Public Utilities Code and certain operations and maintenance expenses related thereto in accordance with Section 850(a)(2) of the Public Utilities Code, certain residential uncollectable expenses, as permitted by Section 850(a)(3) of the Public Utilities Code, and associated financing costs.

Recovery Bonds are securities that are backed by the cash flows generated by a specific asset that will be sold by SCE to a Special Purpose Entity that issued the Recovery Bonds secured by this asset. The asset sold is Recovery Property, a current property right that was created by Article 5.8 as the right, title and interest in and to all (i) Fixed Recovery Charges established pursuant to the Financing Order, including all rights to obtain adjustments, and (ii) revenues, collections, claims, payments, monies, or proceeds of or arising from the Fixed Recovery Charges that will cover debt service and all related Recovery Bond costs.

In the Decision, the Commission authorized SCE to submit Non-Routine True-up Mechanism Advice Letters to propose revisions to the logic, structure and components of the cash flow model adopted by the Financing Order. These filings are intended to ensure that the actual revenues collected under the Fixed Recovery Charges will be sufficient to make all scheduled payments of Bond principal, interest, and other Ongoing Financing Costs on a timely basis during the current or next succeeding payment period, including the replenishment of any draws upon the capital subaccount. Non-Routine True-up Mechanism Advice Letter filings are those where SCE uses the method found reasonable by the Commission in the Decision to revise existing Fixed Recovery Charges.

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Using the cash flow model attached to this Non-Routine True-Up Mechanism Advice Letter as Exhibit 1, this filing modifies the logic, structure and/or variables used in the Fixed Recovery Charge calculations and provides the resulting modified Fixed Recovery Charges.

Table 1 shows estimated Ongoing Financing Costs for the next two payment periods to be recovered through Fixed Recovery Charges in accordance with the Financing Order.

TABLE 1: Estimated Ongoing Financing Costs
	First Payment Period	Second Payment Period
Servicing Fee (SCE as Servicer) ([##]% of the initial Recovery Bond principal amount)	$	$
Administration Fee
Accounting Fees and Expenses
Legal Fees and Expenses
Rating Agency Surveillance Fees
Trustee Fees and Expenses
Independent Director Fees
Printing / EDGARizing Expenses
Return on Equity
Miscellaneous Fees and Expenses
Deposit to the Capital Subaccount (if any)
TOTAL ONGOING FINANCING COSTS (with SCE as Servicer)	$	$
Ongoing Servicers Fee (Third Party as Servicer) ( % of initial principal amount)
TOTAL ONGOING FINANCING COSTS (Third Party as Servicer)	$	$

Table 2 shows assumptions for each of the variables used in calculating the Fixed Recovery Charges for the payment period. Exhibit 1 shows the revised payment schedule shows the revised payment schedule.

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TABLE 2: Input Values For Fixed Recovery Charges
	First Payment Period	Second Payment Period
Allocation Factors for each Customer Class (see Exhibit 3)
Projected kWh sales for each Customer Class for payment period (See Exhibit 3)
Percent of Consumers’ revenue written off
Average Days Sales Outstanding
Ongoing Financing Costs for the applicable payment period (See Table 1 above)
Balance of Collection Account (Net of Capital Subaccount)(As of xx/xx, which is the Calculation Cut-off Date)		N/A
Recovery Bond Principal
Recovery Bond Interest
Periodic Payment Requirement (See Exhibit 3)
Periodic Billing Requirement (See Exhibit 4)

Table 3 shows the revised Fixed Recovery Charges calculated for Consumers. The Fixed Recovery Charge calculations are shown in Exhibit 3.

TABLE 3: Fixed Recovery Charges for Period Ending [ ]
FRC Consumer Class		¢	/kWh
Residential Domestic	Non-CARE
Residential Domestic	FERA
Res/Dom Income Qualified	CARE
Small C&I (<20kW)	GS-1
Traffic Control	TC-1
Medium C&I (20 kW – 200 kW)	GS-2
Medium C&I (200 kW – 500 kW)	GS-3
Large C&I (Sec) includes standby customers	Tou-8-Sec
Large C&I (Pri) includes standby customers	Tou-8-Pri
Large C&I (Sub) includes standby customers	Tou-8-Sub
Small AG& Pump (< 200 kw)	AG&P < 200 KW
Large Ag& Pump (≥ 200 kw)	AG&P >= 200 KW
Street/Area Lighting	Street Light
System

Proposed Tariff Changes:

[If Fixed Recovery Charge rate change is being implemented as a standalone rate change]: Attachment A provides all applicable tariff sheets reflecting the revised Fixed Recovery Charges shown in Table 4.

[If Fixed Recovery Charge rate change is being consolidated with other rate changes]: SCE will submit all tariff sheets reflecting the revised Fixed Recovery Charges shown in Table 4 in the consolidated revenue requirement and rate change advice letter for rates effective in [date].

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Effective Date

In accordance with the Decision, Non-Routine True-Up Mechanism Advice Letter for Fixed Recovery Charge adjustments shall be submitted at least 90 days prior to the effective date proposed therein. The proposed effective date in this Non-Routine True-up Mechanism Advice Letter is [Effective Date]. Absent a Commission resolution that adopts, modifies, or rejects the proposed in this Non-Routine True-Up Mechanism Advice Letter, it shall become effective on the [Effective Date], provided the public will have an opportunity to review and protest a Non-Routine True-Up Mechanism Advice Letter in accordance with Commission procedures to the extent allowed by Section 850.1(e) of the Public Utilities Code.

Description of Exhibits

Exhibit 1 to this advice filing presents the new cash flow model for the Fixed Recovery Charges.

Exhibit 2 to this advice filing presents the revised debt service schedule for the Recovery Bonds.

Exhibit 3 to this advice filing presents the revised Periodic Payment Requirements and Fixed Recovery Charge Revenue Projections, based upon the new cash flow model.

Exhibit 4 to this advice filing presents the revised Fixed Recovery Charge calculations.

Notice

In accordance with General Order 96-B Section 4.4, a copy of this advice letter is being sent electronically and via U.S. mail to parties shown on the attached list. Address changes should be directed to [ ] at (626) [ ]. Advice letter filings can also be accessed electronically at: [https://www.sce.com/regulatory/advice-letters]

Attachments

cc:    Service List for A.[     ].

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Exhibit 1

New Cash Flow Model Description for the Fixed Recovery Charges

4-5

Exhibit 2

Revised Principal Amortization

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Exhibit 3

Revised Periodic Payment Requirements and Fixed Recovery Charge Revenue Projections

The total amount payable to the owner of the Recovery Property, or its assignee(s), pursuant to this issuance advice letter is a $ principal amount, plus interest on such principal amount, plus Ongoing Financing Costs, to be obtained from Fixed Recovery Charges calculated in accordance with Decision [].

The Fixed Recovery Charges shall be adjusted from time to time, at least annually, via the Routine True-Up Mechanism Advice Letter and Non-Routine True-Up Mechanism Advice Letter in accordance with Decision [].

[The following amounts are scheduled to be paid by the Bond Trustee from Fixed Recovery Charges it has received during the payment period. These payment amounts include principal plus interest and plus other Ongoing Financing Costs.]

Payment Period	Recovery Bond Payments (See Exhibit 1)	Ongoing Financing Costs (See Table1)	Periodic Payment Requirement
First Payment Period	$	$	$
Second Payment Period	$	$	$

4-7

Exhibit 4

Fixed Recovery Charge Calculations

4-8

ATTACHMENT 5

Attachment 5

Estimated Upfront Financing Costs

Estimated Upfront Financing Costs	Amount

Underwriters’ Fees and Expenses Legal Fees and Expenses

Rating Agency Fees Accounting Fees and Expenses Company’s Advisory Fee Servicer Set-up Costs

SEC Registration Fees (1)

Section 1904 Fees

Printing / EDGARizing Expenses

Trustee / Trustee Counsel Fee and Expenses Original Issue Discount

Commission’s Costs and Expenses Miscellaneous

TOTAL ESTIMATED UPFRONT FINANCING COSTS

(1)	Current